As filed with the Securities and Exchange Commission on April 3, 1998
                                                      Registration No. 333-43867


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                      ------------------------------------

                               Amendment No. 3 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------


                         WHEELING-PITTSBURGH CORPORATION
                      WHEELING-PITTSBURGH STEEL CORPORATION
                          CONSUMERS MINING CORPORATION
                             WHEELING-EMPIRE COMPANY
                              MINGO OXYGEN COMPANY
                           PITTSBURGH-CANFIELD COMPANY
                      WHEELING CONSTRUCTION PRODUCTS, INC.
                          WP STEEL VENTURE CORPORATION
                          CHAMPION METAL PRODUCTS, INC.
           (Exact name of Registrants as specified in their charters)


            DELAWARE                        3312                  55-0309927
            DELAWARE            (Primary Standard Industrial      55-0703273
          PENNSYLVANIA           Classification Code Number)      55-0149670
            DELAWARE                                              25-1450838
              OHIO                                                55-6018996
          PENNSYLVANIA                                            34-1016803
            DELAWARE                                              55-0721401
            DELAWARE                                              55-0737095
            DELAWARE                                              55-0754536
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)


                         Wheeling-Pittsburgh Corporation
                               1134 Market Street
                          Wheeling, West Virginia 26003
                                 (304) 234-2400


   (Address and telephone number of registrants' principal executive offices)

                      ------------------------------------


                               John R. Scheessele
                         Wheeling-Pittsburgh Corporation
                               1134 Market Street
                          Wheeling, West Virginia 26003
                                 (304) 234-2424
    (Name, address and telephone number of agent for service for registrants)

                      ------------------------------------


                                    Copy to:

                              Steven Wolosky, Esq.
                     Olshan Grundman Frome & Rosenzweig LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200

                      ------------------------------------


         Approximate date of commencement of proposed exchange offer: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE
====================================================================================================================================
            Title of Each Class of                Amount to be      Proposed Maximum         Proposed Maximum         Amount of
         Securities to be Registered               Registered    Offering Price Per Note  Aggregate Offering Price Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
9 1/4% Senior Exchange Notes Due 2007(1)          $275,000,000              $1,000            $275,000,000          $83,333.33(1)
------------------------------------------------------------------------------------------------------------------------------------
Wheeling-Pittsburgh Steel Corporation                  --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
Consumers Mining Corporation                           --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
 Wheeling-Empire Company                               --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
Mingo Oxygen Company                                   --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
 Pittsburgh-Canfield Company                           --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
Wheeling Construction Products, Inc.                   --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
WP Steel Venture Corporation                           --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
Champion Metal Products, Inc.                          --                    --                       --                    --
Guarantee of 9 1/4% Senior Exchange Notes due 2007 (2)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                               $83,333.33(1)
====================================================================================================================================

(1)  Such fee was paid with the initial filing of the Registration Statement.
(2)  No additional consideration is to be received for the guarantee.

         The registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Prospectus (Subject to Completion)

Dated  April 3, 1998


                                OFFER TO EXCHANGE
                      9 1/4% Senior Exchange Notes Due 2007
                                       for
                                 all outstanding
                          9 1/4% Senior Notes Due 2007
              ($275,000,000 aggregate principal amount outstanding)

                                       of

                         WHEELING-PITTSBURGH CORPORATION

              which are fully and unconditionally guaranteed by all
                of the present and future operating subsidiaries of Wheeling-Pittsburgh Corporation, consisting of

                      Wheeling-Pittsburgh Steel Corporation
                          Consumers Mining Corporation
                             Wheeling-Empire Company
                              Mingo Oxygen Company
                           Pittsburgh-Canfield Company
                      Wheeling Construction Products, Inc.
                          WP Steel Venture Corporation
                          Champion Metal Products, Inc.


                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                     ON __________ __, 1998, UNLESS EXTENDED


                                 --------------

         See "Risk Factors" immediately following the Prospectus Summary for a discussion of certain information that should be considered in connection with the Exchange Offer and an investment in the New Notes.

         If any holder of Old Notes is an affiliate of the Company, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the New Notes to be acquired in the Exchange Offer, such holder (i) could not rely on the applicable interpretations of the Commission and (ii) must comply with the registration requirements of the Securities Act in connection with any resale transaction.

                                 --------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                                 --------------


                 The date of this Prospectus is _________, 1998

                                                        (Continued on next page)

(Cover page continued)


         Wheeling-Pittsburgh Corporation, a Delaware corporation (the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Exchange Offer"), to exchange $1,000 principal amount of its 9 1/4% Senior Exchange Notes Due 2007 (the "New Notes") for each $1,000 principal amount of its outstanding 9 1/4% Senior Notes Due 2007 (the "Old Notes"). The offer and sale of the New Notes have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to the Registration Statement (as defined herein) of which this Prospectus constitutes a part. As of April __, 1998, $275,000,000 aggregate principal amount of the Old Notes was outstanding. The Exchange Offer is being made pursuant to the terms of the registration rights agreement (the "Registration Rights Agreement") dated November 20, 1997, by and between the Company, Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson, Lufkin & Jenrette") and Citicorp Securities, Inc. ("Citicorp," together with Donaldson, Lufkin & Jenrette, the "Initial Purchasers"), pursuant to the terms of the Purchase Agreement dated November 20, 1997, by and between the Company and the Initial Purchasers. The New Notes and the Old Notes are collectively referred to herein as the "Notes." As used herein, the term "Holder" means a holder of the Notes.


         The Notes are senior unsecured obligations of the Company. The Notes are fully and unconditionally guaranteed (the "Subsidiary Guarantees") by all of the Company's present and future operating subsidiaries (the "Guarantors"). The Subsidiary Guarantees rank pari passu in right of payment to all existing and future senior indebtedness of the Guarantors. The Notes will be effectively junior to secured indebtedness of the Company and its subsidiaries, including borrowings under the Revolving Credit Facility (as defined), to the extent of the assets securing such indebtedness. At December 31, 1997, the Notes were subordinated to the $90.9 million of secured indebtedness of the Company and its subsidiaries and the Notes were pari passu with $75.0 million of borrowings under the Term Loan Agreement (as defined).

         The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer expires, which will be __________ __, 1998 [20 BUSINESS DAYS AFTER COMMENCEMENT OF THE EXCHANGE OFFER], unless the Exchange Offer is extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any aggregate minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions, which may be waived by the Company, and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 aggregate principal amount and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer."

         Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

         The Notes were issued in a private placement (the "November Offering") under an indenture (the "Indenture"), dated as of November 26, 1997, by and among the Company and Bank One Trust Company, N.A. (in such capacity, the "Trustee"). The New Notes will be obligations of the Company and are entitled to the benefits of the Indenture, including the accrual of interest from the time of their issuance. The net proceeds of the November Offering, together with the borrowings under the Term Loan Agreement, were used to defease the Company's 9 3/8% Senior Notes due 2003 (the "9 3/8% Notes") pursuant to the terms of the indenture under which the 9 3/8% Notes were issued and to reduce outstanding borrowings under the Revolving Credit Facility.

         The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes, except that the offer and sale of the New Notes have been registered under the Securities Act. Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such Holders to provide for the registration under the Securities Act of the offer and sale of the Old Notes held by them. Following the completion of the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided pursuant to the Registration Rights Agreement. See "The Exchange Offer."

         The Notes will mature on November 15, 2007. Interest on the Notes will be paid in cash at a rate of 9 1/4% per annum on each May 15 and November 15, commencing May 15, 1998.

         The Notes will be redeemable at the option of the Company whole or in part, on or after November 15, 2002, initially at 104.625% of their principal amount, plus accrued and unpaid interest, declining to 100% of their principal amount, plus accrued and unpaid interest on or after November 15, 2005. In addition, upon a Change of Control (as hereinafter defined), the Company will be required to make an offer to purchase the Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest and liquidated damages, if any. See "Description the New Notes -- Mandatory Redemption," "-- Optional Redemption," and "-- Repurchase at the Option of Holders."

         Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (within the meaning of Rule 405 of the Securities Act) of the Company, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Notes in the ordinary course of its business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes who tender in the Exchange Offer with the intention to participate in a distribution of the New Notes may not rely upon the position of the staff of the Commission enunciated in the above-referenced no-action letters, and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Holders of Old Notes wishing to participate in the Exchange Offer must represent to the Company in the Letter of Transmittal that such conditions have been met.

         Each broker-dealer (other than an "affiliate" of the Company) that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." Any broker-dealer who is an affiliate of the Company may not rely on such no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

         The New Notes constitute a new issue of securities with no established trading market.

         This Prospectus, together with the Letter of Transmittal, is being sent to all registered Holders of Old Notes as of _____________ __, 1998.

         The Company will not receive any proceeds from the Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus and the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Exchange Agent (as defined herein). This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the New Notes in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

                           ---------------------------


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

AVAILABLE INFORMATION..........................................................2

PROSPECTUS SUMMARY.............................................................4

RISK FACTORS..................................................................15

THE EXCHANGE OFFER............................................................23

USE OF PROCEEDS...............................................................29

CAPITALIZATION................................................................30

SELECTED CONSOLIDATED FINANCIAL
    DATA......................................................................31

MANAGEMENT'S DISCUSSION AND
    ANALYSIS OF FINANCIAL CONDITION
    AND RESULTS OF OPERATIONS.................................................33

BUSINESS......................................................................39

LEGAL PROCEEDINGS.............................................................52

MANAGEMENT....................................................................54

EXECUTIVE COMPENSATION........................................................56

CERTAIN RELATIONSHIPS AND
    RELATED TRANSACTIONS;
TRANSACTIONS BETWEEN
    THE COMPANY AND WHX.......................................................60

DESCRIPTION OF PRINCIPAL
    INDEBTEDNESS..............................................................62

DESCRIPTION OF RECEIVABLES FACILITY...........................................63

INDEMNIFICATION AND INTERCREDITOR
    AGREEMENT.................................................................63

DESCRIPTION OF THE NEW NOTES..................................................64

CERTAIN U.S. FEDERAL INCOME TAX
    CONSEQUENCES..............................................................89

PLAN OF DISTRIBUTION..........................................................93

LEGAL MATTERS.................................................................93

EXPERTS.......................................................................93

INDEX TO CONSOLIDATED FINANCIAL
    STATEMENTS...............................................................F-1

                           ---------------------------

                              AVAILABLE INFORMATION

         The Company has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the New Notes offered in the Exchange Offer. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. In accordance with the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions, although all material terms of such documents are set forth herein. For further information pertaining to the Company and the New Notes offered in the Exchange Offer, reference is made to such Registration Statement, including the exhibits and schedules thereto and the financial statements, notes and schedules filed as a part thereof. The Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Any interested party may obtain copies of all or any portion of the Registration Statement and the exhibits thereto at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549. In addition, registration statements and other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov.

         Upon effectiveness of this Registration Statement the Company and each of the Subsidiary Guarantors will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Commission. Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

         The Indenture requires the Company to file with the Commission the annual, quarterly and other reports required by Sections 13(a) and 15(d) of the Exchange Act. The Company will supply without cost to each Holder of Notes, and file with the Trustee under the Indenture, copies of the audited financial statements, quarterly reports and other reports that the Company is required to file with the Commission pursuant to Sections 13(a) and 15(d) of the Exchange Act.

                            ------------------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

         This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents are available upon request from the Company at 1134 Market Street, Wheeling, West Virginia 26003,
Attention: Vice President, Assistant Secretary and Treasurer, (304) 234-2460. In order to ensure timely delivery of the documents, any request should be made ________, 1998 [five business days prior to the date on which the final investment decision must be made].

                               PROSPECTUS SUMMARY

         The following is qualified in its entirety by reference to, and should be read in conjunction with, the more detailed information and consolidated financial statements (including notes thereto) appearing elsewhere in this Prospectus. All references to operating and financial data and other information of Wheeling-Pittsburgh Corporation ("WPC," and together with its consolidated subsidiaries, the "Company") for the years ended December 31, 1996 and 1997, respectively, reflect the adverse impact of a ten-month strike against the Company which commenced October 1, 1996 and was settled August 12, 1997 (the "Strike").

                                   The Company

General

         The Company is a vertically integrated manufacturer of predominantly value-added flat rolled steel products. The Company sells a broad array of value-added products, including cold rolled steel, tin- and zinc-coated steels and fabricated steel products. The Company's products are sold to steel service centers, converters, processors, the construction industry, and the container, automotive and appliance industries. During 1997, the Company had revenues of approximately $489.7 million on shipments of approximately 850.5 thousand tons of steel and an operating loss of $287.1 million. These results reflect the effects of the Strike.

         The Company believes that it is one of the low cost domestic flat rolled steel producers. The Company's low cost structure is the result of: (i) the restructuring of its work rules and manning requirements under its new five-year collective bargaining agreement (the "New Labor Agreement") with the United Steelworkers of America ("USWA"), which settled the Company's ten-month Strike in August 1997; (ii) the strategic balance between its basic steel operations and its finishing and fabricating facilities; and (iii) its efficient production of low cost, high quality metallurgical coke.

         The new work rule package affords the Company substantially greater flexibility in down-sizing its overall workforce and assigning and scheduling work, thereby reducing costs and increasing efficiency. Furthermore, the Company expects to maintain pre-Strike steel production levels with 850 fewer employees (a reduction of approximately 20% in its hourly workforce). Finally, the Company believes the five year term provides the Company with a significant advantage since a majority of the Company's integrated steel competitors have labor contracts that will expire in 1999.

         The Company has structured its operations so that its hot strip mill and downstream operations have greater capacity than do its raw steel making operations. The Company therefore can purchase slabs and ship at greater than 100% of its internal production capacity in periods of high demand, while maintaining the ability to curtail such purchases and still operate its basic steel facilities at or near capacity during periods of lower demand. The Company believes this flexibility results in enhanced profitability throughout an economic cycle. The Company also believes that it produces metallurgical coke at a substantially lower cost than do other coke manufacturers because of its proximity to high quality coal reserves and its efficient coke producing plant. This reduces the Company's costs and, if coke demand remains high, allows the Company to sell coke profitably in the spot and contract markets.

         The Company conducts its operations primarily through two business units, the Steel Division and Wheeling Corrugating Company ("Wheeling Corrugating"). The Steel Division sells flat rolled steel products such as hot rolled, cold rolled, coated and tin mill steel to third parties, and cold rolled and coated steel substrate to Wheeling Corrugating. Wheeling Corrugating, the Company's primary downstream operation, is a fabricator of roll-formed products primarily for the construction and agricultural industries. As part of the Company's strategy to expand its downstream operations, the Company has acquired several fabricating facilities in order to enhance profit margins and reduce exposure to downturns in steel demand. Other important examples of the Company's downstream operations are its joint venture interests in Wheeling-Nisshin, Inc. ("Wheeling-Nisshin") and Ohio Coatings Company ("OCC"). Wheeling-Nisshin, in which the Company owns a 35.7% interest, produces and ships from its state-of-the-art production facility a diverse line of galvanized, galvannealed, galvalume and aluminized products, principally to steel service centers and the construction and automotive industries. OCC, in which the Company owns a 50% interest, operates a new tin coating facility that commenced commercial production in January 1997. The Company has long-term contracts to supply up to 75% of Wheeling-Nisshin's steel requirements and almost

100% of OCC's. These downstream operations and joint ventures are integral to the Company's strategy of increasing shipments of higher value-added steel products while decreasing dependence on hot rolled coils, a lower-margin commodity steel product.

Subsidiary Guarantors

         Wheeling-Pittsburgh Steel Corporation is the Company's wholly-owned operating subsidiary and produces flat rolled steel products.

         Consumers Mining Corporation holds royalty interests in coal deposits.

         Wheeling-Empire Company holds a 12.5% ownership interest in the Empire Iron Mining partnership, which operates an iron ore mine in Michigan.

         Mingo Oxygen Company produces oxygen and other gasses for use in steel making operations.

         Pittsburgh-Canfield Company produces electrogalvanized steel products.

         Wheeling   Construction   Products,   Inc.  produces  fabricated  steel
products.

         WP Steel Venture Corporation holds the Company's 50% interest in a joint venture in Wheeling-Ispat Partners.

         Champion Metal Products, Inc. produces fabricated steel products.

         All of the Company's raw steel producing facilities have been restarted as of September 30, 1997, and the Company expects to be at pre-Strike production and shipment levels during the second quarter of 1998.

Business Strategy

         The Company's business strategy includes the following initiatives:

         Improve Cost Structure. The New Labor Agreement has allowed the Company to eliminate 850 hourly positions (approximately 20% of its pre-Strike hourly workforce). The Company believes that these reductions, combined with the significantly more flexible work rules under the New Labor Agreement, will allow it to operate at pre-Strike levels with 850 fewer employees. As a result, the Company anticipates substantial cost savings and productivity improvements once pre-Strike production levels are reached. In addition, the Company has directed its capital expenditures towards upgrading and modernizing its steelmaking facilities, with a goal toward increasing productivity. These expenditures include modernization of its hot and cold rolling facilities and a major reline in 1995 of its No. 5 blast furnace located in Steubenville, Ohio. This reline increased productivity and provided the Company with the ability to produce 100% of the hot metal necessary to satisfy caster production requirements from two rather than three blast furnaces. The Company's ability to produce low cost, high quality metallurgical coke helps the Company maintain lower costs than those of many of its competitors. In addition, during periods of high demand the Company is able to profitably sell coke produced in excess of its internal needs.

         Expand Production of Value-Added Products. The Company intends to continue to expand its sale of value-added products such as coated and fabricated steels in order to improve profit margins and reduce its exposure to commodity steel market volatility. This strategy is evidenced by the Company's expansion of Wheeling Corrugating and its emphasis on joint ventures, such as Wheeling-Nisshin and OCC, which give the Company access to downstream markets through long-term supply contracts. The Company's shipments of Wheeling-Corrugating products increased approximately 22.7% from 1993 to 1997. Shipments of other value-added products were lower due to the Strike. The Company will continue to target strategic acquisitions and joint ventures that support the Company's sales of value-added products.

Recent Developments

         In November 1997, the Company sold $275,000,000 of the Old Notes pursuant to the Old Indenture in the November Offering. Concurrently with the consummation of the November Offering, the Company entered into a Term Loan Agreement with DLJ Capital Funding, Inc., as syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, Citicorp USA, Inc., as documentation agent, National City Bank, as administrative agent, and the lenders party thereto (the "Term Loan Agreement"). Pursuant to the Term Loan Agreement, the Company borrowed an aggregate of $75.0 million, the net proceeds of which were, together with the proceeds of the November Offering, used to defease the 93/8% Notes and reduce outstanding borrowings under the Revolving Credit Facility. See "Use of Proceeds."

         WPC is a wholly-owned subsidiary of WHX Corporation ("WHX"), a publicly traded company listed on the New York Stock Exchange, Inc. ("NYSE"). The Company comprises the majority of the operating assets of WHX. The principal executive offices of the Company are located at 1134 Market Street; Wheeling, West Virginia 26003; its telephone number is (304) 234-2400.

                   Summary of the Terms of the Exchange Offer

The Exchange Offer.....................Pursuant to the Exchange Offer, New Notes
                                       will   be   issued   in   exchange    for
                                       outstanding  Old Notes  validly  tendered
                                       and   not   withdrawn.    The   aggregate
                                       principal amount of the New Notes will be
                                       equal to that of the Old  Notes  and will
                                       be issued in  denominations  of $1,000 in
                                       principal   amount   and   any   integral
                                       multiple of $1,000 in excess thereof. The
                                       Company will issue New Notes to tendering
                                       Holders of Old Notes as promptly as practicable after the Expiration Date.

Resale   ..............................Based on an  interpretation  by the staff of the  Commission set forth in no-action
                                       letters  issued  to  third  parties,  The
                                       Company   believes  that  the  New  Notes
                                       issued  pursuant to the Exchange Offer in
                                       exchange for Old Notes may be offered for
                                       resale,  resold and otherwise transferred
                                       by  any  Holder   thereof   (other   than
                                       broker-dealers,  as set forth below,  and
                                       any such  Holder  that is an  "affiliate"
                                       (within the meaning of Rule 405 under the
                                       Securities  Act) of the Company)  without
                                       compliance  with  the   registration  and
                                       prospectus  delivery  provisions  of  the
                                       Securities  Act,  provided  that such New
                                       Notes are acquired in the ordinary course
                                       of such  Holder's  business and that such
                                       Holder    has    no     arrangement    or
                                       understanding    with   any   person   to
                                       participate in the  distribution  of such
                                       New Notes. Each broker-dealer (other than
                                       an  affiliate   of  the   Company)   that
                                       receives New Notes for its own account in
                                       exchange for Old Notes that were acquired
                                       as a  result  of  market-making  or other
                                       trading activity must acknowledge that it
                                       will deliver a prospectus  in  connection
                                       with any  resale of such New  Notes.  The
                                       Letter of  Transmittal  states that by so
                                       acknowledging     and     delivering    a
                                       prospectus,  such  broker-dealer will not
                                       be  deemed   to  admit   that  it  is  an
                                       "underwriter"  within the  meaning of the
                                       Securities  Act. This  Prospectus,  as it
                                       may be amended or supplemented  from time
                                       to  time,  may be used  by  such  broker-
                                       dealer in connection  with resales of New
                                       Notes  received in exchange for Old Notes
                                       where  such New Notes  were  acquired  by
                                       such   broker-dealer   as  a  result   of
                                       market-making activities or other trading
                                       activities.  The Company has agreed that,
                                       for  a  period  of  180  days  after  the
                                       Expiration   Date,   it  will  make  this
                                       Prospectus    available   to   any   such
                                       broker-dealer  for use in connection with
                                       any   such    resale.    See   "Plan   of
                                       Distribution."  Any Holder who tenders in
                                       the Exchange  Offer with the intention to
                                       participate,   or  for  the   purpose  of
                                       participating,  in a distribution  of the
                                       New Notes or who is an  affiliate  of the
                                       Company  may not rely on the  position of
                                       the staff of the Commission enunciated in
                                       Exxon   Capital   Holdings    Corporation
                                       (available   May  13,  1988)  or  similar
                                       no-action  letters and, in the absence of
                                       an exemption therefrom,  must comply with
                                       the registration and prospectus  delivery
                                       requirements  of  the  Securities  Act in
                                       connection   with  a   secondary   resale
                                       transaction.  Failure to comply with such
                                       requirements  in such instance may result
                                       in  such  Holder  incurring   liabilities
                                       under the Securities Act for which the Holder is not indemnified by the Company.

                                       The Exchange  Offer is not being made to,
                                       nor will the  Company  accept  surrenders
                                       for exchanges from,  Holders of Old Notes
                                       in  any   jurisdiction   in  which   this
                                       Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

Expiration Date........................5:00 p.m., New York City time, on _______
                                       __,   1998  [20   BUSINESS   DAYS   AFTER
                                       COMMENCEMENT  OF  THE  EXCHANGE   OFFER],
                                       unless the Exchange Offer is extended, in
                                       which  case  the term  "Expiration  Date"
                                       means the  latest  date and time to which
                                       the  Exchange  Offer  is  extended.   Any
                                       extension,  if  made,  will  be  publicly
                                       announced  through a  release  to the Dow
                                       Jones  News   Service  and  as  otherwise
                                       required    by    applicable    law    or
                                       regulations.

Conditions to the
  Exchange Offer.......................The Exchange  Offer is subject to certain conditions,  which  may be  waived by the
                                       Company.    See   "The   Exchange   Offer
                                       Conditions  to the  Exchange  Offer." The
                                       Exchange Offer not conditioned upon any minimum principal amount of Old tes being tendered.

Procedures for Tendering Old Notes.....Each  Holder  of  Old  Notes  wishing  to accept the Exchange  Offer must complete,
                                       sign and date the Letter of  Transmittal,
                                       or a  facsimile  thereof,  in  accordance
                                       with the  instructions  contained  herein
                                       and   therein,   and  mail  or  otherwise
                                       deliver the Letter of  Transmittal,  or a
                                       facsimile thereof,  together with the Old
                                       Notes  to  be  exchanged  and  any  other
                                       required documentation to Bank One, N.A.,
                                       as  Exchange  Agent,  at the  address set
                                       forth herein and therein.  By executing a
                                       Letter of  Transmittal,  each Holder will
                                       represent  to  the  Company  that,  among
                                       other  things,  the  New  Notes  acquired
                                       pursuant to the Exchange  Offer are being
                                       obtained  in  the   ordinary   course  of
                                       business of the person receiving such New
                                       Notes,  whether or not such person is the
                                       Holder,  that  neither the Holder nor any
                                       such other person has any  arrangement or
                                       understanding    with   any   person   to
                                       participate in the  distribution  of such
                                       New Notes and that neither the Holder nor
                                       any such other person is an  "affiliate,"
                                       as   defined   in  Rule  405   under  the
                                       Securities Act, of the Company.

Special Procedures for
  Beneficial Owners....................Any beneficial  owner whose Old Notes are registered  in  the  name  of  a  broker,
                                       dealer, commercial bank, trust company or
                                       other nominee and who wishes to tender in
                                       the Exchange  Offer  should  contact such
                                       registered  Holder  promptly and instruct
                                       such registered  Holder to tender on such
                                       beneficial   owner's   behalf.   If  such
                                       beneficial  owner wishes to tender on his
                                       own behalf,  such beneficial  owner must,
                                       prior to  completing  and  executing  the
                                       Letter of Transmittal  and delivering his
                                       Old  Notes,   either   make   appropriate
                                       arrangements to register ownership of the
                                       Old Notes in such  owner's name or obtain
                                       a properly  completed bond power from the
                                       registered   Holder.   The   transfer  of
                                       registered     ownership     may     take
                                       considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery Procedures.........Holders  of Old  Notes who wish to tender such Old  Notes  and  whose Old Notes are
                                       not  immediately  available or who cannot
                                       deliver  their Old  Notes and a  properly
                                       completed  Letter of  Transmittal  or any
                                       other documents required by the Letter of
                                       Transmittal  to the Exchange  Agent prior
                                       to the  Expiration  Date may tender their
                                       Old  Notes  according  to the  guaranteed
                                       delivery  procedures  set  forth  in "The
                                       Exchange    Offer   --   Procedures   for
                                       Tendering."

Acceptance of Old Notes and
  Delivery of New Notes................Subject   to   certain   conditions   (as
                                       described  more  fully  in "The  Exchange
                                       Offer  --   Conditions  to  the  Exchange
                                       Offer"), the Company will accept for exchange any and all Old Notes that are properly tendered in the Exchange Offer and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered as promptly as practicable following the Expiration Date.

Withdrawal Rights......................Subject  to  the   conditions  set  forth
                                       herein,  tenders  of  Old  Notes  may  be
                                       withdrawn at any time prior to 5:00 p.m.,
                                       New York  City  time,  on the  Expiration
                                       Date.   See   "The   Exchange   Offer  --
                                       Withdrawal of Tenders."

Certain United States Federal Income
  Tax Considerations...................The  exchange  pursuant  to the  Exchange
                                       Offer  should  not  constitute  a taxable
                                       exchange for United States federal income
                                       tax  purposes.  Each such New Note should
                                       be  treated  as  having  been  originally
                                       issued at the time the Old Note exchanged
                                       therefor  was  originally   issued.   See
                                       "Certain United States Federal Income Tax
                                       Considerations."

Exchange Agent.........................Bank One,  N.A.,  the  Trustee  under the
                                       Indenture,  is serving as exchange  agent
                                       (the "Exchange Agent") in connection with
                                       the Exchange Offer.  For information with
                                       respect  to  the  Exchange   Offer,   the
                                       telephone  number for the Exchange  Agent
                                       is  (614)   248-5811  and  the  facsimile
                                       number  for the  Exchange  Agent is (614)
                                       248-2566.


See "The Exchange Offer" for more detailed information concerning the terms of the Exchange Offer.

                      Summary Description of the New Notes

         The Exchange Offer applies to $275,000,000 aggregate principal amount of Old Notes. The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. Upon consummation of the Exchange Offer, none of the Notes will be entitled to registration rights under the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes, will be entitled to the benefits of the Indenture and will be treated as a single class thereunder with any Old Notes that remain outstanding. See "Description of the New Notes."

Securities Offered                 $275,000,000   principal  amount  of  9  1/4%
                                   Senior Exchange Notes due 2007.

Maturity Date                      November 15, 2007.

Interest and Payment Dates         The Notes bear interest at the rate of 9 1/4%
                                   per annum, payable semi-annually on May 15 and November 15 of each year, commencing May
                                   15, 1998.

Optional Redemption                The Notes are redeemable at the option of the
                                   Company,  in whole  or in  part,  on or after
                                   November 15, 2002, at the  redemption  prices
                                   set forth  herein,  together with accrued and
                                   unpaid  interest and Liquidated  Damages,  if
                                   any,  thereon to the date of redemption.  The
                                   Company has the option,  at any time prior to
                                   November  15, 2002,  to redeem the Notes,  in
                                   whole but not in part, at a redemption  price
                                   equal to 100% of the principal amount thereof
                                   plus the  Applicable  Premium,  together with
                                   accrued and unpaid  interest  and  Liquidated
                                   Damages,  if  any,  thereon  to the  date  of
                                   redemption.  In  addition,  at any time on or
                                   prior to  November  15,  2000 in the event of
                                   one  or  more  Public  Equity  Offerings  the
                                   Company may, subject to certain requirements,
                                   redeem  up to 35% of the  original  aggregate
                                   principal  amount of the  Notes  with the net
                                   cash proceeds  thereof at a redemption  price
                                   equal  to  109.25%  of the  principal  amount
                                   thereof,  together  with  accrued  and unpaid
                                   interest  and  Liquidated  Damages,  if  any,
                                   thereon to the date of  redemption;  provided
                                   that at least 65% of the  original  aggregate
                                   principal   amount  of  the   Notes   remains
                                   outstanding     immediately     after    such
                                   redemption.   See  "Description  of  the  New
                                   Notes--Optional Redemption."

Change of Control                  Upon the  occurrence  of a Change of Control,
                                   the  Company is  required to make an offer to
                                   repurchase  all or a portion of such holder's
                                   Notes  at a price  of  101% of the  principal
                                   amount  thereof  plus  accrued  interest  and
                                   Liquidated  Damages,  if any,  thereon to the
                                   date of  repurchase.  If a Change of  Control
                                   were  to  occur,  it  is  unlikely  that  the
                                   Company  would be able to both  repay  all of
                                   its  obligations  under the Revolving  Credit
                                   Facility   and  repay   other   indebtedness,
                                   including  borrowings  under  the  Term  Loan
                                   Agreement  that would become payable upon the
                                   occurrence of such Change of Control,  unless
                                   it  could  obtain  alternate  financing.  See
                                   "Risk  Factors   --Possible  Need  to  Obtain
                                   Alternate Financing Upon a Change in Control" and "Description of the New Notes--Repurchase at the Option of Holders--Change of Control."

Subsidiary Guarantees              The  Notes  are  fully  and   unconditionally
                                   guaranteed   on  a   senior   basis   by  the
                                   Guarantors, which consist of all of the Company's present and future Subsidiaries
                                   (excluding  Unrestricted  Subsidiaries).  The
                                   Subsidiary Guarantees may be released under certain circumstances. See "Description of the New Notes--Guarantees."

Asset Sale  Proceeds               The   Company   is   obligated   in   certain
                                   circumstances  to make an offer  to  purchase
                                   the Notes at a purchase  price  equal to 100%
                                   of the principal amount thereof, plus accrued
                                   and unpaid  interest and Liquidated  Damages,
                                   if any,  thereon to the repurchase  date with
                                   the net cash  proceeds  of  certain  sales or
                                   other dispositions
                                   of  assets.   See  "Description  of  the  New
                                   Notes--Repurchase    at   the    Option    of
                                   Holders--Asset Sales."

Ranking The Notes are unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with all existing and future senior unsecured indebtedness of the Company, including borrowings under the Term Loan Agreement. The Notes will be effectively junior to secured indebtedness of the Company and its subsidiaries, including borrowings under the Revolving Credit Facility, to the extent of the assets securing such indebtedness. As of September 30, 1997, on a pro forma basis giving effect to the November Offering, the borrowings under the Term Loan Agreement and the use of proceeds therefrom, there would have been an aggregate of $405.7 million of indebtedness of the Company and its Subsidiaries, the Notes would have been effectively subordinated to $56.8 million of secured indebtedness of the Company and its Subsidiaries, additional availability of approximately $94.5 million would have existed under the Revolving Credit Facility and the Notes would have been pari passu with $75.0 million of borrowings under the Term Loan Agreement.

Certain Covenants                  The Indenture pursuant to which the Notes are
                                   issued  (the  "Indenture")  contains  certain
                                   covenants,  including,  but not  limited  to,
                                   covenants with respect to: (i) limitations on
                                   indebtedness;  (ii) limitations on restricted
                                   payments;  (iii)  limitations on transactions
                                   with  affiliates;  (iv) limitations on liens;
                                   (v)  limitations  on  sale  of  assets;  (vi)
                                   limitations  on issuance  and sale of capital
                                   stock of subsidiaries;  (vii)  limitations on
                                   dividends  and  other  payment   restrictions
                                   affecting     subsidiaries;     and    (viii)
                                   restrictions on  consolidations,  mergers and
                                   sales  of  assets.   The  Company  may  incur
                                   Indebtedness  if  the  Consolidated  Interest
                                   Coverage   Ratio  for  the   Company's   most
                                   recently ended four full fiscal  quarters for
                                   which  internal   financial   statements  are
                                   available  immediately  preceding the date on
                                   which   such   additional   Indebtedness   is
                                   incurred  would have been at least 2.00 to 1,
                                   on a pro forma basis  (including  a pro forma
                                   application  of the net proceeds  therefrom),
                                   as if the  additional  Indebtedness  had been
                                   incurred   at   the    beginning    of   such
                                   four-quarter  period.  At December  31, 1997,
                                   the  Company   could  not  incur   additional
                                   indebtedness      under     this     formula.
                                   Notwithstanding  the  foregoing,  the Company
                                   may  incur  specific  indebtedness  including
                                   Permitted Capital Expenditure Indebtedness of
                                   the Company and its  Restricted  Subsidiaries
                                   and   Existing   Indebtedness   (other   than
                                   Permitted  Working Capital  Indebtedness  and
                                   Indebtedness   under  the  Letter  of  Credit
                                   Facility).   See   "Description  of  the  New
                                   Notes--Certain Covenants."

                                   Events of Default The Indenture provides that each of the following constitutes an Event of
                                   Default: (a) default in the payment when due of interest or Liquidated Damages on the Notes and such default continues for 30 days;
                                   (b)  default  in  payment  when  due  of  the
                                   principal of or premium (if any) on the Notes; (c) failure by the Company to comply with the provisions described under the captions "Description of the New Notes--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants-- Restricted Payments," "-- Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets"; (d) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (i) is a Payment Default (as defined) or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;
                                   (g) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason, unless, in each such case, such Guarantor and its Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter; and
                                   (h) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries. See "Risk Factor--Cross Default Provisions" and "Description of the New Notes--Events of Default and Remedies."

Settlement at DTC                  Transfers of Notes  between  participants  in
                                   The Depository  Trust Company ("DTC") will be
                                   effected in the  ordinary  way in  accordance
                                   with  DTC  rules  and  will  be   settled  in
                                   next-day funds.

                                  Risk Factors

         For a  discussion  of risks that should be  considered  by  prospective purchasers in connection with an investment in the Notes, including risks relating to sensitivity of results of operations to realized steel prices; impact of strike; resumption of operations, significant outstanding indebtedness of the Company, cross-default provisions, joint venture obligations, ranking; holding company structure, substantial capital expenditure requirements, substantial employee post retirement obligations, uncertainty of impact of future collective bargaining agreements; possibility of strikes, control by WHX; conflicts of interest; transactions with WHX, fraudulent conveyance; possible invalidity of Subsidiary Guarantees and need to obtain alternate financing upon a Change of Control, see "Risk Factors."

                       Summary Consolidated Financial Data

         The following table sets forth certain summary consolidated financial data of the Company for each of the five years in the period ended December 31, 1997. Such information is derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. EBITDA is operating income plus depreciation, amortization and special charges. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA measures presented may not be comparable to similarly titled measures of other companies. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related consolidated notes thereto included elsewhere herein.



                                                     Fiscal Year Ended December 31,
                         -------------------------------------------------------------------------
                              1993             1994             1995              1996              1997(6)
                              ----             ----             ----              ----              -------
                                                          (in thousands)
Net sales.............   $1,046,795       $1,193,878       $1,267,869        $1,110,684            $489,662
Cost of products sold
 (excluding depreciation
 and profit sharing)        876,814          980,044        1,059,622           988,161             585,609
 Depreciation.........       57,069           61,094           65,760            66,125              46,203
Profit sharing........        4,819            9,257            6,718                --                  --
Selling, administrative and
   general expenses...       58,564           60,832           55,023            54,903              52,222
Special charges(1)....           --               --               --                --              92,701
                            -------          -------          -------          --------            --------
Operating income (loss)      49,529           82,651           80,746             1,495            (287,073)
Interest expense......       21,373           22,581           22,431            23,763              27,204
Other income (expense)       11,965            6,731            3,234             9,476                (221)
B & LE lawsuit settlement        --           36,091               --                --                  --
                            -------          -------          -------          --------            --------
Income (loss) before
   taxes, extraordinary
   items and cumulative
   effect of change in
   accounting method..       40,121          102,892           61,549           (12,792)           (314,498)
Tax provision (benefit)       9,400           21,173            3,030            (7,509)           (110,035)
                            -------          -------          -------          --------           ---------

Income (loss) before
   extraordinary items and
   cumulative effect of
   change in accounting
   method(2)..........     $ 30,721          $81,719         $ 58,519          $ (5,283)         $ (204,463)
                           ========          =======         ========          ========          ===========

OTHER DATA:
 Cash flow from:
   Operations.........    $(174,963)    $    162,600     $    146,569      $     92,282          $ (175,506)
   Investing..........      (88,991)         (66,639)         (86,407)          (44,503)            (37,188)
   Financing..........      261,292          (89,179)         (30,114)          (54,655)            176,744
EBITDA, as adjusted for
   special charges....      106,598          143,745          146,506            67,620            (148,169)
Capital expenditures..       73,652           69,139           81,554            31,188              33,755
Depreciation..........       57,069           61,094           65,760            66,125              46,203

SELECTED OPERATING DATA:
Tons shipped (000's)..        2,251            2,397            2,385             2,105                 851
 Percent value-added
   products...........         67.9%            68.6%            70.1%             71.9%               67.9%
Dollars per shipped ton:
   Sales..............         $465             $498             $532              $528                $576
   Cost of products sold
     (excluding
     depreciation and
     profit sharing)            390              409              444               469                 689
   Gross profit (loss)           75               89               88                59                (113)


                                                     Fiscal Year Ended December 31,
                         -------------------------------------------------------------------------
                              1993             1994             1995              1996              1997(6)
                              ----             ----             ----              ----              -------

EBITDA, as adjusted for
   special charges....           47               60               61                32                (174)
   Operating income
     (loss)...........           22               34               34                 1                (338)
 Average number of
   active employees(3)        5,381            5,402            5,333             5,228               3,878
Man-hours per net ton
   shipped(4).........         4.91             4.58             4.62              4.54                4.95
Raw steel production
   (000's of tons)....        2,260            2,270            2,200             1,780                 663
Capacity utilization..           94%              95%              92%               74%                 28%


                                                                                    As of December 31, 1997(5)
                                                                                 -----------------------------------

                                                                                        (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments.............................            $        0
Working capital (excluding cash, cash equivalents and short-term investments).                 9,169
Property, plant and equipment, net............................................               694,108
Total assets..................................................................             1,424,568
Total debt (including current portion)........................................               439,903
 Stockholder's equity.........................................................               114,712

------------------
(1) Includes a special charge for benefits included in the New Labor Agreement related to enhanced retirement benefits, 1997 bonuses and special assistance payments for those not returning to work immediately.
(2) The Company adopted Statement of Financial Accounting Standard No. 112, "Accounting for Post-employment Benefits" in 1994 and recorded a charge of $12.2 million ($10.0 million net of tax). These benefits include, among others, disability, severance and workmen's compensation.
(3) "Average number of active employees" is calculated for each period as the quotient of: the sum of total salaried and hourly employees paid for one pay period of each month, as determined from the mid-month salaried and hourly payroll registers, divided by the total number of months in the respective period.
(4) "Man-hours per net ton shipped" is calculated for each period as the quotient of: the sum of total hours worked for all union and non-union employees for the related period plus an estimated amount of 173 hours worked per month for each of the Company's salaried employees, divided by the sum of total tons shipped.
(5) The Balance Sheet Data gives effect to the November Offering and the use of proceeds therefrom.
(6) On a pro forma basis, if the borrowings under the Term Loan Agreement had been incurred and the Old Notes had been issued as of January 1, 1997, the net loss would have increased by $5.9 million due to additional interest expense of $9.1 million (pre-tax) and stockholder's equity would have been $5.9 million less.

                                  RISK FACTORS

         Prospective investors should carefully consider the following risk factors set forth below as well as the other information set forth in this Prospectus.

Factors Relating to the Company

  Sensitivity of Results of Operations to Realized Steel Prices

         The Company's results of operations are significantly affected by relatively small variations (on a percentage basis) in the realized sales prices of its products, which, in turn, depend upon both the prevailing prices for steel and the demand for particular products. During the first nine months of 1996, the Company shipped approximately 1.9 million tons, and realized an average sales price per ton of approximately $514. A one percent decrease in this average realized price would have resulted in a decrease in net sales and operating income of approximately $9.8 million. The Company sells approximately 75% of its products at spot prices (including shipments to Wheeling-Nisshin and OCC under supply contracts at prices approximating spot prices, see "Business-- Wheeling-Nisshin" and "--Ohio Coatings Company"). The Company believes its percentage of sales at spot prices is higher than that of many of its domestic integrated competitors. The Company therefore may be affected by price decreases more quickly than many of such competitors.

  Impact of Strike; Resumption of Operations

         The Strike has had a material adverse effect on the Company's results of operations and may continue to adversely affect the Company in the short-run. The Company reported losses for the fourth quarter of 1996 and the first three quarters of 1997 of $30.9 million, $40.3 million, $34.6 million and $96.8 million, respectively. Included in the loss for the third quarter of 1997 is a pre-tax charge of $88.9 million primarily associated with the costs attributable to the New Labor Agreement. The Company anticipates that it will continue reporting losses until shipments return to pre-Strike levels, which is anticipated to occur during the first half of 1998, although there can be no assurance that delays will not occur. Until the Company's operations are fully resumed, the Company anticipates that it will need to invest substantial resources to rebuild inventories and generate accounts receivable. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." In addition, there can be no assurance that the Company will return to pre-Strike shipment levels or that the Company will otherwise operate profitably.

Significant Outstanding Indebtedness of the Company

         The Company has, and after giving effect to the November Offering and the use of proceeds therefrom, will continue to have substantial indebtedness and debt service requirements. At December 31, 1997, after giving effect to the November Offering, the borrowings under the Term Loan Agreement and the use of proceeds therefrom, the Company's total indebtedness was $439.9 million and its stockholder's equity was $114.7 million.
The Company's current annual debt service requirement is $32.2 million.

         The Company's level of indebtedness will have several important effects on its future operations, including the following: (a) a significant portion of the Company's cash flow from operations will be dedicated to the payment of interest on and principal of its indebtedness and will not be available for other purposes; (b) the financial covenants and other restrictions contained in the Company's existing $150.0 million revolving credit agreement (the "Revolving Credit Facility") require the Company to meet certain financial tests and limit its ability to borrow additional funds or to dispose of assets; and (c) the Company's ability to obtain additional financing in the future for working capital, postretirement health care and pension funding, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired. Additionally, the Company's ability to meet its debt service obligations and to reduce its total debt will be dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Principal Indebtedness."

         There can be no assurance that the Company's business will generate sufficient cash flow from operations or that future borrowings will be available under the Revolving Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes and the Term Loan Agreement, or to make anticipated capital expenditures. If the Company is unable to draw amounts under the Revolving Credit Facility in the future, such inability could have a material adverse effect on the financial condition and results of operations of the Company. Moreover, an inability of the Company to meet the financial covenants contained in the Revolving Credit Facility or other indebtedness could result in an acceleration of amounts due thereunder. In the event the Company is unable to make required payments or otherwise comply with the terms of its indebtedness, including borrowings under the Revolving Credit Facility and the Term Loan Agreement, the holders of such indebtedness could accelerate the obligations of the Company thereunder, which could result in the Company being forced to seek protection under applicable bankruptcy laws or in an involuntary bankruptcy proceeding being brought against the Company. Under such circumstances, the holders of the Notes may be adversely affected. If it becomes necessary for the Company to refinance all or a portion of the principal of the Notes on or prior to maturity there can be no assurance that the Company will be able to effect such refinancing on commercially reasonable terms or at all.

         A portion of the Company's outstanding indebtedness, including all borrowings under the Revolving Credit Facility and the Term Loan Agreement, bears interest at floating rates. As a result, the Company's results of operations and ability to service its indebtedness will be affected by future fluctuations in interest rates.

         For further information on the Company's outstanding indebtedness and Receivables Facility (as defined herein), see "Description of Principal Indebtedness," "Description of Receivables Facility" and "Indemnification and Intercreditor Agreement."

Cross-default Provisions

         Wheeling-Pittsburgh Steel Corporation ("WPSC") is the borrower under the Revolving Credit Facility, which is guaranteed by WPC, two subsidiaries of the Company and Unimast Incorporated ("Unimast"), a wholly-owned subsidiary of WHX. Unimast's inventory is included in the borrowing base under the Revolving Credit Facility, and Unimast receives advances from WPSC of funds borrowed by WPSC under the Revolving Credit Facility. Under the Indenture, such advances may not exceed $40 million at any time outstanding and must be repaid not later than the first anniversary of the date of the Indenture. Unimast is also a participant in the Receivables Facility, and its receivables are included in the pool of receivables sold. Unimast, WHX and the Company entered into an intercreditor agreement upon the consummation of the November Offering which provides, among other things, that Unimast and WHX will be solely responsible for repayment of any funds advanced by WPSC to Unimast in respect of borrowings under the Revolving Credit Facility and have agreed to indemnify the Company if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by Unimast or WHX. In addition, the Company is solely responsible for repayment of its borrowings under the Revolving Credit Facility and has agreed to indemnify WHX and Unimast if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by the Company. There can be no assurance, however, that in the event of a default by Unimast or WHX, that either Unimast or WHX will be able to make any payments to the Company required by such intercreditor agreement. In addition, in the event Unimast or WHX causes a default under the Revolving Credit Facility, the amounts due thereunder for all participants including the Company could be accelerated (which could lead to an event of default under the Notes) and the Company's ability to borrow additional funds under the Revolving Credit Facility could be terminated. In the event such acceleration occurs, there can be no assurance that the Company will be able to refinance such borrowings. A failure by the Company to refinance such borrowings would have a material adverse effect on the Company. See "Description of Principal Indebtedness."

Joint Venture Obligations

         WPC has certain commitments and contingent obligations with respect to the OCC joint venture including the following: (i) WPC is required, along with Dong Yang Tinplate Ltd. ("Dong Yang"), to contribute additional funds to OCC to cover its pro rata share of any cost overruns and working capital needs of OCC to the extent that OCC is unable to otherwise finance such amounts (the Company anticipates that its pro rata share of such funding obligations will be between $5.0 million and $10.0 million through December 31, 1998); and (ii) WPC is jointly and severally liable, together with Dong Yang, to contribute to OCC, either as a loan or a capital contribution, amounts sufficient to cure certain defaults and violations of certain financial covenants of OCC under OCC's borrowing facility, which currently has a maximum availability of $17.0 million. OCC is negotiating to increase such borrowing facility from $17.0 million to $20.0 million, and in connection therewith Dong Yang and the Company may agree to jointly and severally guarantee all of such obligations. In addition, WPC also has certain commitments and contingent obligations under the Wheeling-Nisshin joint venture including the following: (i) WPC is required, along with Nisshin Steel, to contribute additional funds to Wheeling-Nisshin to cover its pro rata share of working capital needs of Wheeling-Nisshin, to the extent Wheeling-Nisshin is unable to cover its working capital needs or Wheeling-Nisshin is unable to finance such needs; and (ii) WPC has agreed to indemnify WHX for WHX's agreement with Nisshin Steel to contribute in proportion to WPC's interest in Wheeling-Nisshin to the repayment of outstanding borrowings of Wheeling-Nisshin should Wheeling-Nisshin be unable to repay its debt obligations. There can be no assurance that the Company will be able to make any such required payments or if made, that they will not have a material adverse effect upon the Company. If the Company is unable to make any of such required payments, it would be a breach of the Company's joint venture agreements.

Ranking; Holding Company Structure

         The Notes are unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company, and pari passu with all existing and future senior unsecured indebtedness of the Company, including borrowings under the Term Loan Agreement. The Subsidiary Guarantees rank pari passu in right of payment with all existing and future senior indebtedness of the Guarantors, including the obligations of the Guarantors under the Revolving Credit Facility, any successor credit facility and the Term Loan Agreement. At December 31, 1997, the borrowings under the Term Loan Agreement and the use of proceeds therefrom, the aggregate principal amount of indebtedness (excluding trade payables, other accrued liabilities and the Notes) of the Company and its subsidiaries is approximately $165.9 million, all of which would have ranked effectively senior to the Notes. Although the Notes constitute senior obligations of the Company, the holders of secured indebtedness would have a prior claim to the assets securing such indebtedness. The Revolving Credit Facility is secured by the inventory of WPSC, two of the Company's Subsidiaries, and Unimast, and certain other assets. In addition, pursuant to the Receivables Facility, WPSC sells an undivided percentage ownership in a designated pool of accounts receivable generated by it, two of the Company's Subsidiaries, and Unimast. See "Description of Principal Indebtedness" and "Description of Receivables Facility."

         The Company is a holding company that conducts substantially all of its business operations through its subsidiaries. Consequently, the Company's operating cash flow and its ability to service its indebtedness, including the Notes, is dependent upon the cash flow of its subsidiaries and the payment of funds by such subsidiaries to the Company in the form of loans, dividends or otherwise. The Company's subsidiaries are separate and distinct legal entities apart from the Company and each operating subsidiary has agreed to guarantee payment of the Notes on a senior basis. The Indenture contains financial and restrictive covenants that limit the ability of the Company and its subsidiaries to, among other things, borrow additional funds, dispose of assets, pay cash dividends or make certain restricted payments. See "Description of Notes--Certain Covenants" and "Description of Principal Indebtedness."

Substantial Capital Expenditure Requirements

         The Company operates in a capital intensive industry. From 1993 through 1997, the Company's capital expenditures totalled approximately $289.3 million. This level of capital expenditures was used to maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements and maintain compliance with environmental laws and regulations, including the Clean Air Act of 1990. The Company anticipates funding its capital expenditures in 1998 from cash on hand and funds generated by operations. Prior to the resolution of the Strike, the Company had delayed most capital expenditures at the Strike-affected plants. The Company anticipates that capital expenditures will approximate depreciation, on average, over the next few years. There can be no assurance that the Company will have adequate funds from operations to make all required capital expenditures or that the amount of future capital expenditures will be commensurate with historical averages.

Substantial Employee Postretirement Obligations

         The Company has substantial financial obligations related to its employee and retiree postretirement plans for medical and life insurance and pensions. Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106") requires accrual of retiree medical and life insurance benefits rather than recognition of costs as claims are paid. In accordance with SFAS 106, a liability has been established for the present value of the estimated future unfunded medical obligations. In addition, in accordance with the Statement of Financial Accounting Standards No. 87, "Employers' Accounting for Pensions," the Company has recognized a liability equal to its unfunded accumulated pension benefit obligations. As of December 31, 1997, the Company had an unfunded accumulated postretirement benefit obligation for retiree health care of approximately $301.0 million. In addition, the Company had recorded an unfunded accumulated pension benefit obligation for the recently implemented defined benefit pension plan ("DB Plan") of approximately $167.3 million, of which approximately 75% must be funded over the next five years.

Uncertainty of Impact of Future Collective Bargaining Agreements; Possibility of Strikes

         As of December 31, 1997, the USWA represented approximately 73% of the Company's employees. In August 1997, the Company entered into the New Labor
Agreement with the USWA, which expires on September 1, 2002. There can be no assurance as to the results of negotiations of future collective bargaining agreements, whether future collective bargaining agreements will be negotiated without production interruptions or the possible impact of future collective bargaining agreements, or the negotiations thereof, on the Company's financial condition and results of operations. In addition, there can be no assurance that strikes will not occur in the future in connection with labor negotiations or otherwise.

Control by WHX; Conflicts of Interest; Transactions with WHX

         The Company is a wholly-owned subsidiary of WHX and all directors are elected at the direction of WHX. See "Management." The Company believes that WHX will not be prohibited from acting in its own self interest in respect of, among other things, approval of various corporate activities and the voting or disposition of the shares of Common Stock owned by it. The ongoing relationship between the Company and WHX could result in conflicts of interest between the Company and WHX. Also, WHX and the Company have entered into certain agreements, which were not the result of arms-length negotiations between independent parties, providing for indemnification and certain other rights and obligations for each of them after consummation of the November Offering.

         In addition, as a subsidiary of WHX, the Company has had the financial resources of WHX available to meet its liquidity needs. The Notes are not an obligation of WHX and are stand-alone obligations of WPC. WHX is not obligated to provide funds to the Company, and the Company will in the future have to rely on its own resources and third-party credit to meet its cash requirements. WHX and WPC are jointly and severally obligated to make certain payments to WPSC pursuant to the terms of a keepwell agreement entered into in connection with the Revolving Credit Facility to maintain certain financial ratios of the Company. The Company has agreed to indemnify WHX with respect to any payments made by WHX on account of WHX's obligations under such keepwell agreement. See "Certain Relationships and Related Transactions; Transactions between the Company and WHX."

         From time to time, WHX has made advances to the Company, principally to fund working capital needs and interest payments on debt. The Company also has made advances to WHX, from time to time, principally to fund the payment by WHX of dividends on its outstanding preferred stock and the working capital needs of Unimast. As of December 31, 1997, the Company had made advances to WHX in the net amount of $28.0 million. All advances are repayable upon demand and do not bear interest. To the extent the Company has net outstanding advances from WHX, the Company's obligation to repay such advances will be subordinated to the repayment obligations on the Notes.

Fraudulent Conveyance; Possible Invalidity of Subsidiary Guarantees

         Under applicable provisions of the United States Bankruptcy Code or comparable provisions of state fraudulent transfer or conveyance laws, if the Company, at the time it issues the Notes, or any one of the Guarantors, at the time it issues its Subsidiary Guarantee, (a) incurs such indebtedness with the intent to hinder, delay or defraud creditors, or (b)(i) receives less than reasonably equivalent value or fair consideration for incurring such indebtedness and (ii)(A) is insolvent at the time of the incurrence, (B) is rendered insolvent by reason of such incurrence (after the application of the proceeds of the November Offering), (C) is engaged or is about to engage in a business or transaction for which the assets that will remain with the Company or such Guarantor constitute unreasonably small capital to carry on its business, or (D) intends to incur, or believes that it will incur, debts beyond its ability to pay such debts as they mature, then, in each such case, a court of competent jurisdiction could avoid, in whole or in part, the Notes or such Subsidiary Guarantee. The measure of insolvency for purposes of the foregoing will vary depending upon the law applied in such case. Generally, however, the Company or any Guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation or if the present fair saleable value of its assets was less than the amount that would be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured.

         To the extent any Subsidiary Guarantee were to be avoided as a fraudulent conveyance or held unenforceable for any other reason, holders of the Notes would cease to have any claim in respect of such Guarantor and would be creditors solely of the Company and any Guarantor whose Subsidiary Guarantee was not avoided or held unenforceable. In such event, the claims of the holders of the Notes against the issuer of an invalid Subsidiary Guarantee would be subject to the prior payment of all other liabilities of such Guarantor. There can be no assurance that, after providing for all prior claims, there would be sufficient assets to satisfy the claims of the holders of the Notes relating to any avoided Subsidiary Guarantee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the New Notes."

Need to Obtain Alternate Financing Upon a Change of Control

         The Indenture provides that, upon the occurrence of any Change of Control, the Company will be required to make a Change of Control Offer (as defined) to purchase all or any part of each holder's Notes issued and then outstanding under the Indenture at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. The Revolving Credit Facility prohibits the Company from purchasing any Notes prior to their stated maturity and also provides that certain Change of Control events would constitute a default thereunder. In addition, any future credit or other borrowing agreements may contain similar restrictions. Finally, the Company's ability to pay cash to the holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. See "Description of Principal Indebtedness" and "Description of the New Notes--Repurchase at the Option of Holders--Change of Control."

         If a Change of Control were to occur, it is unlikely that the Company would be able to both repay all of its obligations under the Revolving Credit Facility and repay other indebtedness, including borrowings under the Term Loan Agreement that would become payable upon the occurrence of such Change of Control, unless it could obtain alternate financing. There can be no assurance that the Company would be able to obtain any such financing on commercially reasonable terms or at all, and consequently no assurance can be given that the Company would be able to purchase any of the Notes tendered pursuant to a Change of Control Offer.

Factors Relating to the Industry

Cyclicality

         Historically, steel industry performance has been cyclical in nature, reflecting changes in industry capacity as well as the cyclicality of many of the principal markets it serves, including the automotive, appliance and construction industries. Although total domestic steel industry capacity was substantially reduced during the 1980s through extensive restructuring, and demand has been particularly strong since 1993, with domestic steel industry earnings strong during the 1994-1996 period, there can be no assurance that demand will continue at current levels or that the addition of new minimills and recent restarts of previously idled domestic facilities will not adversely impact pricing and margins.

Possible Fluctuations in the Cost of Raw Materials

         The Company's operations require substantial amounts of raw materials, including various types of iron ore pellets, steel scrap, coal, zinc, oxygen, natural gas and electricity. The price and availability of these raw materials are subject to steel industry and general market conditions affecting supply and demand. Furthermore, worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher raw material costs. The Company's future profitability may be adversely affected to the extent it is unable to pass on higher raw material costs to its customers.

Competition

         The domestic steel industry is highly competitive. Despite significant reductions in raw steel production capacity by major domestic producers in the 1980s, partially offset by the recent minimill capacity additions and joint ventures, the domestic industry continues to be threatened by excess world capacity.

         The Company faces increasing competitive pressures from other domestic integrated producers, minimills and processors. Processors compete with the Company in the areas of slitting, cold rolling and coating. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less labor and capital intensive hot metal sources, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates in 1997 through 1999. Near term, these minimills are expected to compete with the Company primarily in the commodity flat rolled steel market, and processors are expected to compete with the Company in the flat rolled and cold rolled steel market. In the long-term, such minimills may also compete with the Company in producing value-added products. In addition, the increased competition in commodity product markets may influence certain integrated producers to increase product offerings to compete with the Company's custom products.

         During the early 1990s, the domestic steel market experienced significant increases in imports of foreign produced flat rolled products. The level of imports, however, declined somewhat in late 1995 and early 1996. During the same period, exports of domestically produced flat rolled steel increased significantly. In recent months, there has been an increase in imports of flat rolled products, and a decrease in exports of flat rolled steel products. The strength of the U.S. dollar and economy, as well as the strength of foreign economies, can significantly affect the import/export trade balance for flat rolled steel products. The status of the trade balance may significantly affect the ability of the new minimill capacity to come on-line without disrupting the domestic flat rolled steel market.

         Wheeling Corrugating and the Company's other fabricating operations compete in a large number of regional markets with numerous other fabricating operations, most of which are independent of the major integrated manufacturers. Independent fabricators generally are able to acquire flat rolled steel products, their basic raw material, at prevailing market prices. There are few barriers to entry into the manufacture of fabricated products in certain individual markets currently served by Wheeling Corrugating (although the geographic breadth of the markets served by Wheeling Corrugating would be hard to replicate). Other competitors, including domestic integrated producers and minimills, may decide to manufacture fabricated products and compete with Wheeling Corrugating in its markets. Such competition may negatively affect prices that may be obtained in certain markets by the Company for its fabricated products. Many of Wheeling Corrugating's competitors do not have a unionized workforce and, therefore, may have lower operating costs than Wheeling Corrugating.

         Materials such as aluminum, cement, composites, glass and plastics compete as substitutes for steel in many markets.

Costs of Complying with Environmental Standards

         The Company and other steel producers have become subject to increasingly stringent environmental standards imposed by Federal, state and local environmental laws and regulations. The Company has expended, and can be expected to be required to expend in the future, significant amounts for installation of environmental control facilities, remediation of environmental conditions and other similar matters. The costs of complying with such stringent environmental standards as the new ambient air quality standards for ozone and PM2.5 as well as the climate change treaty negotiations may cause the Company and other domestic steel producers to be competitively disadvantaged vis-a-vis foreign steel producers and producers of steel substitutes, who may be subject to less stringent standards. The Company has also been identified as a potentially responsible party at five "Superfund" sites and has been alleged to be a potentially responsible party at two other "Superfund" sites. The Superfund law imposes strict joint and several liability upon potentially responsible parties. See "Legal Proceedings--Environmental Matters."

Lack of a Public Market

         The New Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list the New Notes on any United States securities exchange or to seek approval for quotation through any automated quotation system. The Company has been advised by the Initial Purchasers that following completion of the Exchange Offer, the Initial
Purchasers intend to make a market in the New Notes. However, the Initial Purchasers are not obligated to do so and any market-making activities with respect to the New Notes may be discontinued at any time without notice. Accordingly, no assurance can be given that an active public or other market will develop for the New Notes or as to the liquidity of or the trading market for the New Notes. If a trading market does not develop or is not maintained, Holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public trading market develops for the New Notes, future trading prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities and other factors, including the financial condition of the Company.

Consequences of the Exchange Offer to Non-Tendering Holders of the Old Notes

         In the event the Exchange Offer is consummated, the Company will not be required to register any Old Notes not tendered and accepted in the Exchange Offer. In such event, Holders of Old Notes seeking liquidity in their investment would have to rely on exemptions to the registration requirements under the Securities Act. Following the Exchange Offer, none of the Notes will be entitled to the contingent increase in interest rate provided for (in the event of a failure to consummate the Exchange Offer in accordance with the terms of the Registration Rights Agreement) pursuant to the Registration Rights Agreement.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

         The Old Notes were sold by the Company on November 26, 1997 to the Initial Purchasers, which placed the Old Notes with certain institutional investors in reliance on Section 4(2) of, and Rule 144A under, the Securities Act. In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, pursuant to which the Company agreed to use its best efforts to consummate an offer to exchange the Old Notes for the New Notes pursuant to an effective registration statement on or before April 10, 1998. A copy of the Registration Rights Agreement has been filed as an exhibit to this Registration Statement. Unless the context requires otherwise, the term "Holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

         The Company has not requested, and does not intend to request, an interpretation by the staff of the Commission with respect to whether the New Notes issued pursuant to the Exchange Offer in exchange for the Old Notes may be offered for sale, resold or otherwise transferred by any Holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any Holder of such New Notes (other than any such Holder that is an "affiliate" of the Company, within the meaning of Rule 405 under the Securities Act and except in the case of broker-dealers, as set forth below) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and such Holder has no arrangement or understanding with any person to participate in the distribution of such New Notes. Any Holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes or who is an affiliate of the Company may not rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

         By tendering in the Exchange Offer, each Holder of Old Notes will represent to the Company that, among other things, (i) the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is such Holder, (ii) neither the Holder of Old Notes, nor any such other person, has an arrangement or understanding with any person to participate in the distribution of such New Notes, (iii) if the Holder is not a broker-dealer, or is a broker-dealer but will not receive New Notes for its own account in exchange for Old Notes, neither the Holder, nor any such other person, is engaged in or intends to participate in the distribution of such New Notes and
(iv) neither the Holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act or, if such Holder is an "affiliate," that such Holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

         Following the consummation of the Exchange Offer, Holders of Old Notes not tendered will not have any further registration rights and the Old Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for the Old Notes could be adversely affected.

Terms of the Exchange Offer

         Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to the minimum denomination requirements of the New Notes, the Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Old Notes accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000 principal amount.

         The forms and terms of the New Notes will be identical in all material respects to the forms and terms of the corresponding Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Notes being tendered for exchange. As of _______, 1998, $275,000,000 aggregate principal amount of the Old Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is being sent to all Holders as of ________, 1998. Holders of Old Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder.

         The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders for the purpose of receiving the New Notes from the Company. If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

         Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See " -- Fees and Expenses."

Expiration Date; Extensions; Amendments

         The term "Expiration Date" shall mean 5:00 p.m., New York City time, on _____________, 1998, [20 BUSINESS DAYS AFTER THE COMMENCEMENT OF THE EXCHANGE OFFER] unless the Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. Although the Company has no current intention to extend the Exchange Offer, the Company reserves the right to extend the Exchange Offer at any time and from time to time by giving oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a release to the Dow Jones News Service. During any extension of the Exchange Offer, all Old Notes previously tendered pursuant to the Exchange Offer and not withdrawn will remain subject to the Exchange Offer. The date of the exchange of the New Notes for Old Notes will be the first AMEX trading day following the Expiration Date.


         The Company expressly reserves the right to (i) terminate the Exchange Offer and not accept for exchange any Old Notes if any of the events set forth below under " -- Conditions to the Exchange Offer" shall have occurred and shall not have been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner that, in its good faith judgment, is advantageous to the Holders of the Old Notes, whether before or after any tender of the Old Notes. Should the Company materially amend the terms of the Exchange Offer, (i) the Company will file an amendment to the Registration Statement which will reflect any material changes to the Exchange Offer and (ii) all Holders will be resolicited as may be required by applicable law.


Procedures for Tendering

         The tender to the Company of Old Notes by a Holder thereof pursuant to one of the procedures set forth below will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal signed by such holder. A Holder of the Old Notes may tender such Old Notes by (i) properly completing and signing a Letter of Transmittal or a facsimile thereof (all references in this Prospectus to a Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with any corresponding certificate or certificates representing the Old Notes being tendered (if in certificated form) and any required signature guarantees, to the Exchange Agent at its address set forth in the

Letter of Transmittal on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

         If tendered Old Notes are registered in the name of the signer of the Letter of Transmittal and the New Notes to be issued in exchange therefor are to be issued (and any untendered Old Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in DTC whose name appears on a security listing as the owner of Old Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Old Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered Holder and the signature on the endorsement or instrument of transfer must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution"). If the New Notes and/or the Old Notes not exchanged are to be delivered to an address other than that of the registered Holder appearing on the register for the Old Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

         THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD NOTES SHOULD BE SENT TO THE COMPANY.

         The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish an account with respect to the Old Notes at DTC for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account with respect to the Old Notes in accordance with DTC's procedure for such transfer. Although delivery of the Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, an appropriate Letter of Transmittal with any required signature guarantee and all other revised documents must in each case be transmitted to and received or confirmed by the Exchange Agent at the address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

         If the Holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Old Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its office, on or prior to the Expiration Date, a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering Holder, the name(s) in which the Old Notes are registered and the certificate number(s) of the Old Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that, within three AMEX trading days after the date of execution of such letter, telegram or facsimile transmission by the Eligible Institution, such Old Notes, in proper form for transfer (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Old Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery, which may be used by Eligible Institutions for the purposes described in this paragraph, are available from the Exchange Agent.

         A tender will be deemed to have been received as of the date when (i) the tendering Holder's properly completed and duly signed Letter of Transmittal accompanied by the Old Notes (or a confirmation of book-entry transfer of such Old Notes into the Exchange Agent's account at DTC), is received by the Exchange Agent or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of New Notes in exchange for Old Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against submission of a duly signed Letter of Transmittal (and any other required documents) and deposit of the tendered Old Notes.

         All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Old Notes will be determined by the Company, whose determination will be final and binding. The Company reserves the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Old Notes. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. Any Old Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived, or if Old Notes are submitted in an aggregate principal amount greater than the aggregate principal amount of Old Notes being tendered by such tendering Holder, will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

         In addition,  the Company  reserves the right in its sole discretion to
(a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers will differ from the terms of the Exchange Offer.

Terms and Conditions of the Letter of Transmittal

         The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

         The party tendering Old Notes for exchange (the "Transferor") exchanges, assigns and transfers the Old Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the Old Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Old Notes and to acquire New Notes issuable upon the exchange of such tendered Old Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Old Notes or transfer ownership of such Old Notes on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor will be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

         By executing a Letter of Transmittal, each Holder will make to the Company the representations set forth above under the heading " -- Purpose and Effect of the Exchange Offer."

Withdrawal of Tenders

         Tenders of Old Notes pursuant to the Exchange Offer are irrevocable, except that Old Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

         To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York City time on the Expiration Date. Any such notice of withdrawal must specify the holder named in the Letter of Transmittal as having tendered Old Notes to be withdrawn, the certificate numbers and designation of Old Notes to be withdrawn, the principal amount of Old Notes delivered for exchange, a statement that such Holder is withdrawing his election to have such Old Notes exchanged, and the name of the registered Holder of such Old

Notes, and must be signed by the Holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Old Notes being withdrawn. The Exchange Agent will return the properly withdrawn Old Notes promptly following receipt of notice of withdrawal. If Old Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Notes or otherwise comply with DTC procedure. All questions as to the validity of notices of withdrawal, including time of receipt, will be determined by the Company, and such determination will be final and binding on all parties.

Conditions to the Exchange Offer

         Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to issue New Notes in exchange for any properly tendered Old Notes not theretofore accepted and may terminate the Exchange Offer, or, at its option, modify or otherwise amend the Exchange Offer, if either of the following events occur:

         (a) any statute, rule or regulation shall have been enacted, or any action shall have been taken by any court or governmental authority which, in the sole judgment of the Company, would prohibit, restrict or otherwise render illegal consummation of the Exchange Offer, or

         (b) there shall occur a change in the current interpretation by the staff of the Commission which, in the Company's sole judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

         The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Old Notes upon the occurrence of either of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Old Notes).

         The foregoing conditions are for the sole benefit of the Company and may be waived by the Company, in whole or in part, in its sole discretion. The foregoing conditions must be either satisfied or waived prior to termination of the Exchange Offer. Any determination made by the Company concerning an event, development or circumstance described or referred to above will be final and binding on all parties.

Exchange Agent

         Bank One, N.A. has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Mail (registered or certified mail recommended):

         Bank One, N.A.
         100 E. Broad Street
         Columbus, Ohio  43215-3607


By Overnight Courier:

         Bank One, N.A.
         100 E. Broad Street
         Columbus, Ohio  43215-3607


By Hand Delivery:

         Bank One, N.A.
         100 E. Broad Street
         Columbus, Ohio  43215-3607

By Facsimile:     (614) 248-2566 Confirm by Telephone: (614) 248-5811

                  (For Eligible Institutions Only)

Fees and Expenses

         The expense of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitations may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates. No additional compensation will be paid to any such officers and employees who engage in soliciting tenders.

         The Company has not retained any dealer-manager or other soliciting agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, the Letter of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

         The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees of the Company, will be paid by the Company.

         The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, New Notes, or Old Notes for principal amounts not tendered or accepted for exchange, are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

Accounting Treatment

         The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange because the exchange of the Old Notes for the New Notes is the completion of the selling process contemplated in the issuance of the Old Notes. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the Exchange Offer and the unamortized expenses related to the issuance of the Old Notes will be amortized over the term of the New Notes.

Other

         Participation in the Exchange Offer is voluntary and Holders should carefully consider whether to accept. Holders of the Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

         No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, shall create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) Holders of Old Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to Holders of Old Notes in such jurisdiction.

         As a result of the making of the Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Old Notes who do not tender their Old Notes in the Exchange Offer will continue to hold such Old Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture except for any such rights under the Registration Rights Agreement and except that the Old Notes will not be entitled to the contingent increase in interest rate provided for in the Old Notes. All untendered Old Notes will continue to be subject to the restrictions on transfer set forth in the Indenture and the Old Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for untendered Old Notes could be adversely affected.

                                 USE OF PROCEEDS

         The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes, except that the offer and sale of such New Notes will be registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof. Old Notes surrendered in exchange for New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in a change in the indebtedness of the Company.

         The Company received gross proceeds of approximately $275.0 million from the November Offering. Additionally, the Company borrowed an aggregate of $75.0 million pursuant to the Term Loan Agreement, the net proceeds of which were, together with the proceeds of the November Offering, used to (i) defease the outstanding 93/8% Notes, which 93/8% Notes have a maturity date of November 15, 2003, at a total cost of $298.8 million, and (ii) reduce by approximately $51.0 million outstanding borrowings under the Revolving Credit Facility, which matures on May 3, 1999 and bears interest at the Citibank prime rate plus 1.0% and/or a Eurodollar rate margin plus 2.25%.

                                 CAPITALIZATION

         The following table sets forth short-term debt and the current portion of long-term debt and the consolidated capitalization of the Company as of
December 31, 1997 which gives effect to the November Offering and the application of the net proceeds therefrom. See "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Selected Consolidated Financial Data." This table should be read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus.

                                                        As of December 31, 1997
                                                        ------------------------

                                                               Actual
                                                           (in thousands)
Short-term debt .........................................      $  89,800
Current portion of long-term debt .......................            199
Long-term debt:
      9 1/4% Senior Notes offered hereby ................        273,966
      Term Loan .........................................         75,000
      93/8% Senior Notes ................................           --
      Other debt ........................................            938
                                                               ---------
         Total long-term debt ...........................        349,904
                                                               ---------
Stockholder's equity:
 Common stock ...........................................           --
Additional paid-in capital ..............................        272,065
Accumulated earnings (deficit)(1) .......................       (157,353)
                                                               ---------
         Total stockholder's equity .....................        114,712
                                                               ---------
Total capitalization ....................................      $ 554,615
                                                               =========


---------------
See Notes H and I of Notes to Consolidated Financial Statements.

(1) On a pro forma basis, if the borrowings under the Term Loan Agreement had been incurred and the Old Notes had been issued as of January 1, 1997, the accumulated deficit in earnings would have been $5.9 million higher and stockholder's equity would have been $5.9 million lower, due to additional interest expense of $9.1 million (pre-tax).

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following table sets forth selected consolidated financial data of the Company for each of the five years in the period ended December 31, 1997. Such information is derived from the consolidated financial statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. EBITDA is operating income plus depreciation, amortization and special charges. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA measures presented may not be comparable to similarly titled measures of other companies. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related consolidated notes thereto included elsewhere herein.

                                                              Fiscal Year Ended December 31,
                               -------------------------------------------------------------------------------
                                     1993                1994              1995                1996             1997(6)
                                     ----                ----              ----                ----             ----
                                                                      (in thousands)
Net Sales...................       $1,046,795         $1,193,878         $1,267,869         $1,110,684           $489,662
Cost of products sold (excluding
   depreciation and profit sharing)   876,814            980,044          1,059,622            988,161            585,609
 Depreciation...............           57,069             61,094             65,760             66,125             46,203
Profit sharing..............            4,819              9,257              6,718                 --                 --
Selling, administrative and general
   expenses.................           58,564             60,832             55,023             54,903             52,222
Special charges(1)..........               --                 --                 --                 --             92,701
                                      -------            -------            -------            -------           --------
Operating income (loss).....           49,529             82,651             80,746              1,495           (287,073)
Interest expense............           21,373             22,581             22,431             23,763             27,204
Other income (expense)......           11,965              6,731              3,234              9,476               (221)
B & LE lawsuit settlement...               --             36,091                 --                 --                 --
                                      -------            -------            -------            -------           --------
Income (loss) before taxes,
   extraordinary items and
   cumulative effect of change in
   accounting method........           40,121            102,892             61,549            (12,792)          (314,498)
Tax provision (benefit).....            9,400             21,173              3,030             (7,509)          (110,035)
                                      -------            -------            -------           --------          ---------

Income (loss) before extraordinary
   items and cumulative effect of
   change in accounting method(2)    $ 30,721            $81,719           $ 58,519          $  (5,283)        $ (204,463)
                                     ========            =======           ========          ==========        ===========

FINANCIAL RATIOS AND OTHER DATA:
 Cash flow from:
   Operations...............    $   (174,963)       $    162,600       $    146,569       $     92,282         $ (175,506)
   Investing................         (88,991)            (66,639)           (86,407)           (44,503)           (37,188)
   Financing................          261,292            (89,179)           (30,114)           (54,655)           176,744
EBITDA, as adjusted for special
charges.....................          106,598            143,745            146,506             67,620           (148,169)
Capital expenditures........           73,652             69,139             81,554             31,188             33,755
Depreciation................           57,069             61,094             65,760             66,125             46,203
Ratio of earnings to fixed
   charges(3)...............               2.0x              3.7x               2.5x                --                 --

SELECTED OPERATING DATA:
Tons shipped (000's)........            2,251              2,397              2,385              2,105                851
Percent value-added products              67.9%             68.6%              70.1%              71.9%              67.9%
Dollars per shipped ton:
   Sales....................             $465               $498               $532               $528               $576
   Cost of products sold
     (excluding depreciation and
     profit sharing)                      390                409                444                469                689
   Gross profit.............               75                 89                 88                 59               (113)
   EBITDA, as adjusted for
   special charges..........               47                 60                 61                 32               (174)
   Operating income (loss)..               22                 34                 34                  1               (338)

                                                              Fiscal Year Ended December 31,
                               -------------------------------------------------------------------------------
                                     1993                1994              1995                1996             1997(6)
                                     ----                ----              ----                ----             ----
 Average number of active
   employees(4).............         5,381              5,402              5,333              5,228             3,878
Man-hours per net ton shipped(5)      4.91               4.58               4.62               4.54              4.95
Raw steel production (000's of
   tons)....................         2,260              2,270              2,200              1,780               663
Capacity utilization........            94%                95%                92%                74%               28%

                                                                     As of December 31,
                               --------------------------------------------------------------------------------

                                       1993                1994              1995                 1996               1997
                                       ----                ----              ----                 ----               ----
                                                                       (in thousands)
BALANCE SHEET DATA:
Cash, cash equivalents and
short term investments......          $279,856          $12,778            $42,826                $35,950       $      0
Working capital (excluding
   cash, cash equivalents
   and short-term
   investments).............           118,195          129,137            104,973                 73,072          9,169
Property, plant and
   equipment, net...........           748,673          732,615            748,999                710,999        694,108
Total assets................         1,491,600        1,266,372          1,340,035              1,245,892      1,424,568
Total debt (including
   current portion).........           350,279          292,825            288,740                269,414        439,903
Stockholder's equity........           432,283          246,194            343,770                338,487        114,712

------------------------
(1) Includes a special charge for benefits included in the New Labor Agreement related to enhanced retirement benefits, 1997 bonuses and special assistance payments for those not returning to work immediately.

(2) The Company adopted Statement of Financial Accounting Standard No. 112, "Accounting for Post-employment Benefits" in 1994 and recorded a charge of $12.2 million ($10.0 million net of tax). These benefits include, among others, disability, severance and workmen's compensation.

(3) For the purpose of computing the ratio of earnings to fixed charges, earnings consist of earnings before income taxes, extraordinary items and fixed charges. Fixed charges consist of interest expense and the portion of rental expense deemed representative of the interest factor. For the years ended December 31, 1996 and December 31, 1997, earnings were not sufficient to cover fixed charges. Additional earnings of $24.8 million for 1996 and $315.5 for 1997 would have been required to achieve a ratio of 1.0 for such periods.

(4) "Average number of active employees" is calculated for each period as the quotient of: the sum of total salaried and hourly employees paid for one pay period of each month, as determined from the mid-month salaried and hourly payroll registers, divided by the total number of months in the respective period.

(5) "Man-hours per net ton shipped" is calculated for each period as the quotient of: the sum of total hours worked for all union and non-union employees for the related period plus an estimated amount of 173 hours worked per month for each of the Company's salaried employees, divided by the sum of total tons.

(6) On a pro forma basis, if the borrowings under the Term Loan Agreement had been incurred and the Old Notes had been issued as of January 1, 1997, the net loss would have increased by $5.9 million due to additional interest expense of $9.1 million (pre-tax) and stockholder's equity would have been $5.9 million less.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

  Introduction

OVERVIEW

         The Company was reorganized on January 3, 1991 with a business strategy of shifting its product mix to value-added products through downstream expansion and acquisitions. In July 1994, a new holding company, WHX, which separated the steel related operations from non-steel related businesses, was created. The Company comprises primarily all of the steel related operations of WHX.

         On August 12, 1997, the Company and the USWA entered into the New Labor Agreement which settled the Strike. The Strike directly affected facilities accounting for approximately 80% of the Company's steel shipments on an annual basis. The Company believes the five year term of the New Labor Agreement provides the Company with a significant competitive advantage since a majority of the Company's integrated steel competitors have labor contracts that expire in 1999. The New Labor Agreement provides for a restructuring of work rules and manning requirements and a reduction in the expense associated with retiree healthcare costs. The improved work rules allow the Company to eliminate 850 hourly jobs (approximately 20% of the work force) which the Company believes will materially reduce its labor costs. Partially offsetting these savings are wage increases and the costs of the DB Plan, which includes a retirement incentive. Based on actual wage and certain direct employee benefits costs during the first nine months of 1996 for employees represented by the USWA, the elimination of 850 USWA-represented employees working a standard number of hours per year would have resulted in estimated annual labor cost savings of approximately $45.0 million.

         All of the Company's production facilities resumed operations as of September 30, 1997. Raw steel production achieved 90% of capacity in the fourth quarter of 1997. The Company expects to achieve pre-Strike levels of raw steel production and increased shipments of a higher value-added product mix during the first half of 1998.


1997 Compared to 1996

         Net sales for the year ended December 31, 1997 totaled $489.7 million on shipments of 850.5 thousand tons of steel products, compared to $1,110.7 million on shipments of 2.1 million tons in the year ended December 31, 1996. The decrease in sales and tons shipped is primarily attributable to the Strike at eight plants located in Ohio, Pennsylvania and West Virginia. Production and shipment of steel products at these plants ceased on October 1, 1996 and the Strike continued to August 12, 1997. Average net sales per ton increased 9.1% from $528 per ton shipped to $576 because higher value-added products continued to be shipped during the strike from other locations.

         Cost of products sold increased to $689 per ton shipped in 1997 from $469 in 1996. This increase reflects the effect of high fixed cost and low capacity utilization and higher levels of external steel purchases due to the work stoppage, higher costs for natural gas and a higher value-added product mix. In addition, cost of products sold were adversely affected by a door rehabilitation program at the Company's number 8 coke battery. The operating rate for 1997 was 27.6%. The operating rate for the nine months prior to the Strike was 98.9%, but dropped to 74.0% for 1996. Raw steel production was 100% continuous cast.

         Depreciation expense decreased 30.1% to $46.2 million in 1997, compared to $66.1 million in 1996, due to lower levels of raw steel production and its effect on units of production depreciation methods. Raw steel production decreased by 62.8%.

         Selling, administrative and general expense decreased 4.9% to $52.2 million in 1997, from $54.9 million in 1996. The decrease is due to the reduced level of operations.

         In 1997 the Company recorded a special charge of $92.7 million related to the New Labor Agreement. The special charge included $66.7 million for enhanced retirements, $15.5 million for signing and retention bonuses, $3.8 million for special assistance payments and other employee benefits and $6.7 million for a grant of one million stock options to WPN Corp. ("WPN") for its performance in negotiating the new labor agreement.

         Interest expense increased to $27.2 million in 1997 from $23.8 million in 1996. The increase is due primarily to higher levels of borrowings under the Revolving Credit Facility.

         Other income/expense decreased to expense of $.2 million in 1997 from income of $9.5 million in 1996. The decrease is due to recognition of an equity loss for the OCC joint venture in 1997 totaling $8.5 million. Equity losses on joint ventures totaled $1.2 million in 1997 compared to income of $9.5 million in 1996. Interest and investment income totaled $4.2 million in 1997 and $3.9 million in 1996. Accounts receivable securitization fees totaled $3.8 million in 1997 compared to $4.9 million in 1996 due to lower activity during the Strike period.

         The tax benefits for 1997 and 1996 were $110.0 million and $7.5 million, respectively, before recording a tax benefit related to extraordinary charges in 1997.

         Income (loss) before extraordinary items in 1997 totaled $(204.5) million, compared to $(5.3) million in 1996.

         The 1997 extraordinary charge of $40.0 million ($26.0 million net of tax) reflects the premium and interest of $37.4 million on the legal defeasance of long term debt, and $2.6 million for coal miner retiree medical expense attributable to the allocation of additional retirees to the Company by the Social Security Administration (SSA).

         Net loss totaled $230.5 million in 1997, compared to net loss of $5.3 million in 1996.

1996 Compared to 1995

         Net sales for the year ended December 31, 1996 totaled $1,110.7 million on shipments of 2.1 million tons of steel products. Net sales for the year ended December 31, 1995 totaled $1,267.9 million on shipments of 2.4 million tons. The decrease in sales and tons shipped is primarily attributable to the Strike at eight plants located in Ohio, Pennsylvania and West Virginia. Production and shipment of steel products at these plants ceased on October 1, 1996. Shipments in the fourth quarter of 1996 decreased to 207,000 tons compared to 582,000 tons shipped in the fourth quarter of 1995. Also, steel prices declined 3.8% in 1996 compared to the prior year, but were partially offset by a higher value-added product mix. Average sale price per ton decreased to $528 per ton in the year ended December 31, 1996 from $532 per ton in the year ended December 31, 1995.

         Cost of products sold increased to $469 in the year ended December 31, 1996 from $444 per ton shipped in the year ended December 31, 1995. This increase reflects the volume effect of lower production on fixed cost absorption and higher levels of external steel purchases due to the Strike, higher costs for coal, ore and natural gas and a higher value-added product mix. The operating rate for the nine months prior to the Strike was 98.9%, but dropped to 74.0% for the full twelve months of 1996 compared to 91.6% in 1995. Raw steel production is 100% continuous cast.

         Depreciation expense increased to $66.1 million in the year ended December 31, 1996 from $65.8 million in the year ended December 31, 1995. Increased depreciation attributable to higher amounts of depreciable property were partially offset by lower levels of raw steel production and its effect on units of production depreciation method.

         No profit sharing was earned in the year ended December 31, 1996 as a result of the Strike and its impact on pre-tax income. Profit sharing totaled $6.7 million in the year ended December 31, 1995.

         Selling, administrative and general expense remained stable, decreasing to $54.9 million in the year ended December 31, 1996 compared to $55.0 million in the year ended December 31, 1995.

         Interest expense increased to $23.8 million in the year ended December 31, 1996 from $22.4 million in the year ended December 31, 1995 due to a reduction in capitalized interest from $6.4 million in the year ended December 31, 1995 to $2.5 million in the year ended December 31, 1996. The reduction in capitalized interest reflects lower amounts of capital expenditures and shorter construction periods in the year ended December 31, 1996.

         Other income increased to $9.5 million in the year ended December 31, 1996 from $3.2 million in the year ended December 31, 1995. The increase is principally due to a $4.6 million improvement in equity income from investments.

         The tax provision for the year ended December 31, 1996 and the year ended December 31, 1995 was a $7.5 million benefit and $3.0 million provision, respectively, before recording a tax benefit related to extraordinary charges in the year ended December 31, 1995. The tax provision (benefit) was calculated on an alternative minimum tax basis. The 1995 provision includes the effect of recognizing $58.0 million of deferred tax assets, but excludes the benefit of applying $30.2 million of pre-reorganization tax benefits, which are direct additions to paid-in-capital.
There were no pre-reorganization tax benefits applied in 1996.

         Income before extraordinary charges in the year ended December 31, 1995 totaled $58.5 million. The 1995 extraordinary charge of $4.7 million ($3.0 million net of tax) reflects additional liability for coal miner retiree medical expense attributable to the allocation of additional retirees to the Company by the Social Security Administration.

         Net loss in the year ended December 31, 1996 totaled $5.3 million. Net income in the year ended December 31, 1995 totaled $55.5 million.

Liquidity and Capital Resources

         The Company will require additional working capital to continue to fund the re-start of its production facilities and its re-entry into the marketplace. The Company expects that the sale during 1998 of the coke produced during the Strike, the sale of receivables under the Receivables Facility and availability under the Revolving Credit Facility will be adequate to fund such re-start. As of December 31, 1997, the Company's liquidity from the above sources was in excess of $120 million.

         Net cash flow used in operating activities for 1997 totaled $175.5 million reflecting losses of $201.6 million before depreciation, taxes and a special charge. Working capital accounts (excluding cash, short term borrowings and current maturities of long-term debt) used $23.1 million of funds, principally due to the prolonged Strike and related start-up cost resulting from its labor settlement on August 12, 1997. Accounts receivable increased $19.8 million (excluding $24 million sale of trade receivables under the securitization agreement) due to increased sales reflecting resolution of the Strike. Inventories valued principally by the LIFO method for financial reporting purposes, totaled $255.9 million at December 31, 1997, an increase of $62.5 million from the prior year end. The increase in inventories is due to increases in furnace coke (as a result of continuing coke production by salaried workers during the Strike) and contractual commitments for iron ore pellets. Trade payables and accruals increased $65.1 million due to higher operating levels. Net cash flow used in investing activities for 1997 totaled $37.2 million including capital expenditures of $33.8 million. Net cash flow from financing activities totaled $176.7 million including borrowings under the Revolving Credit Facility of $89.8 million and net intercompany advances of $30.6 million.

         For the year ended December 31, 1997, the Company spent $33.8 million (including capitalized interest) on capital improvements, including $12.4 million on environmental control projects. Capital expenditures were lower than in recent years due to the Strike. Non-current accrued environmental liabilities totaled $7.8 million at December 31, 1996 and $10.6 million at December 31, 1997. These liabilities were determined initially in January

1991, based on all available information, including information provided by third parties, and existing laws and regulations then in effect, and are reviewed and adjusted quarterly as new information becomes available. The Company does not anticipate that assessment and remediation costs resulting from the Company's status as a potentially responsible party will have a material adverse effect on its financial condition or results of operations. However, as further information comes into the Company's possession, it will continue to reassess such evaluations. The Clean Air Act Amendment of 1990 is expected to increase the Company's cost related to environmental compliance; however, such an increase in cost is not reasonably estimable, but is not anticipated to have a material adverse effect on the consolidated financial condition of the Company.

         Net cash flow from operating activities for 1996 totaled $92.3 million. Working capital accounts (excluding cash, short term investments, short term borrowings and current maturities of long-term debt) provided $42.6 million of funds, principally due to the Strike at eight of the Company's facilities. Accounts receivable decreased $50.1 million (excluding $22 million payment on trade receivable securitization transactions) due to a lower level of sales during the Strike. Inventories valued principally by the LIFO method for financial reporting purposes, totaled $193.3 million at December 31, 1996, a decrease of $73.2 million from the prior year end. Trade payables and accruals decreased $64.5 million due to lower operating levels.

         For the year ended December 31, 1996, the Company spent $31.2 million (including capitalized interest) on capital improvements, including $6.8 million on environmental control projects. Capital expenditures were lower than in prior years due to the Strike. Non-current accrued environmental liabilities totaled $7.3 million at December 31, 1995 and $7.8 million at December 31, 1996.

         Continuous and substantial capital and maintenance expenditures will be required to maintain and, where necessary, upgrade operating facilities to remain competitive, and to comply with environmental control requirements. It is anticipated that necessary capital expenditures, including required environmental expenditures, in future years should approximate depreciation expense and represent a material use of operating funds. The Company anticipates funding its capital expenditures in 1998 from cash on hand, the sale of receivables under the Receivables Facility, availability under the Revolving Credit Facility, and funds generated from operations.

         The Company has a commitment to fund the working capital requirements of each of OCC and Wheeling-Nisshin in proportion to its ownership interest if cash requirements of such joint ventures are in excess of internally-generated and available borrowed funds. The Company anticipates that Wheeling-Nisshin will not have such funding requirements for the foreseeable future. As of December 31, 1997, the Company's investment in OCC is $20.8 million, $7.2 million of which was invested in 1997. The Company anticipates that through December 31, 1998 additional funding requirements from the Company will be between $5.0 million and $10.0 million. OCC may also require future working capital contributions from its equity partners; however, the Company does not believe that any such required funding will be material to the Company's liquidity.

         In August 1994 the Company entered into the Receivables Facility, whereby it agreed to sell up to $75 million on a revolving basis, an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC and two of the Company's subsidiaries, Wheeling Construction Products, Inc. ("WCP") and Pittsburgh-Canfield Company ("PCC") (the "Receivables Facility"). The Receivables Facility expires in August 1999. In July 1995, WPSC amended such agreement to sell an additional $20 million on similar terms and conditions. In October 1995, WPSC entered into an agreement to include the receivables generated by Unimast in the pool of accounts receivable sold. Accounts receivable at December 31, 1997, exclude $69.0 million representing accounts receivable sold with recourse limited to the extent of uncollectible balances. Fees paid by WPSC under the Receivables Facility range from 5.76% to 8.50% of the outstanding amount of receivables sold. Based on the Company's collection history, the Company believes that credit risk associated with the above arrangement is immaterial.

         WPSC has a Revolving Credit Facility with Citibank, N.A. as agent. The Revolving Credit Facility provides for borrowing for general corporate purposes of up to $150 million, and with a $35 million sublimit for Letters of Credit. Interest is calculated at a Citibank prime rate plus 1.0% and/or a Eurodollar rate plus 2.25%. The Revolving Credit Facility expires May 3, 1999. Borrowings under the Revolving Credit Facility are secured primarily by inventory of WPSC, PCC and WCP, subsidiaries of the Company, and Unimast. The terms of the

Revolving Credit Facility contain various restrictive covenants, limiting among other things, dividend payments or other distributions of assets, as defined in the Revolving Credit Facility. Certain financial covenants associated with leverage, net worth, capital spending, cash flow and interest coverage must also be maintained. The Company, PCC, WCP and Unimast have each guaranteed all of the obligations of WPSC under the Revolving Credit Facility. Borrowings outstanding against the Revolving Credit Facility at December 31, 1997 totaled $89.8 million.

         WPSC also has a separate facility with Citibank, N.A. for letters of credit up to $50 million. At December 31, 1997 letters of credit totaling $9.3 million were outstanding under this facility. The letters of credit are collateralized at 105% with U.S. Government securities owned by the Company, and are subject to an administrative charge of .4% per annum on the amount of outstanding letters of credit.

         WPSC is the borrower under the Revolving Credit Facility, which is guaranteed by WPC, two subsidiaries of the Company and Unimast, a wholly-owned subsidiary of WHX. Unimast is also a participant in the Receivables Facility, and its receivables are included in the pool of receivables sold. Unimast, WHX and the Company entered into an intercreditor agreement upon the consummation of the November Offering which provides, among other things, that Unimast and WHX will be solely responsible for repayment of any of Unimast's borrowings under the Revolving Credit Facility and have agreed to indemnify the Company if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by Unimast. In addition, the Company is solely responsible for repayment of its borrowings under the Revolving Credit Facility and has agreed to indemnify WHX and Unimast if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by the Company. There can be no assurance, however, that in the event of a default by Unimast or WHX, that either Unimast or WHX will be able to make any payments to the Company required by such intercreditor agreement. In addition, in the event Unimast causes a default under the Revolving Credit Facility, the amounts due thereunder for all participants including the Company could be accelerated (which could lead to an event of default under the Notes) and the Company's ability to borrow additional funds under the Revolving Credit Facility could be terminated. In the event such acceleration occurs, there can be no assurance that the Company will be able to refinance such borrowings. A failure by the Company to refinance such borrowings would have a material adverse effect on the Company.

         On November 20, 1997, the Company issued the Notes pursuant to the November Offering. In addition, on November 20, 1997 the Company entered into the Term Loan Agreement with DLJ Capital Funding Inc., as syndication agent, pursuant to which the Company borrowed $75 million. Interest on the Term Loan Agreement is payable on March 15, June 15, September 15 and December 15 as to Base Rate Loans, and with respect to LIBOR loans on the last day of each applicable interest period, and if such interest period shall exceed three months, at intervals of three months after the first day of such interest period. The Term Loan Agreement will mature on November 15, 2006. Amounts outstanding under the Term Loan Agreement bear interest at the Base Rate (as defined therein) plus 2.25% or the LIBOR Rate (as defined therein) plus 3.25%. The Company's obligations under the Term Loan Agreement are guaranteed by its operating subsidiaries. The Company may prepay the obligations under the Term Loan Agreement beginning on November 15, 1998, subject to a premium of 2.0% of the principal amount thereof. Such premium declines to 1.0% on November 15, 1999 with no premium on or after November 15, 2000.

         The proceeds from the Notes and the Term Loan Agreement were used to defease $266.2 million of 93/8% Notes and to pay down borrowings under the Revolving Credit Facility.

         The Company recorded an extraordinary charge of $40.0 million ($26.0 million net of tax) to cover the premium and interest of $37.4 million on the legal defeasance of long term debt and $2.6 million for coal miner retiree medical benefits.

         Under the terms of the New Labor Agreement, the Company established a DB Plan covering its hourly employees. In addition, the Company had recorded an unfunded accumulated pension benefit obligation for the recently implemented DB Plan of approximately $167.3 million, of which approximately 75% must be funded over the next five years. In accordance with ERISA regulations, the Company does not anticipate having to make significant contributions to fund the obligations of the new plan in 1998, but will fund approximately $80 million in 1999 ($40 million in the first quarter). As of December 31, 1997, the Company had an unfunded accumulated postretirement benefit obligation for retiree health care of approximately $301.0 million.

         In 1997 the Company recorded a special charge of $92.7 million related to the New Labor Agreement. The special charge included $66.7 million for enhanced retirements, $15.5 million for signing and retention bonuses, $3.8 million for special assistance payments and other employee benefits and $6.7 million for a grant of one million stock options to WPN Corp. ("WPN") for its performance in negotiating the new labor agreement.

         The Company began a Year 2000 compliance project in July 1995. This project encompasses business systems, mainframe processor systems, plant operating systems, end-user computing systems, wide-area and voice networks, and building and plant environmental systems. Included in the project plan is a review of Year 2000 compliance assurance program with customers, suppliers, and other constituents. System inventories for all affected systems are being reviewed and work is in progress to ensure that such systems are Year 2000 compliant. Management believes, based on a current review and the ongoing effort, that all relevant computer systems will be Year 2000 compliant by the second quarter of 1999. Management believes that the cost of the Year 2000 project will not be material to the Company's financial position or results of operations.

         Short-term liquidity is dependent, in large part, on cash on hand, investments, availability under the Revolving Credit Facility, sale of receivables under the Receivables Facility, general economic conditions and their effect on steel demand and prices. Long-term liquidity is dependent upon the Company's ability to sustain profitable operations and control costs during periods of low demand or pricing in order to sustain positive cash flow. The Company believes that, based on current levels of operations and anticipated improvements in operating results, cash flows from operations and borrowings available under the Revolving Credit Facility will enable the Company to fund its liquidity and capital expenditure requirements for the foreseeable future, including scheduled payments of interest on the Notes and payments of interest and principal on the Company's other indebtedness, including borrowings under the Term Loan Agreement. However, external factors, such as worldwide steel production and demand and currency exchange rates could materially affect the Company's results of operations and financial condition. There can be no assurance that the Company will be able to maintain its short-term and/or its long-term liquidity. A failure by the Company to maintain its liquidity could have a material adverse effect on the Company.

                                    BUSINESS

General

         The Company is a vertically integrated manufacturer of predominantly value-added flat rolled steel products. The Company sells a broad array of value-added products, including cold rolled steel, tin- and zinc-coated steels and fabricated steel products. The Company's products are sold to steel service centers, converters, processors, the construction industry, and the container, automotive and appliance industries. During 1997 the Company had revenues of approximately $489.7 million on shipments of 850.5 thousand tons of steel and an operating loss of $287.1 million. These results reflect the effects of the Strike.

         The Company believes that it is one of the low cost domestic flat rolled steel producers. The Company's low cost structure is the result of: (i) the restructuring of its work rules and manning requirements under its five-year New Labor Agreement with the USWA, which settled the Company's ten-month Strike in August 1997; (ii) the strategic balance between its basic steel operations and its finishing and fabricating facilities; and (iii) its efficient production of low cost, high quality metallurgical coke.

         The new work rule package affords the Company substantially greater flexibility in down-sizing its overall workforce, and assigning and scheduling work, thereby reducing costs and increasing efficiency. Furthermore, the Company expects to maintain pre-Strike steel production levels with 850 fewer employees (a reduction of approximately 20% in its hourly workforce). Finally, the Company believes the five year term provides the Company with a significant advantage since a majority of the Company's integrated steel competitors have labor contracts that will expire in 1999.

         The Company has structured its operations so that its hot strip mill and downstream operations have greater capacity than do its raw steel making operations. The Company therefore can purchase slabs and ship at greater than 100% of its internal production capacity in periods of high demand, while maintaining the ability to curtail such purchases and still operate its basic steel facilities at or near capacity during periods of lower demand. The Company believes this flexibility results in enhanced profitability throughout an economic cycle. The Company also believes that it produces metallurgical coke at a substantially lower cost than do other coke manufacturers because of its proximity to high quality coal reserves and its efficient coke producing plant. This reduces the Company's costs and, if coke demand remains high, allows the Company to sell coke profitably in the spot and contract markets.

         The Company conducts its operations primarily through two business units, the Steel Division and Wheeling Corrugating. The Steel Division sells flat rolled steel products such as hot rolled, cold rolled, coated and tin mill steel to third parties, representing 77.8% and 73.3% of the Company's net sales in 1995 and 1996, respectively. The Steel Division sells cold rolled and coated steel substrate to Wheeling Corrugating for further processing. Wheeling Corrugating, the Company's primary downstream operation, is a fabricator of roll-formed products primarily for the construction and agricultural industries. As part of the Company's strategy to expand its downstream operations, the Company has acquired several fabricating facilities to enhance profit margins and reduce exposure to downturns in steel demand. Other important examples of the Company's downstream operations are its joint venture interests in Wheeling-Nisshin and OCC. Wheeling-Nisshin, in which the Company owns a 35.7% interest, produces and ships from its state-of-the-art production facility a diverse line of galvanized, galvannealed, galvalume and aluminized products, principally to steel service centers and the construction and automotive industries. OCC, in which the Company owns a 50% interest, operates a new tin coating facility that commenced commercial production in January 1997. The Company has long-term contracts to supply up to 75% of Wheeling-Nisshin's steel requirements and almost 100% of OCC's. These downstream operations and joint ventures are integral to the Company's strategy of increasing shipments of higher value-added steel products while decreasing dependence on hot rolled coils, a lower-margin commodity steel product.

         All of the Company's raw steel producing facilities have been restarted as of September 30, 1997, and the Company expects to be at pre-Strike production and shipment levels during the first half of 1998 although the Company does not anticipate the purchase and processing of steel slabs in 1998.

Business Strategy

         The Company's business strategy includes the following initiatives:

         Improve Cost Structure. The New Labor Agreement has allowed the Company to eliminate 850 hourly positions (approximately 20% of its pre-Strike hourly workforce). The Company believes that these reductions, combined with the significantly more flexible work rules under the New Labor Agreement, will allow it to operate at pre-Strike levels with 850 fewer employees. As a result, the Company anticipates substantial cost savings and productivity improvements once pre-Strike production levels are reached. In addition, the Company has directed its capital expenditures towards upgrading and modernizing its steelmaking facilities, with a goal toward increasing productivity. These expenditures include modernization of its hot and cold rolling facilities and a major reline in 1995 of its No. 5 blast furnace located in Steubenville, Ohio. This reline increased productivity and provided the Company with the ability to produce 100% of the hot metal necessary to satisfy caster production requirements from two rather than three blast furnaces. The Company's ability to produce low cost, high quality metallurgical coke, helps the Company maintain lower costs than those of many of its competitors. In addition, during periods of high demand the Company is able to profitably sell coke produced in excess of its internal needs.

         Expand Production of Value-Added Products. The Company intends to continue to expand its sale of value-added products such as coated and fabricated steels in order to improve profit margins and reduce its exposure to commodity steel market volatility. This strategy is evidenced by the Company's expansion of Wheeling Corrugating and its emphasis on joint ventures, such as Wheeling-Nisshin and OCC, which give the Company access to downstream markets through long-term supply contracts. The Company will continue to target strategic acquisitions and joint ventures that support the Company's sales of value-added products.

Product Mix

         The tables below reflect the historical product mix of the Company's shipments, expressed in tons. The Company has realized increases in the percentage of higher value products during the 1990's as (i) the operations of Wheeling Corrugating were expanded and (ii) Wheeling-Nisshin's second coating line increased its requirements for cold rolled coils from WPSC. Additionally, the OCC joint venture should enable the Company to increase tin mill product shipments up to an additional 91,000 tons compared to 1996 levels.

                             Historical Product Mix


                                                                    Year Ended December 31,
                                                        --------------------------------------------------

                                                         1993      1994     1995      1996(1)    1997(1)
                                                        ------    ------  ---------   --------  ---------
Product Category:
Higher Value-Added Products:
        Cold Rolled Products--Trade ..............       11.1%     10.5%      7.9%      8.4%      5.6%
        Cold Rolled Products--Wheeling-Nisshin ...       15.6      17.3      18.9      16.6       7.7
        Coated Products ..........................       20.4      21.7      21.3      21.5      12.3
        Tin Mill Products ........................        8.8       7.2       7.1       7.5       3.3
        Fabricated Products (Wheeling Corrugating)       12.0      11.9      14.9      17.9      39.0
                                                       ------    ------    ------    ------    ------
Higher Value-Added Products as a Percentage
  of Total Shipments                                     67.9      68.6      70.1      71.9      67.9
Hot Rolled Products                                      31.2      31.4      29.9      28.1      20.0

                                                          0.9    --        --        --          12.1
Semi-Finished                                          ------    ------    ------    ------    ------
Total                                                   100.0%    100.0%    100.0%    100.0%    100.0%
                                                       ======    ======    ======    ======    ======
Average Net Sales per Ton                              $  465    $  498    $  532    $  528    $  576


------------------
(1) The allocation among product categories was affected by the Strike at eight of the Company's facilities.

Steel Division

         The Steel Division is the Company's primary steelmaking operation. Products produced by the Steel Division are described below. These products are transferred to Wheeling Corrugating for further processing and are sold directly to third party customers, and to Wheeling-Nisshin and OCC pursuant to long-term supply agreements between the Company and such entities.

         Cold Rolled  Products.  Cold  rolled  coils are  manufactured  from hot rolled coils by employing a variety of processing techniques, including pickling, cold reduction, annealing and temper rolling. Cold rolled processing is designed to reduce the thickness and improve the shape, surface characteristics and formability of the product. In its finished form, the product may be sold to service centers and to a variety of end users such as appliance or automotive manufacturers or further processed internally into corrosion-resistant coated products including hot dipped galvanized, electrogalvanized, or tin mill products. In recent years, the Company has increased its cold rolled production to support increased sales to Wheeling-Nisshin and the expansion of Wheeling Corrugating, which are labeled as separate product categories above.

         Coated Products. The Company manufactures a number of corrosion-resistant, zinc-coated products including hot dipped galvanized and electrogalvanized sheets for resale to trade accounts and to support the fabricating operations of Wheeling Corrugating. The coated products are manufactured from a steel substrate of cold rolled or hot rolled pickled coils by applying zinc to the surface of the material to enhance its corrosion protection. The Company's trade sales of galvanized products are heavily oriented to unexposed applications, principally in the appliance, construction, service center and automotive markets. Typical industry applications include auto underbody parts, culvert pipe, refrigerator backs and heating/air conditioning ducts. Over 30% of hot dipped galvanized production tonnage is transferred to Wheeling Corrugating for further processing and reported under the fabricated products category. The Company sells electrogalvanized products for application in the appliance and construction markets.

         Tin Mill Products. Tin mill products consist of blackplate and tinplate. Blackplate is a cold rolled substrate (uncoated), the thickness of which is less than .0142 inches, and is utilized in the manufacture of pails, shelving and sold to OCC for the manufacture of tinplate products. Tinplate is produced by the electro-deposition of tin to a blackplate substrate and is utilized principally in the manufacture of food, beverage, general line and aerosol containers. While the majority of the Company's sales of these products is concentrated in a variety of container markets, the Company also markets products for automotive applications, such as oil filters and gaskets. The

Company has phased out its existing tin mill facilities and will produce all of its tin coated products through OCC. The Company expects that its participation in OCC will enable it to expand the Company's presence in the tin plate market. OCC's $69 million tin coating mill, which commenced commercial operations in January 1997, will have a nominal annual capacity of 250,000 net tons. The Company will supply up to 230,000 tons of the substrate requirements of the joint venture subject to quality requirements and competitive pricing. The Company and Nittetsu Shoji America, a major Japanese trading company's U.S. based operation, will act as the distributors of the joint venture's product, with the Company selling between 81% and 85% of production based on volume.

         Hot Rolled Products. Hot rolled coils represent the least processed of the Company's finished goods. Approximately 68% of the Company's 1997 production of hot rolled coils was further processed internally into value-added finished products. The balance of the tonnage is sold as hot rolled black or pickled (acid cleaned) coils to a variety of consumers such as converters/processors, steel service centers and the automotive and appliance industries. The converters/processors transform the hot rolled coil into a finished product such as pipe and tubing, while the service centers typically slit or cut the material to size for resale to the end user.

Fabricated Products
(Wheeling Corrugating)

         Fabricated products represented 55.1% or $269.7 million of the Company's net sales in 1997 and 26.7% or $296.7 million of the Company's net sales in 1996. Fabricated products consist of cold rolled or coated products further processed mainly via roll forming. The Company intends to increase sales of fabricated products through expansion, selective acquisitions of fabricating facilities and new product development. Wheeling Corrugating markets exclusively value-added products.

         Wheeling Corrugating is a fabricator of roll-formed products for the construction, highway, and agricultural products industries. In conjunction with the Company's business strategy of expanding its sales of higher value-added products, Wheeling Corrugating has increased its shipments of fabricated products by approximately 23% since 1993. Following the establishment of its Lenexa, Kansas and Minneapolis, Minnesota locations, Wheeling Corrugating expanded its regional operations, through acquisitions, in Wilmington, North
Carolina (1993), Gary, Indiana, Warren, Ohio (1994) and Brooks, Medford and Klamath Falls, Oregon (1996). The regional presence of certain of these facilities has enabled Wheeling Corrugating to take advantage of low-cost barge freight from the Company's Ohio Valley plants and to provide customers in the outlying areas with competitive services through "just-in-time delivery." In some of its product lines, Wheeling Corrugating has substantial market share and therefore has increased opportunity to pursue higher profit margins. The Company believes that it would be difficult for a competitor to replicate Wheeling Corrugating's geographical breadth.

         The following table sets forth certain shipment information relating to Wheeling Corrugating's product categories:

                    Net Tons Shipped by Wheeling Corrugating


                                                                            Year Ended December 31,
                                                       -------------------------------------------------------------

                                                           1993         1994          1995          1996         1997
                                                       -----------  -----------   -----------   -----------  -----------

                                                                              (tons in thousands)

Construction Products                                       146.2        151.7         205.6         213.5        198.1
Agricultural Products                                       100.7        113.6         125.7         142.8        122.4
Highway Products                                             19.5         16.4          20.0          16.8         11.4
Other                                                         4.0          4.0           3.9           3.6           --
                                                       ----------   ----------    ----------    ----------   ----------

Total Net Tons Shipped                                      270.4        285.7         355.2         376.7        331.9
                                                       ==========   ==========    ==========    ==========   ==========

         Construction Products. Construction products consist of roll-formed sheets, which are utilized in sectors of the non-residential building market such as commercial, institutional and manufacturing. They are classified into three basic categories: roof deck; form deck; and composite floor deck. Roof deck is a formed steel sheet, painted or galvanized, which provides structural support in non-residential roofing systems. Form deck is a formed steel sheet, painted, galvanized or uncoated, that provides structural form support for structural or insulating concrete slabs in non-residential floor or roofing systems. Composite floor deck is a formed steel sheet, painted, galvanized or uncoated, that provides structural form support and positive reinforcement for structural concrete slabs in non-residential floor systems.

         Agricultural Products. Agricultural products consist of roll-formed, corrugated sheets which are used as roofing and siding in the construction of barns, farm machinery enclosures and light commercial buildings and certain residential roofing applications. These products can be manufactured from hot dipped or painted hot dipped galvanized coils. Historically, these products have been sold primarily in rural areas. In recent years, however, such products have found increasing acceptance in light commercial buildings.

         Highway Products. Highway products consist of bridge form, which is roll-formed corrugated sheets that are swedged on both ends and are utilized as concrete support forms in the construction of highway bridges.

Wheeling-Nisshin

         The Company has a 35.7% equity interest in Wheeling-Nisshin, which is a joint venture between the Company and Nisshin Holding, Incorporated, a wholly-owned subsidiary of Nisshin Steel Co., Ltd. Wheeling-Nisshin is a state-of-the-art processing facility located in Follansbee, West Virginia which produces among the lightest gauge galvanized steel products available in the United States. Shipments by Wheeling-Nisshin of hot dipped galvanized, galvanneal, galvalume and aluminized products, principally to the construction industry, have increased from 158,600 tons in 1988 to 686,100 tons in 1997.
Wheeling-Nisshin products are marketed through trading companies, and its shipments are not consolidated into the Company's shipments.

         Wheeling-Nisshin began commercial operations in 1988 with an initial capacity of 360,000 tons. In March 1993, Wheeling-Nisshin added a second hot dipped galvanizing line, which increased its capacity by approximately 80%, to over 660,000 annual tons and allows Wheeling-Nisshin to offer the lightest-gauge galvanized sheet products manufactured in the United States for construction, heating, ventilation and air-conditioning and after-market automotive applications. Wheeling-Nisshin has been profitable every year since inception. Wheeling-Nisshin's results of operations for the years ended December 31, 1996 and 1997 were negatively impacted by the Strike, principally due to the Company's inability to supply cold rolled coils to Wheeling-Nisshin during the period of the Strike, which caused Wheeling-Nisshin to purchase cold rolled coils in the spot market at higher prices.

         The Company's amended and restated supply agreement with Wheeling-Nisshin expires in 2013. Pursuant to the amended supply agreement, the Company will provide not less than 75% of Wheeling-Nisshin's steel substrate requirements, up to an aggregate maximum of 9,000 tons per week subject to product quality requirements. Pricing under the supply agreement is negotiated quarterly based on a formula which gives effect to competitive market prices. Shipments of cold rolled steel in 1997 by the Company to Wheeling-Nisshin were approximately 64,500 tons, or 7.8% of the Company's total tons shipped and approximately 351,900 tons, or 16.8%, in 1996. This decrease reflects the effect of the Strike on the Company's shipping level.

         The following chart provides certain financial and operating data for Wheeling-Nisshin:


                                                                            YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------------------------

                                                           1993         1994          1995          1996         1997
                                                       -----------  -----------   -----------   -----------  -----------

                                                                    (TONS IN THOUSANDS, DOLLARS IN MILLIONS)

              Tons sold                                      467.2        628.8         651.2         665.8        686.1
               Revenues                                     $264.2       $374.6        $389.7        $375.7       $396.3
              Cash flow provided (used) from
                   Operations                                 19.0         41.7          25.2          42.5         26.7
                  Investing                                  (15.3)         (.8)         (1.0)        (21.1)        (9.6)
                  Financing                                    7.4        (34.0)        (39.1)        (18.4)       (13.8)
              EBITDA(1)                                       27.6         35.6          47.8          47.0         37.8
              Net income                                       7.1         10.4          18.0          21.6         16.1
              The Company's pro rata share:
              Cash dividends received                       --              2.5           2.5           2.5          2.5
              Equity income                                    1.8          3.7           6.4           7.7          5.7

                                                                               AS OF DECEMBER 31,
                                                       -------------------------------------------------------------

                                                           1993         1994          1995          1996         1997
                                                       -----------  -----------   -----------   -----------  -----------

                                                                             (DOLLARS IN MILLIONS)

              Total assets                                  $253.2       $241.4        $205.5        $219.4       $212.8
              Total debt                                      95.7         68.7          36.7          25.3         18.5
              Stockholders' equity                           106.1        109.5         120.6         135.2        144.2

(1) EBITDA is operating income plus depreciation and amortization. The Company has included EBITDA because it is commonly used by certain investors and analysts to analyze and compare companies on the basis of operating performance, leverage and liquidity and to determine a company's ability to service debt. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles. EBITDA measures presented may not be comparable to other similarly titled measures of other companies.

Ohio Coatings Company

         The Company has a 50% equity interest in OCC, which is a joint venture between the Company and Dong Yang, a leading South Korea-based tin plate producer. Nittetsu Shoji America ("Nittetsu"), a U.S. based tin plate importer, holds non-voting preferred stock in OCC and will act, together with the Company, as a distributor of OCC's products. OCC completed construction of a $69 million state-of-the-art tin coating mill in 1996 and commenced commercial operations in January 1997. The OCC tin-coating facility is the only domestic electro-tin plating facility constructed in the last 30 years. The OCC tin coating line is anticipated to have a nominal annual capacity of 250,000 net tons, and shipped approximately 71,000 tons in 1997. The Company has phased out its existing tin coating facilities and will produce all of its tin coated products through OCC. The Company's participation in OCC will enable it to expand the Company's presence in the tin plate market and convert more hot rolled sheet into tin mill products. As part of the joint venture agreement, the Company has the right to supply up to 230,000 tons of the substrate requirements of OCC, subject to quality requirements and competitive pricing. The Company will market between 81% and 85% of OCC's products. In 1997, OCC had operating losses of $14.3 million, which were negatively impacted by the Strike.

Other Steel Related Operations of the Company

         The Company owns an electrogalvanizing facility which had revenues of $34.8 million in 1997 and $47.1 million in 1996, while providing an outlet for approximately 60,000 tons of steel in a normal year and a facility that produces oxygen and other gases used in the Company's steel-making operations. The Company is also a 12 1/2% equity partner in an iron ore mining partnership.

Customers

         The Company markets an extensive mix of products to a wide range of manufacturers, converters and processors. The Company's 10 largest customers (including Wheeling-Nisshin) accounted for approximately 35.4% of its net sales in 1995, 34.9% in 1996, and 30.2% in 1997. Wheeling-Nisshin was the only customer to account for more than 10% of net sales. Wheeling-Nisshin accounted for 15.2% and 12.7% of net sales in 1995, and 1996, respectively. Geographically, the majority of the Company's customers are located within a 350-mile radius of the Ohio Valley. However, the Company has taken advantage of its river-oriented production facilities to market via barge into more distant locations such as the Houston, Texas and St. Louis, Missouri areas. As discussed above, Wheeling Corrugating has acquired regional facilities to service an even broader geographical area.

         The Company's shipments historically have been concentrated within seven major market segments: construction industry, steel service centers, converters/processors, agriculture, container, auto, and appliances. The Company's overall participation in the construction and the converters/processors markets substantially exceeds the industry average and its reliance on automotive shipments as a percentage of total shipments is substantially less than the industry average.

                        Percent of Total Net Tons Shipped

                                                                          Year Ended December 31,
                                                     ----------------------------------------------------------------------

Major Customer Category:                                 1993          1994          1995          1996 (1)       1997(1)
                                                     -----------   -----------   -----------  -------------   -------------
Steel Service Centers                                      33%           32%           29%            26%            32%
 Converters/Processors(2)                                  26            28            28             25             16
Construction                                               18            18            18             22             31
 Agriculture                                                5             5             6              7             14
Containers(2)                                               7             6             6              7              2
Automotive                                                  6             6             5              5              2
Appliances                                                  3             3             4              4              2
 Exports                                                   --            --             1              1             --
Other                                                       2             2             3              3              1
                                                   -----------   -----------   -----------  -------------   -------------

     Total                                                100%          100%          100%           100%           100%
                                                   ===========   ===========   ===========  =============   =============

(1) The allocation among customer categories was affected by the Strike at eight of the Company's facilities.

(2) Products shipped to Wheeling-Nisshin and OCC are included primarily in the Converters/Processors and Containers markets, respectively.

         Set forth below is a description of the Company's major customer categories:

         Steel Service Centers. The Company's shipments to steel service centers are heavily concentrated in the areas of hot rolled and hot dipped galvanized coils. Due to increased in-house costs to steel companies during the 1980's for processing services such as slitting, shearing and blanking, steel service centers have become a major factor in the distribution of hot rolled products to ultimate end users. In addition, steel service centers have become a significant factor in the sale of hot dipped galvanized products to a variety of small consumers such as mechanical contractors, who desire not to be burdened with large steel inventories.

         Converters/Processors. The growth of the Company's shipments to the converters/processors market is principally attributable to the increase in shipments of cold rolled products to Wheeling-Nisshin, which uses cold rolled coils as a substrate to manufacture a variety of coated products, including hot dipped galvanized and aluminized coils for the automotive, appliance and construction markets. As a result of the second line expansion, the Company's shipments to Wheeling-Nisshin increased significantly beginning in 1993. The converters/processors industry also represents a major outlet for the Company's hot rolled products, which are converted into finished commodities such as pipe, tubing and cold rolled strip.

         Construction. The Company's shipments to the construction industry are heavily influenced by the sales of Wheeling Corrugating. Wheeling Corrugating services the non-residential and agricultural building and highway industries, principally through shipments of hot dipped galvanized and painted cold rolled products. With its acquisitions during the 1980's and early 1990's of regional facilities, Wheeling Corrugating has doubled its shipments and has been able to market its products into broad geographical areas. The Company expects these acquisitions will mitigate the effects of regional economic downturns in the construction business. In December 1996 the Company, through Wheeling Corrugating, acquired the assets of Champion Metal Co., a rollformer, which has three locations in Oregon.

         Agriculture. The Company's shipments to the agricultural market are principally sales of Wheeling Corrugating roll-formed, corrugated sheets which are used as roofing and siding in the construction of barns, farm machinery enclosures and light commercial buildings.

         Containers. The vast majority of the Company's shipments to the container market are concentrated in tin mill products, which are utilized extensively in the manufacture of food, aerosol, beverage and general line cans. The container industry has represented a stable market. The balance of the Company's shipments to this market consists of cold rolled products for pails and drums. As a result of the OCC joint venture, the Company phased out its existing tin mill production facilities in 1996, and has begun to distribute products produced by OCC. The Company has the right to supply up to 230,000 tons of the substrate requirements of OCC until January 1, 2012.

         Automotive. Unlike the majority of its competitors, the Company is not heavily dependent on shipments to the automotive industry. However, the Company has established a variety of higher value-added niches in this market, particularly in the area of hot dipped galvanized products for deep drawn automotive underbody parts. In addition, the Company has been a supplier of tin mill products for automotive applications, such as oil filters and gaskets. A third niche has been the Company's participation in painted electrogalvanized products for auto draft stripping applications. As a result of the Strike, the Company was unable to secure automotive contracts for 1998. The Company anticipates it will be in a favorable position to compete for automotive contracts in future periods.

         Appliance. The Company's shipments to the appliance market are concentrated in hot dipped galvanized, electrogalvanized and hot rolled coils. These products are furnished directly to appliance manufacturers as well as to blanking, drawing and stamping companies. Additional shipments are furnished to service centers and converters/processors for ultimate appliance applications. The Company has concentrated on niche product applications primarily used in washer/dryer, refrigerator/freezer and range appliances. The Company anticipates that it will retain a portion of its appliance contracts for 1998. However, due to the Strike, the Company will not be able to secure a full level of shipments comparable to those achieved in 1996. The Company expects to be in a favorable position to compete for contracts to supply appliance manufacturers in 1999.

Manufacturing Process

         In the Company's primary steelmaking process, iron ore pellets, coke, limestone, sinter and other raw materials are consumed in the blast furnace to produce hot metal. Hot metal is further converted into liquid steel through its basic oxygen furnace ("BOF") process where impurities are removed, recycled scrap is added and metallurgical properties for end use are determined on a batch-by-batch (heat) basis. The Company's BOF has two vessels, each with a steelmaking capacity of 285 tons per heat. From the BOF, the heats of steel are sent to the ladle metallurgy facility ("LMF"), where the temperature and chemistry of the steel are adjusted to precise tolerances. Liquid steel from the LMF then is formed into slabs through the process of continuous casting. After continuous casting, slabs are reheated, reduced and finished by extensive rolling, shaping, tempering and, in certain cases, by the application of coatings at the Company's downstream operations. Finished products are normally shipped to customers in the form of coils or fabricated products. The Company has linked its steelmaking and rolling equipment with a computer based integrated manufacturing control system to coordinate production tracking and sales activities.

Raw Materials

         The Company has a 12.5% ownership interest in Empire Iron Mining Partnership ("Empire") which operates a mine located in Palmer, Michigan. The Company is obligated to purchase approximately 12.5% or 1.0 million gross tons per year (at current production levels) of the mine's annual ore output. Interest in related ore reserves as of December 31, 1997, is estimated to be
21.1 million gross tons. The Company generally consumes approximately 2.4 million gross tons of iron ore pellets in its blast furnaces. The Company's pro rata cash operating cost of Empire currently approximates the market price of ore. The Company obtains approximately half of its iron ore from spot and medium-term purchase agreements at prevailing world market prices. It has commitments for the majority of its blast furnace iron ore pellet needs through 1999 from suppliers in North America.

         In November 1993, the Company sold the operating assets of its coal company to an unrelated third party. The Company also entered into a long-term supply agreement with such third party to provide the Company with a substantial portion of the Company's coal requirements at competitive prices. The Company's operations require a substantial amount of coking coal.

         The Company currently produces all of its coke requirements and typically consumes generally all of the resultant by-product coke oven gas. In 1997, approximately .9 million tons of coking coal were consumed in the production of blast furnace coke by the Company. The Company may continue to sell its excess coke and coke oven by-products to third-party trade customers. During the Strike, the Company continued to produce coke at its Follansbee facility. The Company has entered into a contract with a major domestic integrated steel producer for the sale of coke produced by the Company during the Strike.

         The Company's operations require material amounts of other raw materials, including limestone, oxygen, natural gas and electricity. These raw materials are readily available and are purchased on the open market. The Company is presently dependent on external steel scrap for approximately 8% of its steel melt. The cost of these materials has been susceptible in the past to price fluctuations, but worldwide competition in the steel industry has frequently limited the ability of steel producers to raise finished product prices to recover higher material costs. Certain of the Company's raw material supply contracts provide for price adjustments in the event of increased commodity or energy prices.

Backlog

         Order backlog was 368,025 net tons at December 31, 1997, compared to 158,751 net tons at December 31, 1996 and 400,624 tons at December 31, 1995. The Company believes that the December 31, 1997 order backlog will be shipped by the end of the 1998 first half. The Company is vigorously pursuing customers lost to competitors during the Strike and anticipates rebuilding its order backlog to historic levels.

Capital Investments

         The Company believes that it must continuously strive to improve productivity, product quality and control manufacturing costs in order to remain competitive. Accordingly, the Company is committed to continuing to make necessary capital investments with the objective of reducing manufacturing costs per ton, improving the quality of steel produced and broadening the array of products offered to the Company's served markets. The Company's capital expenditures (including capitalized interest) for 1997 were approximately $33.8 million, including $12.4 million on environmental projects. Capital expenditures in 1996 and 1997 were lower than in recent years due to the Strike. From 1993 to 1997, such expenditures aggregated approximately $289.3 million. This level of capital expenditures was needed to maintain productive capacity, improve productivity and upgrade selected facilities to meet competitive requirements and maintain compliance with environmental laws and regulations. The capital expenditure program has included improvements to the Company's infrastructure, blast furnaces, steel-making facilities, 80-inch hot strip mill and finishing operations, and has resulted in improved shape, gauge, surface and physical characteristics for its products. In particular, the quality improvements completed at the Allenport cold rolling facility in 1992 and the installation of automatic gauge controls at the Yorkville tandem mill in 1993 have enhanced productivity and improved the quality of substrate provided to Wheeling-Nisshin and other customers. Continuous and substantial capital and maintenance expenditures will be required to maintain operating facilities, modernize finishing facilities to remain competitive and to comply with environmental control requirements. The Company anticipates funding its capital expenditures in 1998 from cash on hand and funds generated by operations, sale of receivables under the Receivables Facility and funds available under the Revolving Credit Facility. During the Strike, the Company had delayed substantially all capital expenditures at the Strike-affected plants. The Company anticipates that capital expenditures will approximate depreciation on average, over the next few years.

Energy Requirements

         During 1997 coal constituted approximately 76% of the Company's total energy consumption, natural gas 20% and electricity 4%. Many of the Company's major facilities that use natural gas have been equipped to use alternative fuels. The Company continually monitors its operations regarding potential equipment conversion and fuel substitution to reduce energy costs.

Employment

         Total active employment of the Company at December 31, 1997 totaled 4,011 employees, of which 2,928 were represented by the USWA, and 114 by other unions. The remainder consisted of 874 salaried employees and 95 non-union operating employees.

         On August 12, 1997, the Company and the USWA entered into the New Labor Agreement. Set forth below is a summary of terms of the New Labor Agreement.

  Term

         The contract has a five year term with no mid-term renegotiation provisions ("reopeners").

  Work Force Reduction

         The Company has implemented its immediate and unilateral right to reduce its hourly work force by 850 employees (from its pre-Strike level of approximately 4,090). The Company has no obligation to replace workers upon retirement. The average all-in cost per job eliminated is $55,000 per year in wages and benefits. Based on actual wage and certain direct employee benefit costs during the first nine months of 1996 for employees represented by the USWA, the elimination of 850 USWA-represented employees working a standard number of hours per year would have resulted in estimated annual labor cost savings of approximately $45 million.

  Work Rule Modernization

         The above mentioned job reductions are made possible by a dramatic restructuring of the Company's work rules, including, among other things, provisions for: (i) mandatory multi-crafting which requires participation of all hourly craftsmen under the age of 55 and is expected to result in a more highly skilled and flexible work force; (ii) a new "equipment tender" position, which allows for craftsmen to operate, maintain and repair their own equipment and is expected to reduce the need for dedicated maintenance crews; and (iii) enhanced maintenance flexibility, which allows for greater freedom in assignment of non-craft jobs and permits craftsmen to assist each other in performing maintenance functions.

  Wage and Bonus

         The  Company  paid  a  bonus  of  $2,000  per  hourly   employee   upon
ratification of the New Labor Agreement. In addition, the Company agreed to increase hourly wage rates (currently averaging $17.00/hour) as follows: (i) 25(cent) per hour on June 1, of each of 1998, 1999 and 2000; and (ii) 37.5(cent) per hour on each of June 1, 2001 and March 1, 2002.

  Trust for Retiree Medical Obligations

         The New Labor Agreement gives the Company the right to pay up to $11 million of retiree medical expenses using previous contributions to a trust established for the benefit of future retirees. Such payments would otherwise be funded out of the Company's operating cash flows. Furthermore, the Company is relieved of its obligation to make certain future annual contributions
(aggregating $16 million) to the trust. The Company will make one payment (estimated to be $4 million) to the trust in July 2002. Finally, the Company's obligation to pay retiree medical costs beyond the term of its pension agreement is limited on a per capita basis.

  Pension Plan (summary of terms)

         The Company agreed to provide a DB Plan for its hourly employees. The DB Plan has an eight year term, without reopeners, and provides for monthly cash benefits as follows: (i) for employees who retire prior to May 31, 2003, $40 times years of service; or (ii) for those who retire on or after May 31, 2003, $44 times years of service.

         The DB Plan has certain early retirement provisions which are either similar to or less costly than those of the typical USWA-bargained plans. In addition, the DB Plan provides for certain incentives to accelerate the rate of retirement of hourly employees. The Company has offered to pay either a $25,000 lump sum, or $400 per month until age 62, to the first 818 eligible employees who opt to retire.

         The Company is no longer obliged to make contributions (which averaged $9.2 million per year for the period from 1985 to 1996) to its Defined Contribution Plan ("DC Plan") for USWA-represented employees. The approximately $121.3 million in assets in the DC Plan (as of December 31, 1997) are available to fund individuals' retirement benefits under the new DB Plan. The actuarially determined unfunded accumulated benefit obligation for all benefits under the DB Plan totals $167.3 million as of December 31, 1997. Under ERISA, the Company is subject to annual minimum cash funding requirements to satisfy its obligations under the DB Plan.

  Other Provisions

         The requirement to have a USWA representative on the WHX board of directors was eliminated and the number of representatives on the WPSC board of directors was reduced from two to one. Certain aspects of the Company's Medical Benefit Plans were amended with the effect of encouraging employees to elect the Company's managed care medical plan option. A new gain sharing arrangement was implemented which supplants profit sharing under certain circumstances.

Competition

         The steel industry is cyclical in nature and has been marked historically by overcapacity, resulting in intense competition among domestic integrated steel producers, minimills and processors. The market for flat rolled steel in the United States is supplied principally by domestic integrated steel producers, domestic steel minimills and processors and foreign steel producers. Integrated producers produce steel from a combination of iron ore, coke and steel scrap using blast furnaces and basic oxygen furnaces.

         The Company faces increasing competitive pressures from other domestic integrated producers, minimills and processors. Processors compete with the Company in the areas of slitting, cold rolling and coating. Minimills are generally smaller volume steel producers that use ferrous scrap metals as their basic raw material. Compared to integrated producers, minimills, which rely on less capital intensive hot metal sources, have certain advantages. Since minimills typically are not unionized, they have more flexible work rules that have resulted in lower employment costs per net ton shipped. Since 1989, significant flat rolled minimill capacity has been constructed and these minimills now compete with integrated producers in product areas that traditionally have not faced significant competition from minimills. In addition, there is significant additional flat rolled minimill capacity under construction or announced with various planned commissioning dates in 1997 through 1999. Near term, these minimills are expected to compete with the Company primarily in the commodity flat rolled steel market and processors are expected to compete with the Company in the flat rolled and cold rolled steel market. In the long-term, such minimills may also compete with the Company in producing value-added products. In addition, the increased competition in commodity product markets influence certain integrated producers to increase product offerings to compete with the Company's custom products.

         As the single largest steel consuming country in the western world, the United States has long been a favorite market of steel producers in Europe and Japan. Steel producers from emerging economic powers such as Korea, Taiwan, and Brazil, and non-market economies such as Russia and China, have also recognized the United States as a target market.

         Total annual steel consumption in the United States has fluctuated between 88 million and slightly over 117 million tons since 1991. A number of steel substitutes, including plastics, aluminum, composites and glass, have reduced the growth of domestic steel consumption.

         Steel imports of flat rolled products as a percentage of domestic apparent consumption, excluding semi-finished steel, have been approximately 18% in 1995, 19% in 1996, and 20.4% in 1997. World steel demand, world export prices, U.S. dollar exchange rates and the international competitiveness of the domestic steel industry have all been factors in these import levels.

Properties

         The Company has one raw steel producing plant and various other finishing and fabricating facilities. The Steubenville complex is an integrated steel producing facility located at Steubenville and Mingo Junction, Ohio and Follansbee, West Virginia. The Steubenville complex includes a sinter plant, coke oven batteries that produce all coke requirements, three blast furnaces (two operating), two basic oxygen furnaces, a two-strand continuous slab caster with an annual slab production capacity of approximately 2.4 million tons, an 80-inch hot strip mill and pickling and coil finishing facilities. The Ohio and West Virginia locations, which are separated by the Ohio River, are connected by a railroad bridge owned by the Company. A pipeline is maintained for the transfer of coke oven gas for use as fuel from the coke plant to several other portions of the Steubenville complex. The Steubenville complex primarily produces hot rolled products, which are either sold to third parties or shipped to other of the Company's facilities for further processing into value-added products.

         The following table lists the other principal plants of the Company and the annual capacity of the major products produced at each facility:


                             OTHER MAJOR FACILITIES

                 LOCATION AND OPERATIONS                     CAPACITY TONS/YEAR               MAJOR PRODUCTS
-------------------------------------------------------    ----------------------  -----------------------------------
Allenport, Pennsylvania:
           Continuous pickler, tandem mill, temper
           mill and annealing                                            950,000   Cold rolled sheets
Beech Bottom, West Virginia:
                         Painted steel in coil form and
           Paint line and roll-forming equipment                         120,000   formed steel products
Canfield, Ohio:
            Electrogalvanizing line, paint line, ribbon                            Electrolytic galvanized sheet and
           and oscillating rewind slitters                                65,000   strip
 Martins Ferry, Ohio:
           Temper mill, zinc coating lines and roll                                Hot dipped galvanized sheets and
           forming equipment                                             750,000   coils and formed steel products
Yorkville, Ohio:
           Continuous pickler, tandem mill, temper
           mills and annealing lines                                     660,000   Black plate and cold rolled sheets

         Wheeling Corrugating fabricates products at Fort Payne, Alabama; Houston, Texas; Lenexa, Kansas; Louisville, Kentucky; Minneapolis, Minnesota; Warren, Ohio; Gary, Indiana; Wilmington, North Carolina and

Klamath Falls, Medford and Brooks, Oregon. The Fort Payne, Houston and Wilmington facilities were acquired in 1986, 1989 and 1993, respectively. The Gary facility was acquired in 1994. The Oregon facilities were acquired in 1996.

         The Company maintains five regional sales offices for flat-rolled and tin mill products and nine sales offices and/or warehouses for Wheeling Corrugating products.

         All of the above facilities currently owned by the Company are regularly maintained in good operating condition. However, continuous and substantial capital and maintenance expenditures are required to maintain the operating facilities, to modernize finishing facilities in order to remain competitive and to meet environmental control requirements.

         All of the above facilities and substantially all of the other real property of the Company are owned in fee by the Company (exclusive of coal lands held by subsidiaries or corporations in which the Company has an interest) and are subject to the first lien that secures the $9.2 million face amount (as of December 31, 1997) of Tax Benefit Transfer Letters of Credit issued to support the sale of tax benefits associated with the construction of the slab caster located at the Company's Steubenville complex.

                                LEGAL PROCEEDINGS

Environmental Matters

         The Company, as are other industrial manufacturers, is subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Company has incurred capital expenditures for environmental control projects aggregating $5.9 million, $6.8 million and $12.4 million for 1995, 1996 and 1997, respectively. The Company anticipates spending approximately $41.3 million in the aggregate on major environmental compliance projects through the year 2000, estimated to be spent as follows: $13.4 million in 1998, $15.9 million in 1999 and $12.0 million in 2000. Due to the possibility of unanticipated factual or regulatory developments, the amount and timing of future expenditures may vary substantially from such estimates.

         The Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") or similar state statutes at several waste sites. The Company is subject to strict, joint and several liability imposed by Superfund on potentially responsible parties. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant to identifying potentially responsible parties and allocating or determining liability among them, the Company is unable to reasonably estimate the ultimate cost of liability under Superfund. The Company believes, based upon information currently available, that the Company's liability for remediation costs in connection with the Buckeye Reclamation site will be between $3.0 and $4.0 million. At six other sites (MIDC Glassport, United Scrap Lead, Tex-Tin, Breslube Penn, Four County Landfill and Beazor) the Company estimates the liability to aggregate up to $700,000.
The Company is currently funding its share of remediation costs.

         The Clean Air Act Amendments of 1990 (the "Clean Air Act") directly affect the operations of many of the Company's facilities, including coke ovens. Under the Clean Air Act, coke ovens generally will be required to comply with progressively more stringent standards which will result in an increase in environmental capital expenditures and costs for environmental compliance. Most of the forecasted environmental expenditures will be spent on projects relating to compliance with these standards. Upon completion of the capital projects, the Company anticipates that its facilities will meet the applicable Clean Air Act standards.

         In March 1993, the United States Environmental Protection Agency ("EPA") notified the Company of Clean Air Act violations, alleging particulate matter and hydrogen sulfide emissions in excess of allowable concentrations, at the Company's Follansbee Coke Plant. The parties have entered into a consent decree settling the civil penalties related to this matter for $700,000 and the Company completed payment of all civil penalties in January 1997.

         In an action brought in 1985 in the U.S. District Court for the Northern District of West Virginia, the EPA claimed violations of the Solid Waste Disposal Act at a surface impoundment area at the Follansbee facility. The Company and the EPA entered into a consent decree in October 1989 whereby soil and groundwater testing and monitoring have been implemented and the Company is currently working with the EPA to close the surface impoundment.

         In September 1996, the EPA issued a initial administrative order under the Resource Conservation and Recovery Act ("RCRA") affecting other areas of the Follansbee facility. The EPA is seeking to require the Company to perform a site investigation of the Follansbee plant. The Company has actively contested the EPA's jurisdiction to require a site investigation. One of two appeals was dismissed by the court, but the Company is continuing with the second appeal.

         On December 20, 1995, the Department of Justice notified the Company of its intention to bring proceedings seeking civil penalties for alleged violations of the Clean Water Act (1991-94) and RCRA (1990-91) at the Company's Follansbee facility. Suit was filed February 5, 1996 in the U.S. District Court, Eastern District of West Virginia (Civil Action #5-96CV20). A consent decree has been entered and the matter has been settled for $200,000.

         In addition, the West Virginia Department of Environmental Protection ("WVDEP") sought civil penalties for violations of a National Pollutant
Discharge Elimination System permit at the Company's Follansbee plant. A settlement has been proposed by the WVDEP in which the Company would pay approximately $100,000 in settlement of this matter.

         By letter dated March 15, 1994 the Ohio Attorney General advised the Company of its intention to file suit on behalf of the Ohio EPA for alleged hazardous waste violations at the Company's Steubenville, Mingo Junction, Martins Ferry and Yorkville facilities. In subsequent correspondence the State of Ohio demanded a civil penalty of approximately $300,000 in addition to injunctive relief. The demand for injunctive relief consists of remedial activities at each facility aggregating less than $125,000, the initiation of a waste minimization program at the affected facilities and a company wide compliance assessment. The Company is in the process of conducting settlement negotiations with the Ohio EPA.

         In January 1998, the Ohio Attorney General notified the Company of a draft consent order and initial civil penalties in the amount of $1.0 million for various air violations at the Company's Steubenville and Mingo Junction facilities occurring from 1992 through 1996. The Company anticipates entering into discussions with the Ohio Environmental Enforcement Section to resolve these issues.

         The Company is currently operating in substantial compliance with three consent decrees (two with the EPA and one with the Pennsylvania Department of Environmental Resources) with respect to wastewater discharges at Allenport, Pennsylvania and Mingo Junction, Steubenville, and Yorkville, Ohio. The Company has completed all of the technical requirements of the consent decrees and is evaluating filing petitions to terminate them.

         As the Company becomes aware of potential environmental liabilities resulting from its operations, such situations are assessed and remediated in accordance with regulatory requirements.

         Non-current accrued environmental liabilities totaled $7.8 million at December 31, 1996 and $10.6 million at December 31, 1997. These accruals were initially determined by the Company in January 1991, based on all then available information. As new information becomes available, including information provided by third parties, and changing laws and regulation, the liabilities are reviewed and the accruals adjusted quarterly. Management believes, based on its best estimate, that the Company has adequately provided for remediation costs that might be incurred or penalties that might be imposed under present environmental laws and regulations.

         Based upon information currently available, including the Company's prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with Federal and state agencies and information available to the Company on pending judicial and administrative proceedings, the Company does not expect its environmental compliance and liability costs, including the incurrence of additional fines and penalties, if any, relating to the operation of its facilities, to have a material adverse effect on the financial condition or results of operations of the Company. However, as further information comes into the Company's possession, it will continue to reassess such evaluations.

General Litigation

         The Company is a party to various litigation matters including general liability claims covered by insurance.

         In the opinion of management, the litigation described herein is not expected to have a material adverse effect on the financial condition or results of operations of the Company.

                                   MANAGEMENT

Directors and Executive Officers

         The following table sets forth information regarding the Company's directors and executive officers:

Name                  Age             Position
------------------  -------  -----------------------------------------


John R. Scheessele     50    President
Paul J. Mooney         46    Executive Vice President and Chief Financial
                             Officer

James T. Gibbons       46    Vice President--Mergers and Acquisitions
Thomas R. Notaro       47    Vice President--Comptroller
John W. Testa          61    Vice President, Assistant Secretary and Treasurer

Ronald LaBow           63    Director
Robert A. Davidow      55    Director
Marvin L. Olshan       70    Director and Secretary

         The business experience, principal occupations and employment as well as the periods of service of each of the directors and executive officers of the Company during the last five years are set forth below.

         John R. Scheessele has been President of the Company, a Director and President of WHX and Chairman of the Board, President and Chief Executive Officer of WPSC since March 1997. Prior to such time, Mr. Scheessele was President and Chief Executive Officer of The SKD Company, a privately held supplier of original equipment to the automotive industry, from February 1996 to February 1997. From October 1995 until January 1996, Mr. Scheessele was an independent consultant. Prior to such time, Mr. Scheessele was President and Chief Executive Officer of WCI Steel, Inc. ("WCI") from November 1994 to September 1995, Executive Vice President and Chief Financial Officer of WCI from November 1993 to November 1994 and Chief Financial Officer of WCI from October 1988 to November 1993.

         Paul J. Mooney has been Executive Vice President and Chief Financial Officer of WHX, the Company and WPSC since November 1997. Prior to joining the Company, Mr. Mooney was a partner with Price Waterhouse LLP where he served in a variety of positions including National Director of Cross Border Filing Services with the Accounting, Auditing and SEC Services department since July 1, 1996, Accounting and Business Advisory Services Department--Pittsburgh Site Leader since 1988 and Client Service and Engagement Partner since 1985.

         James T. Gibbons has been Vice President--Mergers and Acquisitions of the Company since October 1997, and of WPSC since February 1994; Vice
President--Planning & Development of WPSC from April 1991 to February 1994; Director--Reorganization Planning of WPSC from July 1987 to April 1991.

         Thomas R. Notaro has been Vice President--Comptroller of the Company since October 1997, and of WPSC since March 1997; Vice President--Information Services and Assistant to the President of WPSC from February 1995 to March 1997; Vice President--Purchasing and Information Services of WPSC from February 1994 to February 1995; Vice President--Comptroller of WPSC from May 1993 to February 1994; Comptroller of WPSC from July 1990 to May 1993.

         John W. Testa has been Vice President, Assistant Secretary and Treasurer of the Company since October 1997, and of WPSC since February 1994; Vice President--Treasurer of WPSC since 1980.

         Ronald LaBow has been a director of the Company since 1991. Mr. LaBow has also been President of Stonehill Investment Corp. since February 1990. Mr. LaBow is also a director of Regency Equities Corp., a real estate company, and is Chairman of the Board of Directors of WHX.

         Robert A. Davidow has been a private investor since January 1990. Mr. Davidow is also a director of Arden Group, Inc. and WHX.

         Marvin L. Olshan has been a director and Secretary of the Company since 1991 and a partner of Olshan Grundman Frome & Rosenzweig LLP since 1956. Mr. Olshan is also a director of WHX.

         The Company anticipates adding one independent director in the near future, who will not be affiliated with WHX. Directors do not currently receive any compensation for serving as directors.

         In addition, the following table sets forth information regarding the officers of WPSC:

      Name               Age                Position
-------------------      ---  -------------------------------------------------

John R. Scheessele       50    Chairman, President and Chief Executive Officer
Paul J. Mooney           46    Executive Vice President and Chief Financial
                               Officer
James H. Bischoff        58    Vice President--Commercial
James E. Muldoon         54    Vice President--Purchasing
James T. Gibbons         46    Vice President--Mergers and Acquisitions
Daniel C. Keaton         47    Vice President--Human Resources
 Thomas R. Notaro        47    Vice President--Comptroller
Tom Patrick              58    Vice President--Wheeling Corrugating Company
John W. Testa            61    Vice President, Secretary and Treasurer

         The business experience, principal occupations and employment as well as the periods of service of each of the officers of WPSC during the last five years, who are not also officers of WPC, are set forth below.

         James H. Bischoff has been Vice President--Commercial since August 1997. Mr. Bischoff was previously employed as Vice President--Sales and Marketing for Quanex Corporation, a metal manufacturing and processing company, since 1993. Prior to 1993, Mr. Bischoff was employed by Bethlehem Steel Corporation for 32 years, most recently as District Sales Manager.

         James E. Muldoon has been Vice President--Purchasing since October 1997. Mr. Muldoon was previously employed with U.S. Steel Group of USX Corporation for 34 years most recently as General Manager of Purchasing.

         Daniel C. Keaton has been Vice President--Human Resources since February 1994; Vice President-- Employee Relations from April 1992 to February 1994; Director, Labor Relations from May 1991 to April 1992.

         Tom Patrick has been Vice President--Wheeling Corrugating since February 1994; Vice President-- Operations from November 1992 to February 1994; Vice President and General Manager--Finishing Operations from March 1990 to November 1992.

                             EXECUTIVE COMPENSATION

         Summary Compensation Table.

         The following table sets forth, for the fiscal years indicated, all compensation awarded to, earned by or paid to (i) the chief executive officer ("CEO") of the Company for the fiscal year ended December 31, 1997 (Mr. James L. Wareham, the President of the Company until February 1997 and Mr. John R. Scheessele, the current President of the Company) and (ii) the four most highly compensated executive officers of the Company other than the CEO whose salary and bonus exceeded $100,000 with respect to the fiscal year ended December 31, 1997 and who were employed by the Company on December 31, 1997 (together with the CEO, the "Named Executive Officers").

                          Summary Compensation Table(1)

                                                   Annual Compensation                                 Long Term Compensation
                                                   -------------------                                 ----------------------

                                                                           Other Annual       Securities              All other
      Name and Principal                  Salary           Bonus            Compensation       Underlying            Compensation
           Position           Year         ($)             ($)(2)              ($)(3)          Options (#)               ($)(4)
          ----------          ----        -----            ------             --------         -----------       ------------------

John R. Scheessele,           1997       358,974             --                133,250(6)         240,000                49,333(7)
President (5)                 1996            --             --                     --                 --                    --
                              1995            --             --                     --                 --                    --

James L. Wareham,             1997        66,667             --                  9,001(9)              --                 4,260
President (8)                 1996       400,000             --                     --                 --                47,140(10)
                              1995       400,000         90,000                     --                 --                46,825(10)

James G. Bradley,             1997       133,333         53,333(13)                 --             65,000                 5,260
Vice President(11)            1996       160,000             --                     --             10,000                 2,922
                              1995        40,000(12)         --                     --                 --                    --

James T. Gibbons,             1997       101,200         25,300(13)                 --                 --                 5,111
Vice President                1996       101,200             --                     --                 --                 3,613
                              1995       101,200         15,872                     --                 --                 3,421

John W. Testa,                1997        99,000         23,500(13)                 --             15,000                18,040
Vice President                1996        94,000             --                     --                 --                14,013
                              1995        94,000         14,742                     --                 --                13,231

Thomas R. Notaro,             1997        95,700         23,925(13)                 --             15,000                 5,493
Vice President                1996        95,700             --                     --                 --                 5,354
                              1995        95,700         14,232                     --                 --                 3,622

----------------------------
(1) All compensation data include compensation received by such executive officer for services rendered to the Company, WHX and WPSC. Option data reflect options to purchase shares of WHX Common Stock.

(2) Includes bonuses paid in 1996 for services rendered in the prior year pursuant to the WPSC Management Incentive Program ("WPSC Management Incentive Program") covering officers and salaried employees of WPSC. Mr. Wareham was not eligible to participate in the WPSC Management Incentive Program. Mr. Wareham's employment agreement provides for an annual bonus to be awarded in the sole discretion of the Company. Mr. Wareham was granted a bonus in 1996 for services rendered in the prior year. All bonus amounts have been attributed to the year in which the services were performed.

(3) Excludes perquisites and other personal benefits unless the aggregate amount of such compensation exceeds the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.

(4) Amounts shown, unless otherwise noted, reflect employer contributions to WPSC Salaried Employees Pension Plan.

(5)  Employment with the Company commenced in February 1997.

(6)  Includes relocation allowance of $87,865 and membership dues of $37,930.

(7)  Includes insurance premiums paid by the Company in 1997 of $45,000.

(8)  Resigned from employment with the Company in February 1997.

(9)  Includes dues of $3,849 and financial planning fees of $4,081.

(10) Includes insurance premiums paid by the Company in 1996 and 1995 of $40,000 annually.

(11) Resigned Chief Financial Officer position with the Company in October 1997.

(12) Employment with the Company commenced in October 1995.

(13) Represents retention bonus paid upon conclusion of the Strike.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.

          The  following  table  sets  forth  certain   information   concerning
unexercised stock options held by the Named Executive Officers as of December 31, 1997.

          Option   Grants  Table.   The  following   table  sets  forth  certain
information regarding stock option grants made to each of the Named Executive Officers during the fiscal year ended December 31, 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                   Potential Realizable
                                                                                                   Value at Assumed Annual Rates
                                                                                                   of Stock Price Appreciation for
                                       Individual Grants                                           Option Term
                                       -----------------                                           -------------------------------
                                                  % of Total
                                                    Options
                       Number of Securities       Granted to           Exercise
                        Underlying Options       Employees in           Price      Expiration
          Name             Granted (#)            Fiscal Year          ($/Sh)         Date            5%($)            10%($)
          ----             ------------          -------------         -------       ------           -----            ------

John R. Scheessele            240,000               22.6%              13.8125      9/25/07        2,084,760          5,283,257

James L. Wareham                    0                 0%                  --           --                  0                  0

James G. Bradley               65,000                6.1%              13.8125      9/25/07          564,623       1,430,882

 James T. Gibbons                   0                 0%                  --           --                  0                  0

John W. Testa                  15,000                1.4%              13.8125      9/25/07          125,799            330,204

Thomas R. Notaro               15,000                1.4%              13.8125      9/25/07          125,799            330,204

-------------------
   All options are to purchase shares of WHX Common Stock and were granted under WHX's 1991 Incentive and Nonqualified Stock Option Plan and vest ratably over a three-year period. This period commenced September 25, 1997.

                 Aggregated Option Exercises in Last Fiscal Year
                      And Fiscal Year-end Option Values(1)
                      ------------------------------------

                           Number of Securities      Value of Unexercised In-
                          Underlying Unexercised       the-Money Options at
                          Options at 1997 Fiscal        1997 Fiscal Year-
                         Year-End(#) Exercisable/     End($)(1) Exercisable/
                               Unexercisable              Unexercisable
NAME                   --------------------------   -------------------------
----

John R. Scheessele              0/240,000                      0/0

James L. Wareham                      0/0                      0/0

James G. Bradley                 0/65,000                      0/0

James T. Gibbons                 14,003/0                 47,385/0

John W. Testa                8,753/15,000                 28,447/0

Thomas R. Notaro            12,253/15,000                 39,822/0

------------------

(1) On December 31, 1997, the last reported sales price of the Common Stock of WHX as reported on the New York Stock Exchange Composite Tape was $12.00.


Long-Term Incentive and Pension Plans.

         The Company does not have any long-term incentive or defined benefit pension plans.

Deferred Compensation Agreements.

         Certain key employees of the Company were parties to deferred compensation agreements and/or severance agreements. The deferred compensation agreements generally provide that the employee is entitled to receive, over a fifteen-year period commencing at the later of age 65 or termination of employment, an amount equal to twice his base salary for the most recent twelve-month period of his employment prior to January 3, 1996. The annual benefits payable to Messrs. Gibbons, Testa and Notaro upon retirement was $13,493, $12,533 and $12,760, respectively. Certain other deferred compensation payments are payable by WPSC in certain circumstances, such as a demotion in job status without good cause, death or as a result of a change of control of the Company. Each of Messrs. Gibbons, Testa and Notaro is a party to a deferred compensation agreement such as is described above. Except as described in this paragraph, and in the next several paragraphs with respect to the employment agreement of Messrs. Scheessele, Wareham and Mooney, no plan or arrangement exists which results in compensation to a Named Executive Officer in excess of $100,000 upon such officer's future termination of employment or upon a change-of-control.

Employment Agreements.

         Mr. John R. Scheessele commenced employment as President of the Company, President of WHX and President, Chairman of the Board and Chief
Executive Officer of WPSC pursuant to a three-year employment agreement, dated as of February 7, 1997, which is automatically extended for successive three-year periods unless earlier terminated pursuant to the provisions of such agreement. The agreement provides for an annual salary to Mr. Scheessele of $400,000 and an annual bonus to be awarded in the sole discretion of the Company. The Company will consider several factors in determining whether to pay a bonus to Mr. Scheessele including the performance of Mr. Scheessele and the resulting benefits to the Company and the overall performance of the Company as measured by the guidelines specified in the employment agreement that are used to determine the bonuses of other senior executives of the Company. In addition, the employment agreement provides for Mr.

Scheessele to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. The employment agreement provides that in the event Mr. Scheessele's employment is terminated without cause or Mr. Scheessele voluntarily terminates his employment due to a material change in the nature and scope of his authorities and duties after a change in control of the Company occurs, he will be entitled to receive a payment of $1,200,000, and other specified benefits for a period of one year from the date of termination. Specified benefits under Mr. Scheessele's employment agreement will be forfeited under certain circumstances.

         Mr. Wareham was employed pursuant to an agreement that provided for an annual salary to Mr. Wareham of $400,000 and an annual bonus awarded in the sole discretion of the Company. In addition, the employment agreement provided for Mr. Wareham to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. In February 1997, Mr. Wareham resigned from his positions with the Company and was succeeded by Mr. John R. Scheessele.

         In November 1997, Mr. Frederick G. Chbosky resigned from his positions as Chief Financial Officer of each of the Company, WHX and WPSC. In 1998, Mr. Chbosky will receive from WPSC a severance payment of $128,100.

         Mr. Paul J. Mooney commenced employment as Executive Vice President and Chief Financial Officer of each of the Company, WHX and WPSC pursuant to a three-year employment agreement, dated as of October 17, 1997, which is automatically extended for successive three-year periods unless earlier terminated pursuant to the provisions of such agreement. The agreement provides for an annual salary to Mr. Mooney of $200,000 and an annual bonus to be awarded in the sole discretion of the Company. The Company will consider several factors in determining whether to pay a bonus to Mr. Mooney including the performance of Mr. Mooney and the resulting benefits to the Company and the overall performance of the Company as measured by the guidelines specified in the employment agreement that are used to determine the bonuses of other senior executives of the Company. In addition, the employment agreement provides for Mr. Mooney to receive the cash surrender value of life insurance contracts purchased by the Company upon termination of his employment. The employment agreement provides that in the event Mr. Mooney's employment is terminated without cause or Mr. Mooney voluntarily terminates his employment due to a material change in the nature and scope of his authorities and duties after a change in control of the Company occurs, he will be entitled to receive a payment of $600,000, and other specified benefits for a period of one year from the date of termination. Specified benefits under Mr. Mooney's employment agreement will be forfeited under certain circumstances.

Compensation Committee Interlock and Insider Participation.

         The Board of Directors of the Company is responsible for determining compensation of the Company's executive officers. Mr. Olshan is a member of Olshan Grundman Frome & Rosenzweig LLP, which has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1997 did not exceed 5% of the Company's or the firm's revenues.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS;
                    TRANSACTIONS BETWEEN THE COMPANY AND WHX

         John R. Scheessele, President of the Company and WPSC and a director of the Company and WPSC, and Akimune Takewaka, a director of WPSC, are directors of Wheeling-Nisshin. Mr. Takewaka is also Chairman of the Board of Wheeling-Nisshin. James D. Hesse, a former Vice President of the Company, is President, Chief Executive Officer and a director of Wheeling-Nisshin. The Company currently holds a 35.7% equity interest in Wheeling-Nisshin.

         Marvin L. Olshan, a director and Secretary of the Company, is a member of Olshan Grundman Frome & Rosenzweig LLP, which firm has been retained as outside general counsel to the Company since January 1991. Fees received from the Company by such firm during the fiscal year ended December 31, 1997 did not exceed 5% of the Company's revenues.

         The Company and WHX and WHX's affiliates have in the past entered into intercompany transactions and agreements incident to their respective businesses, and the Company and WHX may enter into material transactions and agreements from time to time in the future. In connection with the November Offering, the Company and WHX amended certain existing agreements, and also entered into agreements with respect to the respective obligations that will be assumed by each party. These agreements were not the result of arm's length negotiations between the parties. It is possible that conflicts of interest could arise between the Company and WHX in certain circumstances.

         The following is a summary of certain agreements, arrangements and transactions between the Company and WHX.

Indemnification and Intercreditor Agreement

         Pursuant to the Indemnification Agreement (as defined), the Company has agreed to indemnify WHX and hold WHX harmless from all liabilities relating to the operations of the Company whether relating to or arising out of occurrences prior to, on or after the closing ("Closing") of the November Offering, and other obligations assumed at the Closing. Similarly, WHX has agreed to indemnify the Company and hold the Company harmless from all liabilities relating to the operations of the business of WHX, other than the business of the Company, whether relating to or arising out of occurrences prior to, on or after the Closing. To the extent WHX is called upon to make payments under its guarantees of certain of the Company's indebtedness, the Company will indemnify it in respect of such payments. To the extent the Company's actions cause a default under the Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of WHX or Unimast, the Company will indemnify WHX and Unimast in respect of any incremental costs and expenses suffered by WHX or Unimast on account thereof. The Company's obligations under the Indemnification Agreement will be subordinate to the Company's obligations under the Notes and the Term Loan Agreement. To the extent WHX's or Unimast's actions cause a default under the Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of the Company, WHX and Unimast will indemnify the Company in respect of any incremental costs and expenses and damages suffered by the Company on account thereof. See "Indemnification and Intercreditor Agreement."

Tax Sharing Agreement

         The Company will be included in the consolidated federal income tax returns filed by WHX during all periods in which it has been or will be a wholly-owned subsidiary of WHX ("Affiliation Year"). The Company and WHX have entered into an agreement (the "Tax Sharing Agreement") providing for the manner of determining payments with respect to federal income tax liabilities and benefits arising in Affiliation Years. Under the Tax Sharing Agreement, the Company will pay to WHX an amount equal to the share of WHX's consolidated federal income tax liability, generally determined on a separate return basis, and WHX will pay the Company for any reduction in WHX's consolidated federal income tax liability resulting from utilization or deemed utilization of deductions, losses, and credits arising which are attributable to the Company, in each case net of any amounts theretofore paid or credited by WHX or the Company to the other with respect thereto. In the event that WHX's consolidated federal income tax liability for any Affiliation Year is adjusted upon audit or otherwise, the Company will bear any additional liability or receive any refund which is attributable to adjustments of items of income, deduction, gain, loss or credit of the Company. WHX shall permit the Company to participate in any audits or litigation with respect to Affiliation Years, but WHX will otherwise have exclusive and sole responsibility and control over any such proceedings.

Advances

         From time to time WHX has made advances to the Company, principally to fund working capital needs and interest payments on debt. The Company also has made advances to WHX, from time to time, principally to fund the payment by WHX of dividends on its outstanding preferred stock and the working capital needs of Unimast. As of December 31, 1997, the Company had made advances to WHX in the net amount of $28.0 million. All advances were repayable upon demand and did not bear interest. To the extent the Company has net outstanding advances from WHX, the Company's obligations to repay such advances will be subordinated to the repayment obligations on the Notes.

Management Agreement

         Pursuant to a management agreement, as amended, between WHX and WPN, of which Ronald LaBow, the Chairman of the Board of the Company is the sole stockholder and an officer and director, WPN provides financial, management, advisory and consulting services to WHX and the Company, subject to the supervision and control of the independent directors of WHX. In 1996 and 1997, WPN received a monthly fee of $458,333.33, with total payments of $5,500,000 in 1996 and 1997. Commencing on January 1, 1998, the Company has agreed to contribute $2.5 million towards the payment of such annual fee in consideration of services to be rendered to the Company.

                      DESCRIPTION OF PRINCIPAL INDEBTEDNESS

Revolving Credit Facility

         WPSC has a Revolving Credit Facility with Citibank, N.A. as agent. The Revolving Credit Facility provides for borrowing for general corporate purposes of up to $150 million, and with a $35 million sublimit for Letters of Credit. The Revolving Credit Facility expires May 3, 1999. Borrowings under the Revolving Credit Facility are secured primarily by inventory of the Company, WPSC, PCC and WCP, subsidiaries of the Company, and Unimast. The terms of the Revolving Credit Facility contain various restrictive covenants, limiting among other things, dividend payments or other distributions of assets, as defined in the Revolving Credit Facility. Certain financial covenants associated with leverage, net worth, capital spending, cash flow and interest coverage must also be maintained. The Company, PCC, WCP and Unimast have each guaranteed all of the obligations of WPSC under the Revolving Credit Facility. Borrowings outstanding against the Revolving Credit Facility at December 31, 1997 totaled $89.8 million.

         The Revolving Credit Facility bears interest, payable monthly in arrears, at the Citibank prime rate plus 1.0% and/or a Eurodollar rate margin plus 2.25%, but the margin over the prime rate and the Eurodollar rate can fluctuate up or down based upon performance. The maximum prime rate margin is 1.00% and the maximum Eurodollar margin is 2.25%. The letter of credit fee is 2.25% and is also performance-based.

         WPSC also has a separate facility with Citibank, N.A. for letters of credit up to $50 million. At December 31, 1997 letters of credit totaling $9.3 million were outstanding under this facility. The letters of credit are collateralized at 105% with U.S. Government securities owned by the Company, and are subject to an administrative charge of .4% per annum on the amount of outstanding letters of credit.

Term Loan Agreement

         The Company entered into the Term Loan Agreement with DLJ Capital Funding, Inc., as syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, Citicorp USA, Inc., as documentation agent, a financial institution to be named as administrative agent and the lenders party thereto on November 20, 1997, pursuant to which the Company borrowed $75.0 million. The net proceeds of the Term Loan Agreement were used, together with the net proceeds of the November Offering, to defease the Old Notes and to reduce borrowings under the Revolving Credit Facility.

         The  Term  Loan  Agreement  matures  on  November  15,  2006.   Amounts
outstanding under the Term Loan Agreement are expected to bear interest at either (i) the Alternate Base Rate (as defined therein) plus 2.25% or (ii) the LIBOR Rate (as defined therein) plus 3.25%, determined at the Company's option. The Company's obligations under the Term Loan Agreement will be guaranteed by the Company's Restricted Subsidiaries. The Company may prepay the obligations under the Term Loan Agreement beginning on November 15, 1998, subject to a premium of 2.0% of the principal amount thereof. Such premium declines to 1.0% on November 15, 1999 with no premium on or after November 15, 2000.

         The Term Loan Agreement contains customary representations and warranties. Covenants and events of default under the Term Loan Agreement are substantially similar to those described under "Description of the New Notes--Certain Covenants" and "--Events of Default and Remedies." Lenders under the Term Loan Agreement have customary voting, participation and assignment rights.

                       DESCRIPTION OF RECEIVABLES FACILITY

         In August 1994 WPSC entered into an agreement to sell, up to $75 million on a revolving basis, an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC and two of its affiliates, WCP and PCC. The agreement expires in August 1999. In July 1995, WPSC amended such agreement to sell an additional $20 million on similar terms and conditions. In October 1995, WPSC entered into an agreement to include the receivables generated by Unimast, in the pool of accounts receivable sold. Accounts receivable at December 31, 1996, exclude $45 million representing accounts receivable sold with recourse limited to the extent of uncollectible balances. As of December 31, 1997, fees paid by the Company ranged from 7.42% to 8.50% of the outstanding amount of receivables sold. Based on the Company's collection history, the Company believes that credit risk associated with the above arrangement is immaterial. Accounts receivable sold pursuant to the Receivables Facility at December 31, 1997 aggregated $69.0 million.

                   INDEMNIFICATION AND INTERCREDITOR AGREEMENT

         Unimast, WHX and the Company entered into an intercreditor, indemnification and subordination agreement (the "Indemnification Agreement") upon the consummation of the November Offering which provides, among other things, that Unimast and WHX will be responsible to the Company for repayment of any of Unimast's borrowings under the Revolving Credit Facility and have agreed to indemnify the Company if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by Unimast. In addition, the Company is solely responsible for repayment of its borrowings under the Revolving Credit Facility and has agreed to indemnify WHX and Unimast if a default occurs under the Revolving Credit Facility or if the Receivables Facility is terminated as a result of a breach of either of such agreements by the Company. The Company's obligations under the Indemnification Agreement will be subordinate to the Company's obligations under the Notes. See "Risk Factors--Cross-default Provisions."

                          DESCRIPTION OF THE NEW NOTES

         The Old Notes were issued under the Indenture among the Company, the Guarantors and Bank One, N.A., as Trustee (in such capacity, the "Trustee"). The New Notes will be issued under the Indenture, which will be qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), upon the effectiveness of the Registration Statement of which this Prospectus is a part. The form and terms of the New Notes are the same in all material respects as the form and terms of the Old Notes, except that the offer and sale of the New Notes will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting transfer thereof. Upon the consummation of the Exchange Offer, Holders of Notes will not be entitled to registration rights under, or the contingent increase in interest rate provided pursuant to, the Registration Rights Agreement. The New Notes will evidence the same debt as the Old Notes and will be treated as a single class under the Indenture with any Old Notes that remain outstanding.

         The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Notes are subject to all such terms and reference is made to the Indenture and the Trust Indenture Act for a statement thereof. A copy of the Indenture has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus forms a part. The following summary, which describes certain provisions of the Indenture and the Notes, does not purport to be complete, although all material terms of such documents are set forth herein, and is subject to, and is qualified in its entirety by reference to, the Indenture and the Notes, including the definitions therein of terms not defined herein and those terms made a part thereof by the Trust Indenture Act. Whenever particular defined terms of the Indenture not otherwise defined herein are referred to, such defined terms are incorporated herein by reference.

Principal, Maturity and Interest

         The Notes are or will be senior unsecured obligations of the Company, limited in aggregate principal amount to $275,000,000 and will mature on November 15, 2007. Interest on the Notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on May 15 and November 15 (each, an "Interest Payment Date"), commencing on May 15, 1998, to holders of record on the immediately preceding May 1 and November 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and interest, premium (if any) and Liquidated Damages (if any) on the Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment may be made by check mailed to holders of the Notes at their respective addresses set forth in the register of holders; provided, however, that all payments with respect to Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

Ranking

         The Notes are or will be unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with all existing and future senior unsecured indebtedness of the Company, including borrowings under the Term Loan Agreement. The Notes will be effectively junior to secured indebtedness of the Company to the extent of the assets securing the indebtedness, and to secured indebtedness of Subsidiaries of the Company, to the extent of the assets of such subsidiaries. See "--Guarantees." At December 31, 1997, the borrowings under the Term Loan Agreement and the use of proceeds therefrom, there would have been an aggregate of $56.8 million of indebtedness of Subsidiaries of the Company. In addition, the Company would have had the ability to borrow an additional approximately $94.5 million under the Revolving Credit Facility at December 31, 1997. Except to the extent of the Subsidiary Guarantees, holders of the Notes would have been effectively subordinated to all such indebtedness of Subsidiaries and trade payables of WPSC.

Guarantees

         The Company's payment obligations under the Notes are jointly and severally guaranteed on a senior basis by all of the Company's present and future Subsidiaries (excluding Unrestricted Subsidiaries) (the "Guarantors") pursuant to the Subsidiary Guarantees. The Subsidiary Guarantees rank pari passu in right of payment to all existing and future senior Indebtedness of the Guarantors, including the Guarantors' obligations under the Revolving Credit Facility, any successor credit facility and the Term Loan Agreement. Each Subsidiary Guarantee is an unconditional and irrevocable guarantee of the obligations of the Company under the Notes and the Indenture. The obligations of each Guarantor under its Subsidiary Guarantee is limited to the maximum amount that may be paid thereunder without resulting in such Subsidiary Guarantee being deemed to constitute a fraudulent conveyance or a fraudulent transfer under applicable law. See "Risk Factors--Fraudulent Conveyances; Possible Invalidity of Subsidiary Guarantees." Each Guarantor that makes a payment or distribution under its Subsidiary Guarantee shall be entitled to a contribution from each other Guarantor so long as exercise of such right does not impair the rights of holders of Notes under any Subsidiary Guarantee.

         The Indenture provides that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving person) or sell all or substantially all of its assets to, another corporation, person or entity whether or not affiliated with such Guarantor unless (a) subject to the provisions of the following paragraph, the person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all of the obligations of such Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Subsidiary Guarantee of such Guarantor and the Indenture; (b) immediately after giving effect to such transaction, no Default or Event of Default exists; (c) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction), equal to or greater than the Consolidated Net Worth of the Guarantor immediately preceding the transaction; and (d) the Company would be permitted, immediately after giving effect to such transaction, to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." Notwithstanding the provisions of this paragraph, the Indenture will not prohibit the merger of two of the Guarantors or the merger of a Guarantor into the Company.

         The Indenture provides that, in the event of a sale or other disposition of all of the capital stock of any Guarantor (including by way of merger or consolidation) or all of the assets of such Guarantor, then such Guarantor (in the event of a sale or other disposition of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture. See "--Repurchase at the Option of Holders--Asset Sales." In addition, the Indenture will provide that, in the event the Board of Directors of the Company designates a Guarantor to be an Unrestricted Subsidiary, then such Guarantor will be released and relieved of any obligations under its Subsidiary Guarantee; provided, however, that such designation is conducted in accordance with the applicable provisions of the Indenture.

Optional Redemption

         The Notes will not be redeemable at the Company's option prior to November 15, 2002. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 or more than 60 days' notice to each holder of Notes to be redeemed, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:

         Year                                      Percentage

         2002......................                 104.625%
         2003......................                 103.083%
         2004......................                 101.542%
         2005 and thereafter.......                 100.000%

         Notwithstanding the foregoing, on or prior to November 15, 2000, the Company may redeem up to 35% of the aggregate principal amount of Notes originally issued at a redemption price (expressed as a percentage of principal amount) of 109.25% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, however, that (a) at least 65% of the aggregate principal amount of Notes initially issued remains outstanding immediately after the occurrence of each such redemption and (b) such redemption occurs no later than 30 days following the date of the consummation of such Public Equity Offering.

         At any time prior to November 15, 2002, the Notes may also be redeemed as a whole but not in part at the option of the Company, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium, accrued interest and Liquidated Damages, if any, thereon to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

         "Applicable Premium" means, with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at November 15, 2002 plus (2) all required interest payments due on such Note through November 15, 2002, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of such Note.

         "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the redemption date to November 15, 2002; provided, however, that if the period from the redemption date to November 15, 2002 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 15, 2002 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice

         In the event that less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided, however, that no Note shall be redeemed in a principal amount that is less than $1,000. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new
Note in principal amount equal to the unredeemed portion of the original Note shall be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

         Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make any mandatory redemption of or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

  Change of Control

         Upon the occurrence of a Change of Control, the Company will be required to make an offer (a "Change of Control Offer") to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase (the "Change of Control Payment"). Within 30 days following a Change of Control, the Company will mail a notice to each holder of Notes describing the transaction that constitutes the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes as a result of a Change of Control.

         On or before the Change of Control Payment Date, the Company will, to the extent lawful, (a) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (b) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (c) deliver or cause to be delivered to the Trustee the Notes so accepted together with an officer's certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

         Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, the Company could enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that could affect the Company's capital structure or the value of the Notes, but that would not constitute a Change of Control. The Company's ability to repurchase Notes following a Change of Control may also be limited by the Company's then existing financial resources.

         The Company will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

         A "Change of Control" will be deemed to have occurred upon the occurrence of any of the following: (a) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any person (as such term in used in Section 13(d)(3) of the Exchange Act), (b) the adoption of a plan relating to the liquidation or dissolution of the Company, (c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as such terms are used in Section 13(d)(3) of the Exchange Act) other than WHX or an underwriter or group of underwriters in an underwritten public offering becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of at least 50% of the voting power of the outstanding voting stock of the Company, (d) the merger or consolidation of the Company with or into another corporation with the effect that the then existing stockholders of the Company hold less than 50% of the combined voting power of the then outstanding voting securities of the surviving corporation of such merger or the corporation resulting from such consolidation or (e) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (a) was a member of the Board of Directors of the Company on the date of original issuance of the Notes or (b) was nominated for election to the Board of Directors of the Company with the approval of, or whose election to the Board of Directors of the Company was ratified by, at least a majority of the Continuing Directors who were members of the Board of Directors of the Company at the time of such nomination or election or by WHX so long as WHX owns a majority of the Capital Stock of the Company.

  Asset Sales

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (a) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors of the Company set forth in an officer's certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 80% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (ii) any securities, notes or other obligations received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary within 30 days of receipt into cash (to the extent of the cash received) shall be deemed to be cash for purposes of this provision.

         Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any such Restricted Subsidiary shall apply such Net Proceeds to reduce Indebtedness under the Revolving Credit Facility or other pari passu Indebtedness (and, in the case of such other pari passu Indebtedness, to correspondingly reduce commitments with respect thereto). To the extent such Net Proceeds are not utilized as contemplated in the preceding sentence, such Net Proceeds may, within 270 days after receipt thereof, be utilized to acquire Replacement Assets. Pending the final application of any such Net Proceeds, the Company or any such Restricted Subsidiary may otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in this paragraph will be deemed to constitute "Excess Proceeds."

         When the aggregate amount of Excess Proceeds exceeds $20 million, the Company will be required to make an offer to all holders of Notes (an "Asset
Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Note Pro Rata Share of Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the amount that the Company is required to repurchase, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate amount of Notes surrendered by holders thereof exceeds the amount that the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

  Restricted Payments

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company); (b) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company (other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company); (c) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness that is subordinated in right of payment to the Notes, except a payment of interest or principal at Stated Maturity; or (d) make any Restricted Investment (all such payments and other actions set forth in clauses (a) through (d) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

                  (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

                  (ii) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock"; and

                  (iii) such  Restricted  Payment,  together  with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture, is less than the sum of (A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) commencing April 1, 1998 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than any such Equity Interests, Disqualified Stock or convertible debt securities sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (C) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the sum of (x) the initial amount of such Restricted Investment and (y) 50% of the aggregate Net Proceeds received by the Company or any Restricted Subsidiary in excess of the initial amount of such Restricted Investment, plus (D) $10 million.

         The foregoing provisions do not prohibit (a) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (b) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such Net Cash Proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (iii) (B) of the preceding paragraph; (c) the defeasance, redemption, repurchase, retirement or other acquisition of subordinated Indebtedness with the Net Cash Proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness; (d) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; (e) so long as no Default or Event of Default shall have occurred and be continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's or any of its Restricted Subsidiaries' management upon the death, disability or termination of employment of such member of management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in any calendar year and $2.5 million in the aggregate; (f) loans or advances to Unimast by the Company or WPSC prior to the first anniversary of the date of the Indenture of amounts borrowed by WPSC under the Revolving Credit Facility provided (i) such loans or advances do not exceed $40 million at any time outstanding, (ii) Unimast pays interest to WPSC on such loans or advances in an amount equal to the interest payable by WPSC on such amounts pursuant to the Revolving Credit Facility and (iii) such loans and advances are repaid in full on or prior to the first anniversary of the date of the Indenture; (g) the payment by the Company of management fees to WHX not to exceed $2.5 million in any calendar year, in exchange for services provided to it by WPN pursuant to the management agreement between WHX and WPN; and (h) payments permitted under the WHX Agreements.

         In determining the amount of Restricted Payments permissible under clause (iii) of the first paragraph of this covenant, amounts expended pursuant to clauses (a) and (e) of the immediately preceding paragraph shall be included as Restricted Payments for purposes of such clause (iii).

         The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of (a) the net book value of such Investments at the time of such designation and (b) the fair market value of such Investments at the time of such designation. Such designation will be permitted only if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

         The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors of the Company whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officer's certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described in this section were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Indebtedness) and that the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness if the Consolidated Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.00 to 1, on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

         Notwithstanding the foregoing, the Company and, to the extent set forth below, its Restricted Subsidiaries may incur the following (each of which shall be given independent effect):

                  (a) Indebtedness of the Company under the Notes and the Indenture;

                  (b) Permitted Working Capital Indebtedness of the Company and its Restricted Subsidiaries;

                  (c)  Existing   Indebtedness  (other  than  Permitted  Working
          Capital Indebtedness and Indebtedness under the Letter of Credit Facility);

                  (d)   Indebtedness   of  the   Company   and  its   Restricted
         Subsidiaries under the Letter of Credit Facility;

                  (e) Capital Expenditure Indebtedness, Capitalized Lease Obligations and purchase money Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $50 million at any time outstanding;

                  (f) (i) Hedging Obligations of the Company and its Restricted Subsidiaries covering Indebtedness of the Company or such Restricted Subsidiary (which Indebtedness is otherwise permitted to be incurred under this covenant) to the extent the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates; or (ii) repurchase agreements, reverse repurchase agreements or similar agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; provided that the terms of such agreements comply with the guidelines set forth in Federal--Financial Agreements of Depository Institutions with Securities and Others (or any successor guidelines), as adopted by the Comptroller of the Currency;

                  (g)   Indebtedness   of  the   Company   and  its   Restricted
         Subsidiaries in an aggregate principal amount not to exceed $30 million at any time outstanding;

                  (h) Indebtedness of the Company representing guarantees of Indebtedness incurred by one of its Restricted Subsidiaries pursuant to, and in compliance with, another provision of this covenant;

                  (i)  Indebtedness  of the  Company  or  any of its  Restricted
         Subsidiaries representing guarantees of a portion of the Indebtedness of Wheeling-Nisshin which is not greater than the Company's or such Restricted Subsidiary's pro rata ownership of the outstanding Equity Interests in Wheeling-Nisshin; provided, however, that (i) such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) at the time of incurrence and after giving effect to the Indebtedness of Wheeling-Nisshin which is being guaranteed, the Consolidated Interest Coverage Ratio of Wheeling-Nisshin for its most recently ended four full fiscal quarters for which internal financial statements are available would have been at least 2.00 to 1, determined on a pro forma basis as if any additional Indebtedness had been incurred at the beginning of such four quarter period;

                  (j) Indebtedness of the Company or its Restricted Subsidiaries representing guarantees of Indebtedness of Wheeling-Nisshin required to be made pursuant to the Letter of Undertaking not to exceed $10 million;

                  (k) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and (ii) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

                  (l)  Indebtedness under the Term Loan Agreement; and

                  (m) any Permitted Refinancing Indebtedness representing a replacement, renewal, refinancing or extension of Indebtedness permitted under the first paragraph and clauses (c) and (l) of this covenant.

  Liens

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, without making effective provision for all payments due under the Indenture and the Notes and the Subsidiary Guarantees to be directly secured on an equal and ratable basis with the obligations so secured or, in the event such Indebtedness is subordinate in right of payment to the Notes or the Subsidiary Guarantees, prior to such Indebtedness, in each case until such time as such obligations are no longer secured by a Lien.

         Notwithstanding   the   foregoing,   the  Company  and  its  Restricted
Subsidiaries may create, incur, assume or suffer to exist (each of which shall be given independent effect):

                  (a)  Permitted Liens;

                  (b) Liens to secure the payment of Capital Expenditure Indebtedness and Capitalized Lease Obligations, provided that (i) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the lesser of cost or Fair Market Value of the assets or property acquired, constructed or improved with the proceeds of such Indebtedness and (ii) such Liens shall not encumber any other assets or property of the company and its Subsidiaries;

                  (c)  Liens   secured  by  the  Capital   Stock  or  assets  of
         Wheeling-Nisshin or Ohio Coatings Company to the extent required under agreements as existing on the date of the Indenture; and

                  (d) Liens on accounts receivable, inventory, intangibles necessary or useful for the sale of such inventory, and other current assets of the Company or any Restricted Subsidiary or on Capital Stock of Subsidiaries, in each case incurred to secure Permitted Working Capital Indebtedness.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (1) Existing Indebtedness as in effect on the date of the Indenture including, without limitation, restrictions under the Revolving Credit Facility, as in effect on the date of the Indenture and any refinancings, amendments, restatements, renewals or replacements thereof; provided, however, that the agreements governing such contain restrictions that are not more restrictive, taken as a whole, than those contained in the agreement governing the Indebtedness being so refinanced, amended, restated, renewed or replaced (2) the Indenture, the Notes and the Subsidiary Guarantees, (3) applicable law, (4) any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (6) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (7) customary provisions in bona fide contracts for the sale of property or assets, or (8) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced.

  Merger, Consolidation or Sale of Assets

         The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, person or entity unless (a) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia, (b) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, (c) immediately after such transaction no Default or Event of Default exists and (d) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and
(B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Transactions with Affiliates

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate or any officer, director or employee of the Company (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person or, if there is no such comparable transaction, on terms that are fair and reasonable to the Company, and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction or series of related
Affiliate Transactions involving aggregate consideration in excess of $2.0 million, either (A) a resolution of the Board of Directors of the Company set forth in an officer's certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or (B) if there are no disinterested members of the Board of Directors of the Company, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing and (ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided, however, that the following shall be deemed not to be Affiliate Transactions: (v) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary; (w) transactions between or among the Company and/or its Wholly-Owned Restricted Subsidiaries; (x) transactions pursuant to the WHX Agreements or agreements with or applicable to any of Wheeling-Nisshin, Ohio Coatings Company, the Empire-Iron Mining Partnership or W-P Coal Company, in each case as in effect on the date of the Indenture; (y) the purchase of accounts receivable from Unimast for immediate resale on the same terms pursuant to the Receivables Facility; and (z) Restricted Payments that are permitted pursuant to clauses (e), (f), (g) and (h) of the second paragraph of the covenant described under the heading "--Restricted Payments" and Indebtedness permitted to be incurred pursuant to clauses (i) and (j) of the second paragraph of the covenant described under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock."

  Sale and Leaseback Transactions

         The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided, however, that the Company may enter into a sale and leaseback transaction if (a) the Company could have (i) incurred Indebtedness in an amount equal to the Attributable Indebtedness relating to such sale and leaseback transaction pursuant to the Consolidated Interest Coverage Ratio test set forth in the first paragraph of the covenant described under the heading "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the heading "--Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the Net Cash Proceeds of such transaction in compliance with, the covenant described under the heading "--Repurchase at the Option of Holders--Asset Sales."

  Issuances and Sales of Capital Stock of Subsidiaries

         The Indenture provides that the Company (a) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests to any person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company, and (b) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any person (other than the Company or any Wholly Owned Restricted Subsidiary of the Company) unless (i) such transfer, conveyance, sale, lease or other disposition is of all of the Capital Stock of such Wholly Owned Restricted Subsidiary and (ii) the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described under the caption "--Repurchase at the Option of Holders--Asset Sales"; provided that this clause (b) shall not apply to any pledge of Capital Stock of any Wholly Owned Restricted Subsidiary of the Company permitted pursuant to clause (d) of the covenant described under the caption "--Liens."

  Additional Subsidiary Guarantees

         The  Indenture  provides  that if the Company or any of its  Restricted
Subsidiaries shall, after the date of the Indenture, acquire, create or designate another Restricted Subsidiary, then such newly acquired, created or designated Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the Indenture.

  Payment for Consent

         The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all holders of the Notes that consent, waive or agree to amend in the timeframe set forth in the solicitation statement documents relating to such consent, waiver or agreement.

  Reports

         The Indenture provides that, whether or not the Company is required to do so by the rules and regulations of the Commission, the Company will file with the Commission (unless the Commission will not accept such a filing) and, within 15 days of filing, or attempting to file, the same with the Commission, furnish to the holders of the Notes (a) all quarterly and annual financial and other information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants, and (b) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, the Company and the Guarantors will furnish to the holders of the Notes, prospective purchasers of the Notes and securities analysts, upon their request, the information, if any, required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

         The Indenture provides that each of the following constitutes an Event of Default: (a) default in the payment when due of interest or Liquidated Damages on the Notes and such default continues for 30 days; (b) default in payment when due of the principal of or premium (if any) on the Notes; (c)
failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Asset Sales," "--Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Merger, Consolidation or Sale of Assets"; (d) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the Notes; (e) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, which default (i) is caused by a failure to pay principal of or premium (if any) or interest on such Indebtedness prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default") or (ii) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (f) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (g) failure by any Guarantor to perform any covenant set forth in its Subsidiary Guarantee, or the repudiation by any Guarantor of its obligations under its Subsidiary Guarantee or the unenforceability of any Subsidiary Guarantee against a Guarantor for any reason, unless, in each such case, such Guarantor and its Subsidiaries have no Indebtedness outstanding at such time or at any time thereafter; and (h) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

         If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

         In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to November 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to such date, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

         The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the principal of or interest or Liquidated Damages on the Notes.

         The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

         No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

         The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (a) the rights of holders of outstanding Notes to receive payments in respect of the principal of and interest, premium (if any) and Liquidated Damages (if any) on such Notes when such payments are due from the trust referred to below, (b) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (c) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (d) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

         In order to exercise  either Legal  Defeasance or Covenant  Defeasance,
(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of and interest, premium (if any) and Liquidated Damages (if any) on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date, (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred, (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred, (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit), (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound, (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, (vii) the Company must deliver to the Trustee an officer's certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others and (viii) the Company must deliver to the Trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

         A holder of Notes may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The

Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

         Except as provided below, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

         Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (a) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (b) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (including as described under the caption "--Repurchase at the Option of Holders"), (c) reduce the rate of or change the time for payment of interest on any Note, (d) waive a Default or Event of Default in the payment of principal of or interest, premium (if any) or Liquidated Damages (if any) on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (e) make any Note payable in money other than that stated in the Notes, (f) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest, premium (if any) or Liquidated Damages (if any) on the Notes, (g) waive a redemption payment with respect to any Note (including a payment as described under the caption "--Repurchase of the Option of Holders"), (h) make any change in the foregoing amendment and waiver provisions, (i) modify the ranking or priority of the Notes or the Subsidiary Guarantees in any manner adverse to the Holders or (j) except as provided in the Indenture, release any Guarantor from its obligations under its Subsidiary Guarantee, or change any Subsidiary Guarantee in any manner that would adversely affect the Holders.

         Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days and apply to the Commission for permission to continue or resign.

         The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Anyone who receives this Prospectus may obtain a copy of the form of Indenture and Registration Rights Agreement without charge by writing to Wheeling-Pittsburgh Corporation, attention: Treasurer.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired  Indebtedness"  means,  with respect to any specified person,
(i) Indebtedness of any other person existing at the time such other person is merged with or into or became a Restricted Subsidiary of such specified person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other person merging with or into or becoming a Restricted Subsidiary of such specified person, and (ii) Indebtedness secured by a Lien encumbering an asset acquired by such specified person at the time such asset is acquired by such specified person.

         "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

         "Asset Sale" means the sale, lease, conveyance, disposition or other transfer (a "disposition") of any properties, assets or rights (including, without limitation, a sale and leaseback transaction or the issuance, sale or transfer by the Company of Equity Interests of a Restricted Subsidiary) whether in a single transaction or a series of related transactions; provided, however, that the following transactions will be deemed not to be Asset Sales: (a) sales of inventory in the ordinary course of business; (b) a disposition of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (c) a disposition of Equity Interests by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company; (d) a Permitted Investment or Restricted Payment that is permitted by the Indenture; (e) the issuance by the Company of Equity Interests; (f) the disposition of properties, assets or rights in any fiscal year the aggregate Net Proceeds of which are less than $1 million; and (g) the sale of accounts receivable pursuant to the Receivables Facility.

         "Attributable Indebtedness" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

         "Capital Expenditure Indebtedness" means Indebtedness incurred by any Person to finance the purchase or construction of any property or assets acquired or constructed by such Person which have a useful life of more than one year so long as (a) the purchase or construction price for such property or assets is included in "addition to property, plant or equipment" in accordance with GAAP, (b) the acquisition or construction of such property or assets is not part of any acquisition of a Person or line of business and (c) such Indebtedness is incurred within 90 days of the acquisition or completion of construction of such property or assets.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (a) in the case of a corporation, corporate stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

         "Cash Equivalents" means (a) United States dollars, (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (c) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million, (d) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above, (d) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Service and in each case maturing within six months after the date of acquisition and (e) money market mutual funds substantially all of the assets of which are invested primarily of the type described in the foregoing clauses (a) through (d).

         "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person for such period plus, without duplication (a) provision for taxes based on income or profits of such person and its Restricted Subsidiaries, to the extent that such provision for taxes was included in computing Consolidated Net Income, plus (b) Consolidated Interest Expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing Consolidated Net Income, plus (c) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid, outside of the ordinary course of business, in a prior period) and other non-cash charges of such person and its Restricted Subsidiaries for such period, to the extent that such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income, minus (d) non-cash items increasing consolidated revenues in determining Consolidated Net Income for such period to the extent not already reflected as an expense in computing Consolidated Net Income, minus (e) all cash payments during such period relating to non-cash charges and other non-cash items that were or would have been added back in determining Consolidated Cash Flow for any prior period, in each case, on a consolidated basis and determined in accordance with GAAP.

         "Consolidated Interest Coverage Ratio" means with respect to any person for any period, the ratio of the Consolidated Cash Flow of such person for such period to the Consolidated Interest Expense of such person for such period; provided, however, that the Consolidated Interest Coverage Ratio shall be calculated giving pro forma effect to each of the following transactions as if each such transaction had occurred at the beginning of the applicable four-quarter reference period: (a) any incurrence, assumption, guarantee or redemption by the Company or any of its Restricted Subsidiaries of any Indebtedness (including revolving credit borrowings based on the average daily balance outstanding during the relevant period) subsequent to the commencement of the period for which the Consolidated Interest Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Interest Coverage Ratio is made (the "Calculation Date"); (b) any acquisition that has been made by the Company or any of its Restricted Subsidiaries, or approved and expected to be consummated within 30 days of the Calculation Date, including, in each case, through a merger or consolidation, and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date (in which case Consolidated Cash Flow for such reference period shall be calculated to include the Consolidated Cash Flow of the acquired entities and without giving effect to clause (c) of the proviso set forth in the definition of Consolidated Net Income); and (c) any other transaction that may be given pro forma effect in accordance with Article 11 of Regulation S-X as in effect from time to time; and provided, further, that (i) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded and (ii) the

Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent person or any of its Restricted Subsidiaries following the Calculation Date.

         "Consolidated Interest Expense" means, with respect to any person for any period, the sum, without duplication, of (a) the consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (b) any interest expense on Indebtedness of another person that is guaranteed by such person or one of its Restricted Subsidiaries or secured by a Lien on assets of such person or one of its Restricted Subsidiaries (whether or not such guarantee of Lien is called upon), (c) the consolidated interest expense of such person and its Restricted Subsidiaries that was capitalized during such period and (d) the product of (i) all cash dividend payments on any series of preferred stock of such person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rates of such person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

         "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the Net Income (but not loss) of any person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent person or a Wholly Owned Restricted Subsidiary thereof, (b) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (c) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (d) the cumulative effect of a change in accounting principles shall be excluded.

         "Consolidated Net Worth" means, with respect to any person as of any date, the sum of (a) the consolidated equity of the common stockholders of such person and its consolidated Restricted Subsidiaries as of such date plus (b) the respective amounts reported on such person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such person or a consolidated Restricted Subsidiary of such person, (ii) all investments as of such date in unconsolidated Restricted Subsidiaries and in persons that are not Subsidiaries and (iii) all unamortized debt discount and expense and unamortized deferred charges as of such date, in each case determined in accordance with GAAP; provided, however, that any changes after the date of the Indenture in the liabilities of such person and its Restricted Subsidiaries in respect of other post-retirement employee benefits or pension benefits that would be reflected on a consolidated balance sheet of such person and its Restricted Subsidiaries in accordance with GAAP shall be excluded.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures (excluding any maturity as a result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature or are redeemed or retired in full; provided, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof (or of any security into which it is convertible or for which it is exchangeable) have the right to require the issuer to repurchase such Capital Stock (or such security into which it is convertible or for which it is exchangeable) upon the occurrence of an Asset Sale or a Change of Control shall not constitute Disqualified Stock if such Capital Stock (and all such securities into which it is convertible or for which it is exchangeable) provides that the issuer thereof will not repurchase or redeem any such Capital Stock (or any such security into which it is convertible or for which it is exchangeable) pursuant to such provisions prior to compliance by the Company with the provisions of the
Indenture described under the caption "--Repurchase at the Option of Holders--Change of Control" or "--Asset Sales," as the case may be.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture, including, without limitation, the Obligations of the Company and its Restricted Subsidiaries under (i) the Close Corporation and Shareholders Agreement of Ohio Coatings Company as existing on the date of the Indenture and the guarantee by the Company or any Restricted Subsidiary of up to $20 million of Indebtedness of Ohio Coatings Company under the Credit Agreement between Ohio Coatings Company and National City Bank, Northeast, or (ii) the Keepwell Agreement, dated December 28, 1995, between the Company, WPSC, WHX and the lenders party thereto as existing on the date of the Indenture to the extent permitted by the WHX Agreements, until such amounts are repaid.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

         "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any person, the obligations of such person under interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed to protect such person against fluctuations in interest rates.

         "Indebtedness" means, with respect to any person, any indebtedness of such person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such person prepared in accordance with GAAP, as well as Indebtedness of others secured by a Lien on any asset of such person (whether or not such Indebtedness is assumed by such person) and, to the extent not otherwise included, the guarantee by such person of any Indebtedness of any other person. The amount of any Indebtedness outstanding as of any data shall be (a) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest and (b) the principal amount thereof, in the case of any other Indebtedness.

         "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of direct or indirect loans (including guarantees by the referent person of, and Liens on any assets of the referent person securing, Indebtedness or other obligations of other persons), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity
Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments."

         "Letter of Credit Facility" means the Letter of Credit Agreement, dated as of August 22, 1994, among WPSC and Citibank, N.A., as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or group of lenders, provided, that the aggregate amount of letters of credit available may not exceed $50,000,000.

         "Letter of Undertaking" means that certain letter of undertaking dated July 21, 1997 from WHX to The Sanwa Bank, Limited, as existing on the date of the Indenture.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Net Cash Proceeds" means, with respect to any issuance or sale of common stock of the Company, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' fees, broker's commissions and consultant and any other fees actually incurred in connection with such issuance or sale.

         "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (a) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (ii) the disposition of any securities by such person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries and (b) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (without duplication) (a) the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, sales commissions, recording fees, title transfer fees, title insurance premiums, appraiser fees and costs incurred in connection with preparing such asset for sale) and any relocation expenses incurred as a result thereof, (b) taxes paid or estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (c) amounts required to be applied to the repayment of Indebtedness (other than Permitted Working Capital Indebtedness) secured by a Lien on the asset or assets that were the subject of such Asset Sale, (d) any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such asset or assets, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Proceeds shall include only the amount of the reserve so reversed or the amount returned to the Company or its Restricted Subsidiaries from such escrow arrangement, as the case may be.

         "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender, and (ii) with respect to which no default (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other

Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

         "Note Pro Rata Share" means with respect to Excess Proceeds, the amount equal to the product of (a) Excess Proceeds and (b) the fraction determined by dividing (i) the aggregate principal amount of Notes then outstanding by (ii) the sum of the aggregate principal amount of Notes then outstanding and the aggregate amount of borrowings under the Term Loan Agreement then outstanding.

         "Obligations"   means  any  principal,   interest,   penalties,   fees,
indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

         "Permitted Investments" means (a) any Investment in the Company or in a Wholly Owned Restricted Subsidiary of the Company, (b) any Investment in Cash Equivalents, (c) any Investment by the Company or any Restricted Subsidiary of the Company in a person that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) if as a result of such Investment (i) such person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor or (ii) such person is merged, consolidated or amalgamated with or into, or transfers of conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company, (d) any Investment made as a result of the receipt of non-cash consideration from (i) an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders-- Asset Sales" or (ii) a disposition of assets that does not constitute an Asset Sale, (e) any Investment acquired solely in exchange for Equity Interests (other than Disqualified Stock) of the Company, (f) Investments existing as of the date of the Indenture and (g) other Investments in any person that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel manufacturing or processing operation or manufacturing or fabricating operation in the construction products business) which Investment has a fair market value (as determined by a resolution of the Board of Directors of the Company and set forth in an officer's certificate delivered to the Trustee), when taken together with all other investments made pursuant to this clause (g) that are at the time outstanding, not to exceed $10.0 million.

         "Permitted Liens" means (a) Liens existing as of the date of the Indenture; (b) Liens in favor of the Company and its Subsidiaries; (c) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the person merged into or consolidated with the Company or any of its Subsidiaries; (d) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (e) pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such person is a party, or deposits to secure public statutory obligations of such person or deposits of cash or United States Government bonds to secure surety or appeal bonds to which such person is a party, or deposits as security for contested taxes or import duties or for the payment of rent in each case incurred in the ordinary course of business (f) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (g) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $10.0 million at any one time outstanding and that (1) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (2) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (h) Liens securing Permitted Refinancing Indebtedness, provided that the Company was permitted to incur such Liens with respect to the Indebtedness so refinanced; and (i) minor encroachments, encumbrances, easements or reservations of, or rights of others for, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties all of which do not materially impair the value or utility for its intended purposes of the real property to which they relate or Liens incidental to the conduct of the business of such Person or to the ownership of its properties.

         "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness (other than Indebtedness under the Revolving Credit Agreement) of the Company or any of its Restricted Subsidiaries; provided that
(a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus premium, if any, and accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith), (b) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, (c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable, taken as a whole, to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded and such Indebtedness shall not have any scheduled principal payment prior to the 91st day after the final maturity date of the Notes and (d) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; provided, however, that a Restricted Subsidiary may guarantee Permitted Refinancing Indebtedness incurred by the Company, whether or not such Restricted Subsidiary was an obligor or guarantor of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and provided, further, that if such Permitted Refinancing Indebtedness is subordinated to the Notes, such guarantee shall be subordinated to such Restricted Subsidiary's Subsidiary Guarantee to at least the same extent.

         "Permitted Working Capital Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries under the Revolving Credit Facility and under any other agreement, instrument, facility or arrangement that is intended to provide working capital financing or financing for general corporate purposes (including any asset securitization facility involving the sale of accounts receivable); provided that the aggregate outstanding amount of such Indebtedness of the Company and its Restricted Subsidiaries, at the time of incurrence, shall not exceed greater of (a) the sum of (i) 50% of the net aggregate book value of all inventory of the Company and its Restricted Subsidiaries at such time and
(ii) 80% of the net aggregate book value of all accounts receivable (net of bad debt expense) of the Company and its Restricted Subsidiaries at such time and
(b) $175 million.

         "Public Equity Offering" means an underwritten offering of common stock of the Company meeting the registration requirements of the Securities Act.

         "Receivables Facility" means the program for the issuance and placement from time to time of trade receivable backed adjustable rate securities, all as contemplated by that certain Pooling and Servicing Agreement, dated as of August 1, 1994, between Wheeling-Pittsburgh Funding, Inc., WPSC, Bank One, Columbus, N.A. and Wheeling-Pittsburgh Trade Receivable Master Trust and that certain Receivables Purchase Agreement, dated as of August 1, 1994, between WPSC and Wheeling-Pittsburgh Funding, Inc., as each may be amended, supplemented or otherwise modified including any refunding, replacement or extension thereof.

         "Replacement Assets" means (x) properties and assets (other than cash or any Capital Stock or other security) that will be used in a business of the Company and its Subsidiaries conducted on the date of the Indenture or in a line of business or manufacturing or fabricating operation reasonably related thereto (including any downstream steel processing or manufacturing operation or manufacturing or fabricating operation in the construction products business) or
(y) Capital Stock of any person that will become on the date of the acquisition thereof a Wholly Owned Restricted Subsidiary of the Company as a result of such acquisition.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Subsidiary" of a person means any Subsidiary of such person that is not an Unrestricted Subsidiary.

         "Revolving Credit Facility" means the Second Amended and Restated Credit Agreement, dated as of December 28, 1995, among WPSC, the lenders party thereto and Citibank, N.A. as agent, as the same may be amended, supplemented or otherwise modified including any refinancing, refunding, replacement or extension thereof and whether by the same or any other lender or groups of lenders.

         "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

         "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

         "Subsidiary" means, with respect to any person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of that person (or a combination thereof) and (b) any partnership (i) the sole general partner or the managing general partner of which is such person or a Subsidiary of such person or (ii) the only general partners of which are such person or of one or more Subsidiaries of such person (or any combination thereof).

         "Tax Sharing Agreement" means the Tax Sharing Agreement between the Company and WHX as in effect on the date of the Indenture.

         "Term Loan Agreement" means the Term Loan Agreement dated as of the date of the Indenture, between the Company, DLJ Capital Funding, Inc., as syndication agent, Donaldson, Lufkin & Jenrette Securities Corporation, as arranger, Citicorp USA, Inc., as documentation agent, a financial institution to be determined as administrative agent and the lenders party thereto.

         "Unimast" means Unimast, Inc., an Ohio corporation.

         "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors of the Company, but only to the extent that such Subsidiary (a) has no Indebtedness other than Non-Recourse Debt, (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless such agreement, contract, arrangement or understanding does not violate the terms of the Indenture described under the caption "--Certain Covenants--Transactions with Affiliates," (c) is a person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (i) to subscribe for additional Equity Interests or (ii) to maintain or preserve such person's financial condition or to cause such person to achieve any specified levels of operating results, in each case, except to the extent otherwise permitted by the Indenture. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an
Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (A) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (B) no Default or Event of Default would be in existence following such designation.

         "U.S. Government Obligations" means direct, fixed-rate obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged, which are not callable and which mature (or may be put to the issuer by the holder at no less than par) no later than the maturity date of the Notes.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

         "Wheeling-Nisshin"    means   Wheeling-Nisshin,    Inc.,   a   Delaware
corporation.

         "Wholly Owned Restricted Subsidiary" of any person means a Restricted Subsidiary of such person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such person or by one or more Wholly Owned Restricted Subsidiaries of such person.

         "WHX" means WHX Corporation, a Delaware corporation.

         "WHX Agreements" mean (i) the Intercreditor, Indemnification and Subordination Agreement by and among the Company, WHX, WPSC and Unimast and (ii) the Tax Sharing Agreement, in each case as in effect on the date of this Indenture.


Book-Entry; Delivery and Form

         The certificates representing the Notes are issued in fully registered form without interest coupons. Notes sold in offshore transactions in reliance on Regulation S under the Securities Act will initially be represented by one or more temporary global Notes in definitive, fully registered form without interest coupons (each a "Temporary Regulation S Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC for the accounts of Euroclear and Cedel Bank. The Temporary Regulation S Global Note will be exchangeable for one or more permanent global Notes (each a "Permanent Regulation S Global Note"; and together with the Temporary Regulation S Global Notes, the "Regulation S Global Note") on or after the 40th day following the Closing Date upon certification that the beneficial interests in such global Note are owned by non-U.S. persons. Prior to the 40th day after the Closing Date, beneficial interests in the Temporary Regulation S Global Note may be held only through Euroclear or Cedel Bank and any resale or other transfer of such interests to U.S. persons shall not be permitted during such period unless such resale or transfer is made pursuant to Rule 144A or Regulation S and in accordance with the requirements described below.

         Notes sold in reliance on Rule 144A will be represented by one or more permanent global Notes in definitive, fully registered form without interest coupons (each a "Restricted Global Note"; and together with the Regulation S Global Note, the "Global Notes") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC.

         Each Global Note (and any Notes issued for exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "Transfer Restrictions."

         Notes originally purchased by or transferred to Institutional Accredited Investors who are not qualified institutional buyers ("Non-Global Purchasers") will be issued Notes in registered form without interest coupons ("Certificated Notes"). Upon the transfer of Certificated Notes initially issued to a Non-Global Purchaser to a qualified institutional buyer or in accordance with Regulation S, such Certificated Notes will, unless the relevant Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in a Global Note. For a description of the restrictions on the transfer of Certificated Notes, see "Transfer Restrictions."

         The Global Notes. Ownership of beneficial interests in a Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified institutional buyers may hold their interests in a Restricted Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

         Investors may hold their interests in a Regulation S Global Note directly through Cedel Bank or Euroclear, if they are participants in such systems, or indirectly through organizations that are participants in such system. Cedel Bank and Euroclear will hold interests in the Regulation S Global Notes on behalf of their participants through DTC.

         So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with the applicable procedures of DTC, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel Bank.

         Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Issuer, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

         The Issuer expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Issuer also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

         Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

         The Issuer expects that DTC will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants and which may be legended as set forth under the heading "Transfer Restrictions."

         The Issuer understands that: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing

Agency" registered pursuant to the provisions of Section 17A under the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

         Although DTC, Euroclear and Cedel Bank are expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, Euroclear and Cedel Bank, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Issuer nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel Bank or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

         While all material tax consequences of the Notes are discussed below, persons considering the purchase of Notes should consult their own tax advisors concerning the application of United States federal income tax laws, as well as the laws of any state, local, or other taxing jurisdiction applicable to their particular situations.

         In the opinion of Olshan Grundman Frome & Rosenzweig LLP, the United States tax counsel to the Company, subject to the limitations set forth herein, the following is an accurate summary of the material United States federal income tax consequences of the purchase, ownership and disposition of the Notes. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereunder, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

Non-U.S. Holders

         The following discussion is limited to the U.S. federal income tax consequences relevant to a holder of a Note that is not (i) a citizen or resident of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of the source, or (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust (a "Non-U.S. Holder").

         The discussion does not consider all aspects of U.S. federal income and estate taxation that may be relevant to the purchase, ownership or disposition of the Notes by a particular Non-U.S. Holder in light of such Holder's personal circumstances, including holding the Notes through a partnership. For example, persons who are partners in foreign partnerships and beneficiaries of foreign trusts or estates who are subject to U.S. federal income tax because of their own status, such as United States residents or foreign persons engaged in a trade or business in the United States, may be subject to U.S. federal income tax even though the entity is not subject to income tax on the disposition of its Note.

         For purposes of the following discussion, interest and gain on the sale, exchange or other disposition of a Note will be considered "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a U.S. permanent establishment (or to a fixed base) in the United States.

         Stated Interest. Generally, any interest paid to a Non-U.S. Holder of a Note that is not U.S. trade or business income will not be subject to United States tax if the interest qualified as "portfolio interest." Generally, interest on the Notes will qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and such certificate provides the beneficial owner's name and address on Form W-8 or, at the option of the withholding agent, on a substitute form substantially similar to Form W-8, and (iii) the Non-U.S. Holder is not a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. A holder must notify the Company in writing on a timely basis of any change affecting the validity of the Form W-8.

         The gross amount of payments to a Non-U.S. Holder of interest that do not qualify for the portfolio interest exception and that are not U.S. trade or business income will be subject to U.S. federal income tax at the rate of 30%, unless a U.S. income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular U.S. rates rather than the 30% gross rate. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Internal Revenue Service Form 1001 or 4224 (or such successor forms as the United States Internal Revenue Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Recently adopted Treasury Regulations which are not yet in effect (the "Final Regulations") would alter the foregoing rules in certain respects. In general, the Final Regulations are effective January 1, 1999. Under the Final Regulations, a Non-U.S. Holder that is seeking an exemption from withholding tax on account of a treaty or on account of the Notes being held in connection with a U.S. trade or business generally would be required to provide Internal Revenue Service Form W-8. If the Notes are not actively traded, the Non-U.S. Holder also would be required to provide a taxpayer identification number, and may be required to provide other documentary evidence of foreign status. The Final Regulations also contain rules concerning payments through intermediaries. Non-U.S. Holders should consult their tax advisors concerning the application of the Final Regulations in light of their own circumstances.

         Sale, Exchange or Redemption of Notes. Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange or redemption of a Note generally will not be subject to U.S. federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition, or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates.

         Federal Estate Tax. Notes held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and income on the Notes was not U.S. trade or business income.

         Information Reporting and Backup Withholding. The Company must report annually to the United States Internal Revenue Service and to each Non-U.S. Holder any interest that is subject to withholding or that is exempt from U.S. withholding tax pursuant to a tax treaty or the portfolio interest exception. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

         Under certain circumstances, the United States Internal Revenue Service requires information reporting and backup withholding of United States federal income tax at a rate of 31% with respect to payments to certain non-corporate Non-U.S. Holders (including individuals). Information reporting and backup withholding will apply unless such non-corporate Non-U.S. Holders certify to the withholding agent that the beneficial owner of the Note is not a U.S. Holder. This certification requirement will generally be satisfied by the certification provided to avoid the 30% withholding tax (described above).

         The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through the United States office of a broker or through a non-United States branch of a United States broker generally will be subject to information reporting and backup withholding at a rate equal to 31% of the gross proceeds unless the Non-U.S. Holder certifies on Internal Revenue Service Form W-8 that the beneficial owner of the Note is not a U.S. Holder or otherwise establishes an exemption. The payment of the proceeds of a disposition of a Note by a Non-U.S. Holder to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has certain United States relationships or connections.

         In the case of the payment of proceeds from the disposition of Notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

         Any amount withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the requisite procedures are followed.

U.S. Holders

         Subject to the discussion below, stated interest payable on to the Notes will be taxable to a U.S. Holder as ordinary income when received or accrued in accordance with such holder's regular method of tax accounting.

         Market Discount. If a U.S. Holder purchases a Note for an amount that is less than its stated principal amount, the amount of such difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. If a U.S. Holder makes a gift of a Note, accrued market discount, if any, will be recognized as if such U.S. Holder had sold such Note for a price equal to its fair market value. In addition, the U.S. Holder may be required to defer, until the maturity of the Note or, in certain circumstances, the earlier disposition of the Note in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note.

         Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue market discount on a constant interest method. A U.S. Holder of a Note may elect to include market discount in income currently as it accrues (on either a straight-line basis or constant interest method), in which case the rules described above regarding the deferral of interest deductions will not apply. This election to include market discount in income currently, once made, is irrevocable and applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Service.

         Amortizable Bond Premium. A U.S. Holder that purchases a Note for an amount in excess of the sum of all amounts payable on the Note after the purchase date other than stated interest will be considered to have purchased the Note at a "premium." A U.S. Holder may generally elect to amortize the premium over the remaining term of the Note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note. A U.S. Holder who elects to amortize bond premium must reduce its tax basis in the related obligation by the amount of premium amortized during its holding period. Bond premium on a Note held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the Note. The election to amortize premium on a constant yield method once made applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

         Treasury regulations recently have been issued that require a U.S. Holder that purchases a Note on or after March 2, 1998, or any subsequent taxable year, at a premium, and elects to amortize such premium, must amortize such premium under a constant yield method. However, a U.S. Holder may elect to apply the new rules to all Notes held on or after the first day of the taxable year containing March 2, 1998.

         Sale or Other Disposition. In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, or other taxable disposition of such Notes measured by the difference between (a) the amount of cash and the fair market value of property received (except to the extent attributable to accrued interest on the Notes previously taken into account) and
(b) the U.S. Holder's tax basis in the Notes, and market discount previously included in income by the U.S. Holder and decreased by amortizable bond premium, if any, deducted over the term of the Notes. Subject to the market discount rules discussed above, any such gain or loss will generally be (x) long-term capital gain or loss, provided the Notes have been held for more than 18 months,
(y) mid-term capital gain or loss, provided the Notes have been held for more than 12 months but not more than 18 months and (z) short-term capital gain or loss, provided the Notes have been held for not more than 12 months. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayer. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

         In general, an exchange of outstanding bonds such as the Old Notes for newly issued bonds such as the New Notes is treated as tax free to exchanging creditors and the debtor. In this case, a U.S. Holder's basis in the

New Notes is generally the same as his basis in the Old Notes and the U.S. Holder's holding period in the New Notes includes the period for which the Old Notes had been held. Although no gain or loss would be recognized to an exchanging U.S. Holder under these circumstances, if the exchange of the Old Notes for the New Notes were deemed to constitute an exchange of a debt instrument for a modified debt instrument that differed materially in kind or in extent, and the issue price of the New Notes (which would be their publicly-traded fair market value on the date on which a substantial amount of the New Notes is issued) was less than that of the Old Notes, original issue discount could arise to a U.S. Holder.

         Backup Withholding. "Backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. The Company, any agent thereof, a broker, the Trustee or any paying agent, as the case may be, will be required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the U.S. Holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

                              PLAN OF DISTRIBUTION

         Except as described below, (i) a broker-dealer may not participate in the Exchange Offer in connection with a distribution of the New Notes, (ii) such broker-dealer would be deemed an underwriter in connection with such distribution and (iii) such broker-dealer would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions. A broker-dealer may, however, receive New Notes for its own account pursuant to the Exchange Offer in exchange for Old Notes when such Old Notes were acquired as a result of market-making activities or other trading activities. Each such broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer (other than an "affiliate" of the Company) in connection with resales of such New Notes. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale.

         The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

         For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in a Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and transfer taxes and will indemnify the Holders of the Old Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

         The Initial Purchasers have indicated to the Company that they intend to effect offers and sales of the New Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale, but is not obligated to do so and such market-making activities may be discontinued at any time. The Initial Purchasers may act as principal or agent in such transactions. There can be no assurance that an active market for the New Notes will develop.

                                  LEGAL MATTERS

         Certain legal matters in connection with the Notes offered hereby will be passed upon for the Company by Olshan Grundman Frome & Rosenzweig LLP, New York, New York. Marvin L. Olshan, a member of Olshan Grundman Frome & Rosenzweig LLP, is a director and Secretary of the Company.

                                     EXPERTS

         The consolidated financial statements of Wheeling-Pittsburgh Corporation and its subsidiaries as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of Wheeling-Nisshin as of December 31, 1997 and 1996, and for each of the three years ended December 31, 1997 included in this Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants, as stated in their report appearing herein.


                                    INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----

Report of Price Waterhouse LLP, Independent Accountants.........................................................F-2
Consolidated Statements of Operations of WPC for the years ended December 31,
     1997, 1996 and 1995........................................................................................F-3
Consolidated Balance Sheets of WPC as of December 31, 1997 and 1996.............................................F-4
Consolidated Statements of Cash Flows of WPC for the years ended December 31,
     1997, 1996 and 1995........................................................................................F-5
Notes to Consolidated Financial Statements of WPC...............................................................F-6
Report of Coopers & Lybrand  L.L.P., Independent Accountants...................................................F-25
Financial Statements of Wheeling-Nisshin, Inc..................................................................F-26

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholders of Wheeling-Pittsburgh Corporation (a wholly-owned subsidiary of WHX Corporation)

         In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and of cash flows present fairly, in all material respects, the financial position of Wheeling-Pittsburgh Corporation and its subsidiaries (the "Company") at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and the significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.







PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
February 10, 1998

                         WHEELING-PITTSBURGH CORPORATION
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                               YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------

                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)
                                                               ----------------------------------------------------


 REVENUES:

Net sales..................................................... $     1,267,869    $     1,110,684    $       489,662
COST AND EXPENSES:

 Cost of products sold, excluding
  depreciation and profit sharing.............................       1,059,622            988,161            585,609
Depreciation..................................................          65,760             66,125             46,203
Profit sharing................................................           6,718                 --                 --
Selling, administrative and general expense...................          55,023             54,903             52,222
Special charge................................................              --                 --             92,701
                                                               -----------------  -----------------  -----------------

                                                                     1,187,123          1,109,189            776,735
                                                               -----------------  -----------------  -----------------

Operating income (loss).......................................          80,746              1,495           (287,073)
Interest expense on debt......................................          22,431             23,763             27,204
Other income (loss)...........................................           3,234              9,476               (221)
                                                               -----------------  -----------------  -----------------

Income (loss) before taxes
  and extraordinary item......................................          61,549            (12,792)          (314,498)
Tax provision (benefit).......................................           3,030             (7,509)          (110,035)
                                                               -----------------  -----------------  -----------------

 Income (loss) before
  extraordinary item..........................................          58,519             (5,283)          (204,463)
 Extraordinary charge--net of tax.............................          (3,043)                --            (25,990)
                                                               -----------------  -----------------  -----------------

Net income (loss) ............................................ $        55,476    $        (5,283)   $      (230,453)
                                                               =================  =================  =================


                 See Notes to Consolidated Financial Statements

                         WHEELING-PITTSBURGH CORPORATION
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)

                           CONSOLIDATED BALANCE SHEET

                                                                                              December 31,
                                                                                              ------------
                                                                                     1996                 1997
                                                                                         (Dollars in thousands)
                                                       ASSETS
Current assets:
  Cash and cash equivalents..................................................... $        35,950    $             0
  Trade receivables, less allowances for doubtful
    accounts of $1,149 and $1,108...............................................          24,789             44,569
  Inventories...................................................................         193,329            255,857
  Prepaid expenses and deferred charges.........................................          13,366             24,938
                                                                                 -----------------  -----------------

        Total current assets....................................................         267,434            325,364
 Investment in associated companies.............................................          65,297             68,742
Property, plant and equipment, at cost less
  accumulated depreciation and amortization.....................................         710,999            694,108
Deferred income taxes...........................................................         100,157            196,966
Intangible asset-pension........................................................              --             76,714
Due from affiliates.............................................................          58,522             27,955
Deferred charges and other assets...............................................          43,483             34,719
                                                                                 -----------------  -----------------

                                                                                 $     1,245,892    $     1,424,568
                                                                                 =================  =================

                      LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade payables................................................................ $        51,500    $       116,559
  Short term borrowings.........................................................              --             89,800
  Payroll and employee benefits.................................................          57,094             56,212
  Federal, state and local taxes................................................           9,083             11,875
  Deferred income taxes--current................................................          30,649             32,196
  Interest and other............................................................           8,067              9,354
  Long-term debt due in one year................................................           2,019                199
                                                                                 -----------------  -----------------
        Total current liabilities...............................................         158,412            316,195
Long-term debt..................................................................         267,395            349,904
Other employee benefit liabilities..............................................         435,502            427,125
Pension liability...............................................................              --            166,652
Other liabilities...............................................................          46,096             49,980
                                                                                 -----------------  -----------------

                                                                                         907,405          1,309,856
                                                                                 =================  =================
 STOCKHOLDER'S EQUITY:

Common Stock $.01 par value; 100 shares issued and outstanding..................              --                 --
Additional paid-in capital......................................................         265,387            272,065
 Accumulated earnings (deficit).................................................          73,100           (157,353)
                                                                                 -----------------  -----------------

                                                                                         338,487            114,712
                                                                                 -----------------  -----------------

                                                                                 $     1,245,892    $     1,424,568
                                                                                 =================  =================

                 See Notes to Consolidated Financial Statements

                         WHEELING-PITTSBURGH CORPORATION
                 (A WHOLLY-OWNED SUBSIDIARY OF WHX CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               Year ended December 31,
                                                               ----------------------------------------------------

                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)............................................. $        55,476    $        (5,283)   $      (230,453)
Items not affecting cash from operating activities:
  Depreciation and amortization...............................          65,760             66,125             46,203
  Other postretirement benefits...............................           5,522              3,505              2,322
  Coal retirees' medical benefits, net of tax.................           3,043                 --              1,700
  Premium on early debt retirement, net of tax................              --                 --             24,290
  Income taxes................................................          (5,530)            (6,572)           (94,029)
  Special charges, net of current portion.....................              --                 --             69,137
  Pension expense.............................................              --                 --              9,327
  Equity (income) loss in affiliated companies................          (4,845)            (9,495)             1,206
Decrease (increase) in working capital elements:
  Trade receivables...........................................          33,365             50,061            (43,780)
  Trade receivables sold......................................          22,000            (22,000)            24,000
  Inventories.................................................          (5,412)            73,247            (62,528)
  Trade payables..............................................         (10,736)           (48,721)            65,059
  Other current assets........................................          (6,311)             4,033            (11,572)
  Other current liabilities...................................         (10,060)           (13,973)             4,744
Other items--net..............................................           4,297              1,355             18,868
                                                               -----------------  -----------------  -----------------
Net cash flow provided by (used in) operating activities......         146,569             92,282           (175,506)
                                                               -----------------  -----------------  -----------------

 CASH FLOWS FROM INVESTING ACTIVITIES:
  Plant additions and improvements............................         (81,554)           (31,188)           (33,755)
  Investments in affiliates...................................          (7,353)           (17,240)            (7,150)
  Proceeds from sales of assets...............................              --              1,425              1,217
  Dividends from affiliated companies.........................           2,500              2,500              2,500
                                                               -----------------  -----------------  -----------------

Net cash used in investing activities.........................         (86,407)           (44,503)           (37,188)
                                                               -----------------  -----------------  -----------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Long-term debt proceeds, net of issuance cost...............              --                 --            340,270
  Long-term debt retirement...................................          (4,085)           (15,153)          (268,277)
  Premium on early debt retirement............................              --                 --            (32,600)
  Short term debt borrowings..................................              --                 --             89,800
  Letter of credit collateralization..........................           1,094                384             16,984
  Receivables from affiliates.................................         (27,123)           (39,886)            30,567
                                                               -----------------  -----------------  -----------------

Net cash provided by (used in) financing activities...........         (30,114)           (54,655)           176,744
                                                               -----------------  -----------------  -----------------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..............          30,048             (6,876)           (35,950)
Cash and cash equivalents at beginning of year................          12,778             42,826             35,950
                                                               -----------------  -----------------  -----------------
Cash and cash equivalents at end of year...................... $        42,826    $        35,950    $            --
                                                               ================-  =================  =================

                 See Notes to Consolidated Financial Statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

ACCOUNTING POLICIES

         The accounting policies presented below have been followed in preparing the accompanying consolidated financial statements.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

         The consolidated financial statements include the accounts of all subsidiary companies. All significant intercompany accounts and transactions are eliminated in consolidation. The Company uses the equity method of accounting for investments in unconsolidated companies owned 20% or more.

EARNINGS PER SHARE

         Presentation of earnings per share is not meaningful since the Company is a wholly owned subsidiary of WHX Corporation. See Note A--Corporate Reorganization.

BUSINESS SEGMENT

         The Company is primarily engaged in one line of business and has one industry segment, which is the making, processing and fabricating of steel and steel products. The Company's products include hot rolled and cold rolled sheet, and coated products such as galvanized, prepainted and tin mill sheet. The Company also manufactures a variety of fabricated steel products including roll formed corrugated roofing, roof deck, form deck, floor deck, culvert, bridge form and other products used primarily by the construction, highway and agricultural markets.

         Through an extensive mix of products, the Company markets to a wide range of manufacturers, converters and processors. The Company's 10 largest customers (including Wheeling-Nisshin) accounted for approximately 35.4% of its net sales in 1995, 34.9% in 1996 and 30.2% in 1997. Wheeling-Nisshin was the only customer to account for more than 10% of net sales in 1995 and 1996. No single customer accounted for more than 10% of net sales in 1997. Wheeling-Nisshin accounted for 15.2% and 12.7% of net sales in 1995 and 1996, respectively. Geographically, the majority of the Company's customers are located within a 350-mile radius of the Ohio Valley.

CASH AND CASH EQUIVALENTS

         Cash and cash equivalents include cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less.

INVENTORIES

         Inventories are stated at cost which is lower than market. Cost is determined by the last-in first-out ("LIFO") method for substantially all inventories.

PROPERTY, PLANT AND EQUIPMENT

         Depreciation is computed on the straight line and the modified units of production methods for financial statement purposes and accelerated methods for income tax purposes. The modified units of production method adjusts the straight line method based on an activity factor for operating assets. Adjusted annual depreciation is not less than 60% nor more than 110% of straight line depreciation. Accumulated depreciation after adjustment is not less than 75% nor more than 110% of straight line depreciation. Interest cost is capitalized for qualifying assets during the assets' acquisition period. Capitalized interest cost is amortized over the life of the related asset.

         Maintenance and repairs are charged to income. Renewals and betterments
made  through   replacements  are  capitalized.   Profit  or  loss  on  property
dispositions is credited or charged to income.

PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT PLANS

         The Company has a tax qualified defined benefit pension plan covering USWA - represented hourly employees and a tax qualified defined contribution pension plan covering substantially all salaried employees. The defined benefit plan provides for a defined monthly benefit based on years of service. The defined contribution plan provides for contributions based on a percentage of compensation for salaried employees. Costs for the defined contribution plan are being funded currently. Unfunded accumulated benefit obligations under the defined benefit plan are subject to annual minimum cash funding requirements under the Employees Retirement Income Security Act ("ERISA").

         The Company sponsors medical and life insurance programs for substantially all employees. Similar group medical programs extend to pensioners and dependents. The management plan provides basic medical and major medical benefits on a non-contributory basis through age 65.

INCOME TAXES

         The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Recognition is given in the accounts for the income tax effect of temporary differences in reporting transactions for financial and tax purposes using the deferred liability method. Tax provisions and the related tax payments or refunds have been reflected in the Company's financial statements in accordance with a tax sharing agreement between WHX and the Company.

ENVIRONMENTAL MATTERS

         The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.

         Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.

NOTE A--CORPORATE REORGANIZATION

  FORMATION OF WHX CORPORATION


         On July 26, 1994 the Company and its subsidiaries were reorganized and a new holding company, WHX Corporation ("WHX"), was formed. Upon effectiveness of the merger each share of Wheeling-Pittsburgh Corporation ("WPC"), WPC Series A Preferred Stock and each WPC Warrant were converted into a share of WHX Common Stock, WHX Series A Preferred Stock and a WHX Warrant, respectively. WHX also assumed the obligation to purchase the Redeemable Common Stock of the ESOP and guaranteed substantially all of the Company's outstanding indebtedness. See Note
H. The merger was a change in legal organization and the assets and liabilities transferred were accounted for at historical cost with carryover basis.


         The merger was accounted for as a reorganization of entities under common control whereby the basis of assets and liabilities were unchanged. Pursuant to the merger agreement the Company contributed the capital stock of the following subsidiaries to WHX: WP Land Company, Wheeling-Pittsburgh Radio Corporation (and its subsidiaries) and Wheeling-Pittsburgh Capital Corporation. Additionally, the Company contributed the cash and marketable securities and certain real property and leasehold interests to WHX. WPC retained the capital stock of the remaining steel-related subsidiaries and equity investments.

         Prior to the Corporate Reorganization, the operations of the non-steel subsidiaries, and the income and gains and losses from the cash, marketable securities and real estate were included in the consolidated results of operations of the Company. Following the Corporate Reorganization, such results were included only in the consolidated results of WHX.

         At December 31, 1996 and 1997, amounts due from affiliates totaled $58.5 million and $28.0 million, respectively. These amounts reflect cash advances between affiliates, dividends paid by WPC on behalf of WHX, intercompany tax allocations and Unimast working capital advances.

NOTE  B -- COLLECTIVE BARGAINING AGREEMENT

         The Company's prior labor agreement with the USWA expired on October 1, 1996. On August 1, 1997 the Company and the USWA announced that they had reached a tentative agreement on the terms of a new collective bargaining agreement. The tentative agreement was ratified on August 12, 1997 by USWA-represented employees, ending a ten month strike. The new collective bargaining agreement provides for a defined benefit pension plan, a retirement enhancement program, short-term bonuses and special assistance payments for employees not immediately recalled to work and $1.50 in hourly wage increases over its term of not less than five years. It also provides for the reduction of 850 jobs, mandatory multicrafting as well as modification of certain work practices.

NOTE C -- SPECIAL CHARGE - NEW LABOR AGREEMENT

         The Company recorded a special charge of $92.7 million in 1997. The special charge is primarily related to certain benefits included in its new collective bargaining agreement .

         The special charges include enhanced retirement benefits to be paid under the defined benefit pension program which totaled $66.7 million and were recorded under the provisions of Statement of Financial Accounting Standard No.88, Employers' Accounting For Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and various other charges which totaled $26.0 million. These charges include $15.5 million for signing and retention bonuses, $3.8 million for special assistance payments to laid-off employees and other employee benefits and $6.7 million for the fair value of a stock option grant to WPN Corp. for its performance in negotiating a new labor agreement.

NOTE D--PENSIONS, OTHER POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS

  PENSION PROGRAMS

         The Company provides defined contribution pension programs for both hourly and salaried employees, and prior to August 12, 1997 also provided a defined contribution pension program for USWA-represented employees. Tax qualified defined contribution plans provide in the case of hourly employees an increasing company contribution per hour worked based on the age of its employees. A similar tax qualified plan for salaried employees provides defined company contributions based on a percentage of compensation.

         On August 12, 1997 the Company established a defined benefit pension plan for USWA - represented employees pursuant to a new labor agreement. The plan includes individual participant accounts of USWA represented employees from the hourly defined contribution plan and merges the assets of those accounts into the defined benefit plan.

         As of December 31, 1997, $127.0 million of fully vested funds are held in trust for benefits earned under the hourly defined contribution pension plan. Approximately 59% of the trust assets are invested in equities and 41% in fixed income investments.

         As of December 31, 1997, $35.0 million of fully vested funds are held in trust for benefits earned under the salaried employees defined contribution plan. Approximately 57% of the assets are invested in equities and 43% are in fixed income investments. All plan assets are invested by professional investment managers.

         All pension provisions charged against income totaled $10.8 million, $9.3 million and $12.6 million in 1995, 1996 and 1997, respectively. In 1997, the Company also recorded a $66.7 million charge for enhanced retirement benefits paid under the defined benefit pension plan, pursuant to a new labor agreement.

DEFINED BENEFIT PLAN

         The plan was established pursuant to a collective bargaining agreement ratified on August 12, 1997. Prior to that date, benefits were provided through a defined contribution plan, the Wheeling-Pittsburgh Steel Corporation Retirement Security Plan ("Retirement Security Plan").

         The defined benefit pension plan covers employees represented by the USWA. The plan also includes individual participant accounts from the Retirement Security Plan. The assets of the Retirement Security Plan were merged into this Bargaining Unit Pension Plan as of December 1, 1997.

         Since the plan includes the account balances from the Retirement Security Plan, the plan includes both defined benefit and defined contribution features. The gross benefit, before offsets, is calculated based on years of service and the current benefit multiplier under the plan. This gross amount is then offset for benefits payable from the Retirement Security Plan and benefits payable by the Pension Benefit Guaranty Corporation from previously terminated plans. Individual employee accounts established under the Retirement Security Plan are maintained until retirement. Upon retirement, the account balances are converted into monthly benefits that serve as an offset to the gross benefit, as described above. Aggregate account balances held in trust at December 31, 1997 total $121.3 million.

         As part of the bargaining agreement, the Company offered a limited program of Retirement Enhancements. The Retirement Enhancement program provides for unreduced retirement benefits to the first 850 employees who retire after October 1, 1996. In addition, each retiring participant can elect a lump sum payment of $25,000 or a $400 monthly supplement payable until age 62. More than 850 employees applied for retirement under this program prior to December 31, 1997.

         The Retirement Enhancement program represented a Curtailment and Special Termination Benefits under SFAS No. 88. The Company recorded a charge of $66.7 million in 1997 to cover the retirement enhancement program.

         The Company's funding policy is to contribute annually an amount that satisfies the minimum funding standards of ERISA.

         The following table sets forth the reconciliation of the projected benefit obligation ("PBO") to the accrued obligation included in the Company's consolidated balance sheet at December 31, 1997.

                                                                December 31,
                                                                  1997
                                                                  ----
                                                          (Dollars in thousands)
         Vested benefit obligation                                 $(127,457)
         Non-vested benefit                                          (44,974)
                                                                    ---------
         Projected benefit obligation                               (172,431)
         Plan assets at fair value                                     5,179
                                                                  ----------
         Obligations in excess of plan assets                       (167,252)
         Unrecognized prior service cost                              76,714
                                                                   ---------
         Accrued pension costs                                       (90,538)
         Additional minimum pension liability                        (76,714)
                                                                    ---------
         Total pension liability                                   $(167,252)
                                                                    =========

         Net Periodic Pension Cost:
                 Service cost                                       $2,278
                 Interest cost                                       4,172
                 Return on assets                                       --
                 Amortization of prior service cost                  2,877
                                                                  --------
                 Net periodic pension cost                           9,327

         Recognition of retirement enhancement program              66,676
         Total pension cost                                        $76,003

         Assumptions and Methods
                 Discount Rate:                                         7%
                 Long Term Rate of Return on Plan Assets:               8%
                 Assets:                                      Market Value
                 Participant Census:        Projected from January 1, 1997

401-K PLAN

         Effective January 1, 1994 the Company began matching salaried employee contributions to the 401(K) plan with shares of the Company's Common Stock. The Company matches 50% of the employees contributions. The employer contribution is limited to a maximum of 3% of an employee's salary. Matching contributions of WHX Common Stock pursuant to the 401(k) plan are charged to WPC at market value through the intercompany accounts. At December 31, 1995, 1996 and 1997, the 401(K) plan held 115,151 shares, 190,111 shares and 275,537 shares of WHX Common Stock, respectively.

  POSTEMPLOYMENT BENEFITS

         The Company provides benefits to former or inactive employees after employment but before retirement. Those benefits include, among others, disability, severance and workers' compensation. The assumed discount rate used to measure the benefit liability was 7.5% at December 31, 1996 and 7.0% at December 31, 1997.

  OTHER POSTRETIREMENT BENEFITS

         The Company sponsors postretirement benefit plans that cover both management and hourly retirees and dependents. The plans provide medical benefits including hospital, physicians' services and major medical expense benefits and a life insurance benefit. The hourly employees' plans provide non-contributory basic medical and a supplement to Medicare benefits, and major medical coverage to which the Company contributes 50% of the insurance premium cost. The management plan has provided basic medical and major medical benefits on a non-contributory basis through age 65.

         The Company  accounts for these  benefits in  accordance  with SFAS No.
106. The cost of postretirement medical and life benefits for eligible employees are accrued during the employee's service period through the date the employee reaches full benefit eligibility. The Company defers and amortizes recognition of changes to the unfunded obligation that arise from the effects of current actuarial gains and losses and the effects of changes in assumptions. The Company funds the plans as current benefit obligations are paid. Additionally, in 1994 the Company began funding a qualified trust in accordance with its collective bargaining agreement. The new collective bargaining agreement provides for the use of those funds to pay current benefit obligations and suspends additional funding until 2002. The following table sets forth the reconciliation of the Accumulated Postretirement Benefit Obligation ("APBO") to the accrued obligation included in the Company's consolidated balance sheet at December 31, 1996 and 1997.

                                                                                         DECEMBER 31,
                                                                                 ----------------------------------
                                                                                       1996               1997
                                                                                        (DOLLARS IN THOUSANDS)
Active employees not eligible for retirement.................................... $        85,030    $        54,443
Active employees eligible to retire.............................................          68,300             51,841
Retirees and beneficiaries......................................................         208,011            202,528
                                                                                 -----------------  -----------------

 Accumulated postretirement benefit obligation..................................         361,341            308,812
Plan assets at fair market value................................................          13,010              7,795
                                                                                 -----------------  -----------------

Obligations in excess of plan assets............................................         348,331            301,017
Unamortized reduction in prior service cost.....................................           1,806             40,486
Unamortized gain................................................................          64,303             71,942
                                                                                 -----------------  -----------------

Accrued postretirement benefit obligation....................................... $       414,440    $       413,445
                                                                                 =================  =================

         At December 31, 1997 plan assets consisted primarily of short term corporate notes.

         The following table sets forth the components of the recorded net periodic postretirement benefit costs.

                                                                               YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------

                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)

Net periodic postretirement benefit cost:
Service cost.................................................. $        3,563     $        3,953     $        2,488
Interest cost.................................................         26,757             23,982             20,950
Other.........................................................         (3,570)            (3,888)            (7,490)
                                                               -----------------  -----------------  -----------------

 Total........................................................ $       26,750     $       24,047     $       15,948
                                                               =================  =================  =================
Assumptions:
Discount rate.................................................            7.0%               7.0%               7.0%
 Health care cost trend rate..................................           10.5%               9.5%               9.0%
Return on assets..............................................            8.0%               8.0%               8.0%

         For measurement purposes, medical costs are assumed to increase at annual rates as stated above and declining gradually to 4.5% in 2004 and beyond. The health care cost trend rate assumption has significant effect on the costs and obligation reported. A 1% increase in the health care cost trend rate in each year would result in approximate increases in the accumulated postretirement benefit obligation of $25.1 million, and net periodic benefit cost of $4.3 million.

  COAL INDUSTRY RETIREE HEALTH BENEFIT ACT

         The Coal Industry Retiree Health Benefit Act of 1992 (the "Act") created a new United Mine Workers of America postretirement medical and death benefit plan to replace two existing plans which had developed significant deficits. The Act assigns companies the remaining benefit obligations for former employees and beneficiaries, and a pro rata allocation of benefits related to unassigned beneficiaries ("orphans"). The Company's obligation under the Act relates to its previous ownership of coal mining operations.

         In 1995 the Social Security Administration (SSA) assigned additional retirees and orphans to the Company. Based on the information obtained over the past several years the Company believed the liability had been reasonably determined and valued the liability at its net present value using a 7.5% discount rate. After discounting the liability to present value, the net charge to income in 1995 totaled $3.0 million. At December 31, 1997 the actuarially determined accrued liability discounted at 7% covering 532 assigned retirees and dependents and 133 orphans, totaled $10.8 million. The Company recorded an extraordinary charge of $1.7 million (net of tax) in 1997 related to assignment of additional orphans.

NOTE E--INCOME TAXES

                                                                               YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------

                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)
INCOME TAXES BEFORE EXTRAORDINARY ITEMS
Current
  Federal tax provision....................................... $         7,810    $        (1,317)   $             0
  State tax provision.........................................             750                380                460
                                                               -----------------  -----------------  -----------------

Total income taxes current....................................           8,560               (937)               460
                                                               -----------------  -----------------  -----------------

                                                                               YEAR ENDED DECEMBER 31,
                                                               ----------------------------------------------------
                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)

Deferred
  Federal tax provision (benefit).............................         (35,684)            (6,572)          (110,495)
  Pre-reorganization tax benefits                                       30,154                 --                 --
    recorded directly to equity............................... -----------------  -----------------  -----------------

Income tax provision (benefit)................................ $         3,030    $        (7,509)   $      (110,035)
                                                               =================  =================  =================
TOTAL INCOME TAXES
Current
  Federal tax provision....................................... $         7,810    $        (1,317)   $            --
  State tax provision.........................................             750                380                460
                                                               -----------------  -----------------  -----------------
Total income taxes current....................................           8,560               (937)               460
                                                               -----------------  -----------------  -----------------
Deferred
  Federal tax provision (benefit).............................         (37,322)            (6,572)          (124,490)
  Pre-reorganization tax benefits                                       30,154                 --                 --
    recorded directly to equity............................... -----------------  -----------------  -----------------

Income tax provision (benefit)................................ $         1,392    $        (7,509)   $      (124,030)
                                                               =================  =================  =================
COMPONENTS OF TOTAL INCOME TAXES
 Operations................................................... $         3,030    $        (7,509)   $      (110,035)
Extraordinary items...........................................          (1,638)                --            (13,995)
                                                               -----------------  -----------------  -----------------

Income tax provision (benefit)................................ $         1,392    $        (7,509)   $      (124,030)
                                                               =================  =================  =================



Deferred income taxes result from temporary differences in the financial basis and tax basis of assets and liabilities. Deferred taxes for WHX as common parent and all subsidiaries at least 80% owned (the "Consolidated Group") are recorded on the books of WPC. Deferred tax assets and/or liabilities attributable to WHX are not material for the periods presented. The type of differences that give rise to deferred income tax liabilities or assets are shown in the following table:

  DEFERRED INCOME TAX SOURCES

                                                                                             DECEMBER 31,
                                                                                 ----------------------------------
                                                                                       1996               1997
                                                                                         (DOLLARS IN MILLIONS)
ASSETS

Postretirement and postemployment employee benefits............................. $         147.1    $         147.7
Operating loss carryforward (expiring in 2005 to 2012)..........................             8.0               76.7
Minimum tax credit carryforwards (indefinite carryforward)......................            49.5               49.5
Provision for expenses and losses...............................................            43.3               87.0
Leasing activities..............................................................            25.2               23.8
State income taxes..............................................................             6.0                1.4
Miscellaneous other.............................................................             7.7                7.5
                                                                                 -----------------  -----------------
     Deferred tax assets........................................................           286.8              393.6
                                                                                 -----------------  -----------------

                                      F-13

LIABILITIES

Property plant and equipment....................................................          (157.1)            (166.1)
 Inventory......................................................................           (34.4)             (34.9)
State income taxes..............................................................            (4.9)              (1.0)
Miscellaneous other.............................................................             (.9)              (6.8)
                                                                                 -----------------  -----------------

     Deferred tax liability.....................................................          (197.3)            (208.8)
Valuation allowance.............................................................           (20.0)             (20.0)
                                                                                 -----------------  -----------------

Deferred income tax asset--net.................................................. $          69.5    $         164.8
                                                                                 =================  =================

         As of December 31, 1997, for financial statement reporting purposes a balance of approximately $29.0 million of prereorganization tax benefits exist. These benefits will be reported as a direct addition to equity as they are recognized. In 1995 tax benefits of $42.1 million were recognized as a direct addition to equity of which $30.2 million was recognized by the Company and $11.9 million was recognized by the common parent of the Consolidated Group. This $11.9 million was charged to the common parent pursuant to the tax sharing agreement and is part of the "Due From Affiliate". The decrease in the valuation allowance in 1995 reflects the recognition of these tax benefits. No prereorganization tax benefits were recognized in 1996 and 1997.

         During 1994, the Company  experienced an ownership change as defined by
Section 382 of the Internal Revenue Code. As the result of this event, the Company will be limited in its ability to use net operating loss carryforwards and certain other tax attributes to reduce subsequent tax liabilities. The amount of taxable income that can be offset by pre-change tax attributes in any annual period is limited to approximately $32 million per year.

         A tax sharing agreement between the Company and WHX determines the tax provision and related tax payments or refunds allocated to the Company in years in which they are combined in a consolidated federal income tax return. The tax sharing agreement stipulates that Wheeling-Pittsburgh Steel Corporation ("WPSC"), a wholly-owned subsidiary (and principal operating subsidiary) of Wheeling-Pittsburgh Corporation ("WPC") shall be deemed to have succeeded to the portion of the net operating loss and credit carryovers attributable to the steel group on December 31, 1990.

         Total federal and state income taxes paid in 1995, 1996 and 1997 were $18.0 million, $3.5 million and $0.7 million, respectively.

         Federal tax returns have been examined by the Internal Revenue Service ("IRS") through 1987. The statute of limitations has expired for years through 1993; however, the IRS can review prior years to adjust any NOL's incurred in such years and carried forward to offset income in subsequent open years. Management believes it has adequately provided for all taxes on income.

         The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as follows:


                                                                                     DECEMBER 31,
                                                               ----------------------------------------------------
                                                                      1995               1996               1997
                                                                                (DOLLARS IN THOUSANDS)



Income (loss) before taxes and extraordinary
  item........................................................ $        61,549    $       (12,792)   $      (314,498)
                                                               ===============    ===============    ================

Tax provision (benefit) at statutory rate..................... $        21,542    $        (4,477)   $      (110,074)
Increase (reduction) in tax due to:
  Percentage depletion........................................            (973)            (1,027)            (1,092)
  Equity earnings.............................................          (1,288)            (2,408)               338
  State income tax net of federal effect......................           1,624                260                299
  Alternative minimum tax rate differential...................              --                 --                 --
  Reduction in valuation allowance net of
    equity adjustment.........................................         (16,300)                --                 --

                                                                        (1,575)               143                494
  Other miscellaneous......................................... -----------------  -----------------  -----------------

Tax provision (benefit)                                        $         3,030    $        (7,509)   $      (110,035)
                                                               =================  =================  =================

NOTE F--INVENTORIES

                                                                                             DECEMBER 31,
                                                                                 ----------------------------------

                                                                                       1996               1997
                                                                                        (DOLLARS IN THOUSANDS)

Finished products............................................................... $        44,621    $        42,810
In-process......................................................................          59,984            106,740
Raw materials...................................................................          80,147            103,735
 Other materials and supplies...................................................          19,476             19,811
                                                                                 -----------------  -----------------
                                                                                         204,228            273,096
LIFO reserve....................................................................         (10,899)           (17,239)
                                                                                 -----------------  -----------------

                                                                                 $       193,329    $       255,857
                                                                                 =================  =================

         During 1996 and 1997, certain inventory quantities were reduced, resulting in liquidations of LIFO inventories, the effect of which decreased income by approximately $1.2 million in 1996, and increased income by approximately $0.6 million in 1997.

NOTE G--PROPERTY, PLANT AND EQUIPMENT

                                                                                             DECEMBER 31,
                                                                                 ----------------------------------

                                                                                       1996               1997
                                                                                        (DOLLARS IN THOUSANDS)

Land and mineral properties..................................................... $         7,121    $         7,071
Buildings, machinery and equipment..............................................       1,021,435          1,034,189
Construction in progress........................................................          18,023             21,741
                                                                                 -----------------  -----------------
                                                                                       1,046,579          1,063,001

                                      F-15


 Accumulated depreciation and amortization......................................         335,580            368,893
                                                                                 -----------------  -----------------
                                                                                 $       710,999    $       694,108
                                                                                 =================  =================

         The Company utilizes the modified units of production method of depreciation which recognizes that the depreciation of steelmaking machinery is related to the physical wear of the equipment as well as a time factor. The modified units of production method provides for straight line depreciation charges modified (adjusted) by the level of raw steel production. In 1996 and 1997 depreciation under the modified units of production method was $7.6 million or 13.4% and $21.6 million or 40.0%, respectively, less than straight line depreciation. The 1996 and 1997 reductions in depreciation primarily reflect the ten-month strike which began October 1, 1996.

NOTE H--LONG-TERM DEBT

                                                                                             DECEMBER 31,
                                                                                 ----------------------------------
                                                                                       1996               1997
                                                                                        (DOLLARS IN THOUSANDS)

Senior Unsecured Notes due 2007, 9 1/4%......................................... $            --    $       273,966
Term Loan Agreement due 2006, floating rate.....................................              --             75,000
Senior Unsecured Notes due 2003, 93/8%:.........................................         266,155                 --
IRS pension tax note due 1997, 8%...............................................           1,833                 --
Other...........................................................................           1,426              1,137
                                                                                 -----------------  -----------------
                                                                                         269,414            350,103
 Less portion due within one year...............................................           2,019                199
                                                                                 -----------------  -----------------
     Total Long-Term Debt(1).................................................... $       267,395    $       349,904
                                                                                 =================  =================


(1) The fair value of long-term debt at December 31, 1996 and December 31, 1997 was $269.1 million and $350.1 million, respectively. Fair value of long-term debt is estimated based on trading in the public market.

         Long-term  debt  maturing in each of the next five years is as follows:
         1998, $199; 1999, $219; 2000, $217; 2001, $233 and 2002, $259.

         A summary of the financial agreements at December 31, 1997 follows:

  REVOLVING CREDIT FACILITY:

         On December 28, 1995, WPSC entered into a Second Amended and Restated Revolving Credit Facility ("RCF") with Citibank, N.A. as agent. The RCF provides for borrowings for general corporate purposes up to $150 million and a $35 million sub-limit for Letters of Credit.

         The Credit Agreement expires May 3, 1999. Interest rates are based on the Citibank prime rate plus 1.0% and/or a Eurodollar rate plus 2.25%, but, the margin over the prime rate and the Eurodollar rate can fluctuate based upon performance. A commitment fee of .5% is charged on the unused portion. The letter of credit fee is 2.25% and is also performance based.

         Borrowings are secured primarily by 100% of the eligible inventory of WPSC, Pittsburgh-Canfield Corporation ("PCC"), Wheeling Construction Products, Inc. ("WCPI") and Unimast, and the terms of the RCF contain various restrictive covenants, limiting among other things dividend payments or other distribution of assets, as defined in the RCF. The Company and Unimast, Inc., are wholly-owned subsidiaries of WHX. WPSC, PCC and WCPI are wholly-owned subsidiaries of the Company. Certain financial covenants associated with leverage, net worth, capital spending, cash flow and interest coverage must be maintained. WPC, PCC, WCPI and Unimast have each guaranteed all of the obligation's of WPSC under the Revolving Credit Facility ("RCF"). See Note J. Borrowings outstanding against the RCF at December 31, 1997 totaled $89.8 million. No letters of credit were outstanding under the RCF.


         In August 1994 WPSC entered into a separate facility for letters of credit up to $50 million. At December 31, 1997 letters of credit totaling $9.3 million were outstanding under this facility. The letters of credit are collateralized at 105% with U.S. Government securities owned by the Company, and are subject to an administrative charge of .4% per annum on the amount of outstanding letters of credit.

 9 3/8% SENIOR NOTES DUE 2003:

         On November 23, 1993 WPC issued $325.0 million of 9 3/8% Senior Notes. Interest on the Senior Notes is payable semiannually on May 15 and November 15 of each year, commencing May 15, 1994. The Senior Notes mature on November 15, 2003. During 1994, the Company repurchased $54.3 million of its outstanding 9 3/8% Senior Notes at an average price of 94% of the related outstanding principal amount.

         During 1996, $4.2 million of the Senior Notes were retired via the issuance by WHX Corporation shares of its common stock pursuant to the terms of the Senior Notes Indenture agreement. The Company issued warrants to its common shareholders in 1991. The warrants expired on January 3, 1996. Pursuant to the Corporate Reorganization, WHX became the publicly-held issuer of the common and preferred stock and the warrants. The warrants provided that holders could tender lawful debt of the Company at face value to pay for exercise of warrants. Certain investors bought the notes at a discount and used them to exercise warrants.

         The surrender of the notes and reduction of WPC debt was charged to WPC through the intercompany account.

         On November 26, 1997, the Company, under the terms of the 9 3/8% Indenture, defeased the remaining $266.2 million 93/8% Senior Notes outstanding at a total cost of $298.8 million. The 93/8% Senior Notes were placed into trusteeship where they will be held until the November 15, 2000 redemption.

9 1/4% SENIOR NOTES DUE 2007:

         On November 26, 1997 the Company issued $274 million of 9 1/4% Senior Notes. Interest on the Senior Notes is payable semi-annually on May 15 and November 15 of each year, commencing May 15, 1998. The Senior Notes mature on November 15, 2007.

         The 9 1/4% Senior Notes are redeemable at the option of the Company, in whole or in part, on or after November 15, 2002 at specified redemption prices, plus accrued interest and liquidated damages, if any, thereon to the date of redemption.

         Upon the occurrence of a Change of Control (as defined), the Company will be required to make an offer to repurchase all or any part of each holder's Notes at 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase.

         The 9 1/4% Senior Notes are unsecured obligations of the Company, ranking senior in right of payment to all existing and future subordinated indebtedness of the Company, and pari passu with all existing and future senior unsecured indebtedness of the Company, including borrowings under the Term Loan Agreement.

         The 9 1/4% Senior Notes are fully and unconditionally guaranteed on a joint and several and senior basis by the guarantors, which consist of all of the Company's present and future operating subsidiaries. Summarized combined financial information of the subsidiary guarantors is presented in Note N. The financial statements of the guarantor subsidiaries have not been separately provided as management does not believe these financial statements are material to an investor. Neither Wheeling-Nisshin (as defined) nor Ohio Coatings Company ("OCC") are guarantors of the 9 1/4% Senior Notes. Neither the non-guarantor subsidiaries nor OCC are material to the financial statements of the Company. Audited financial statements of Wheeling-Nisshin are presented at page F-25 because it is considered a significant subsidiary of the Company under SEC regulations.


         The 9 1/4% Senior Notes indenture contains certain covenants, including, but not limited to, covenants with respect to: (i) limitations on indebtedness; (ii) limitations on restricted payments; (iii) limitations on transactions with affiliates; (iv) limitations on liens; (v) limitations on sale of assets; (vi) limitations on issuance and sale of capital stock of subsidiaries; (vii) limitations on dividends and other payment restrictions affecting subsidiaries; and (viii) restrictions on consolidations, mergers and sales of assets.

         The Company has agreed to file a registration statement relating to an exchange offer for the 9 1/4% Senior Notes under the Securities Act of 1993, as amended. The Notes are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market.

Term Loan Agreement

         On November 26, 1997 the Company entered into the Term Loan Agreement with DLJ Capital Funding, Inc., as syndication agent pursuant to which the Company borrowed $75 million.

         Interest on the term loan is payable on March 15, June 15, September 15 and December 15 as to Base Rate Loans, and with respect to LIBOR loans on the last day of each applicable interest period, and if such interest period shall exceed three months, at intervals of three months after the first day of such interest period. Amounts outstanding under the Term Loan Agreement bear interest at the Base Rate (as defined therein) plus 2.25% or the LIBOR Rate (as defined therein) plus 3.25%.

         The Company's obligations under the Term Loan Agreement are guaranteed by its present and future operating subsidiaries. The Company may prepay the obligations under the Term Loan Agreement beginning on November 15, 1998, subject to a premium of 2.0% of the principal amount thereof. Such premium declines to 1.0% on November 15, 1999 with no premium on or after November 15, 2000.

  Interest Cost

         Aggregate interest costs on long-term debt and amounts capitalized during the three years ended December 31, 1997, are as follows:


                                                                1995               1996               1997
                                                                          (Dollars in thousands)

Aggregate interest expense on long-term debt.............         $28,793            $26,263            $29,431
Less: Capitalized interest...............................           6,362              2,500              2,227
                                                          ---------------    ---------------    ---------------

Interest expense.........................................         $22,431            $23,763            $27,204
                                                          ===============    ===============    ===============

Interest Paid............................................         $27,873            $27,660            $29,515
                                                          ===============    ===============    ===============

NOTE I--Stockholder's Equity

         Prior to the Corporate Reorganization discussed in Note A, the authorized capital stock of WPC consisted of 60,000,000 shares of Common Stock, $.01 par value and 10,000,000 shares of Preferred Stock, $0.10 par value. Pursuant to a reorganization of the Company effective on July 26, 1994, WPC became a wholly-owned subsidiary of WHX. WHX, a new holding company, became the publicly held issuer for all of the outstanding Common and Preferred Stock and outstanding warrants of WPC and assumed WPC's rights and obligations with respect to WPC's option plans, all as described below.

         Changes in capital accounts are as follows:


                                                                    CONVERTIBLE
                                         COMMON STOCK                PREFERRED        ACCUMULATED      CAPITAL IN
                                                                                        EARNINGS     EXCESS OF PAR
                                     SHARES         AMOUNT      SHARES     AMOUNT      (DEFICIT)         VALUE
                                  ------------   ------------  --------  ----------  -------------   -------------
                                                               (DOLLARS IN THOUSANDS)
Balance January 1, 1995..........         100            $0          0          $0      $  22,907        $223,287
 Pre-reorg. tax benefits.........          --            --         --          --             --          42,100
Net income.......................          --            --         --          --         55,476              --
                                  ------------   ------------  --------  ----------  -------------   -------------

Balance December 31, 1995........         100             0          0           0         78,383         265,387
Net income (loss)................          --            --         --          --        (5,283)              --
                                  ------------   ------------  --------  ----------  -------------   -------------

 Balance December 31, 1996.......         100             0          0           0         73,100         265,387
Net income (loss)................          --            --         --          --      (230,453)              --
WPN stock option.................          --            --         --          --             --           6,678
                                  ------------   ------------  --------  ----------  -------------   -------------

Balance December 31, 1997........         100         $   0          0       $   0     $(157,353)        $272,065
                                  ============   ============  ========  ==========  =============   =============

         Pursuant to a corporate reorganization of the Company effective July 26, 1994, WHX assumed the rights and obligations of WPC under WPC's stock option plans and WHX Common Stock is issuable in lieu of each share of WPC Common Stock required by the plans. The Company accounts for grants of options to purchase WHX Common Stock in accordance with interpretation 1 to APB 25. Options to purchase WHX Common Stock are granted at market value and cash is paid to WHX when the option is exercised. No employee compensation amounts are recorded upon the issuance of options to purchase WHX Common Stock.

         On August 4, 1997 the compensation committee of the Board of Directors of WHX granted an option to purchase 1,000,000 shares of WHX Common Stock to WPN Corp, at the then market price per share, subject to stockholder approval, for its performance in negotiating a five year labor agreement. The Board of Directors approved such grant on September 25, 1997, and the stockholders approved it on December 1, 1997 (measurement date).

         The WPN options are exercisable with respect to one-third of the shares of Common Stock issuable upon the exercise thereunder at any time on or after the date of stockholder approval of the Option Grants. The options with respect to an additional one-third of the shares of Common Stock may be exercised on the first and second anniversaries of the Approval Date, respectively. The options, to the extent not previously exercised, will expire on August 4, 2007.

         The Company is required to record a charge for the fair value of the 1997 option grants under SFAS 123. The fair value of the option grant is estimated on the measurement date using the Black--Scholes option-pricing model. The following assumptions were used in the Black--Scholes calculation: expected volatility of 48.3%, risk- free interest rate of 5.83%, an expected life of 5 years and a dividend yield of zero. The resulting estimated fair value of the shares granted in 1997 was $6.7 million which was recorded as part of the special charge related to the new labor agreement.

NOTE J --Related Party Transaction

         The Chairman of the Board of WHX is the President and sole shareholder of WPN Corp. Pursuant to a management agreement effective as of January 3, 1991, as amended January 1, 1993 and April 11, 1994, approved by a majority of the disinterested directors of WHX, WPN Corp. provides certain financial, management advisory and consulting services to WHX. Such services include, among others, identification, evaluation and negotiation of acquisitions, responsibility for financing matters for WHX and its subsidiaries, review of annual and quarterly budgets, supervision and administration, as appropriate, of all WHX's accounting and financial functions and review and supervision of reporting obligations under Federal and state securities laws. In exchange for such services, WPN Corp. received a fixed monthly fee of $458,333 in 1996 and 1997 from WHX. In 1998, the Company will pay a monthly fee of $208,333 and WHX will pay $250,000 per month for these services. In addition to the fixed monthly fee, WHX paid a $300,000 bonus to WPN Corp. for its services in obtaining a new five-year labor contract with significant job reductions. The Management Agreement has a two year term and is renewable automatically for successive one year periods, unless terminated by either party upon 60 day's prior written notice.

         The WHX stockholders approved a grant of an option to purchase 1,000,000 shares of Common Stock to WPN Corp. for their performance in obtaining a new labor agreement. The options were valued using the Black--Scholes formula at $6.7 million and recorded as a special charge related to the labor contract.

         Pursuant to an indemnification agreement, the Company has agreed to indemnify WHX and hold WHX harmless from all liabilities relating to the operations of the Company whether relating to or arising out of occurrences prior to, on or after the closing of the November Offering, and other obligations assumed at the Closing. Similarly, WHX has agreed to indemnify the Company and hold the Company harmless from all liabilities relating to the operations of the business of WHX, other than the business of the Company, whether relating to or arising out of occurrences prior to, on or after the closing of the November Offering. To the extent WHX is called upon to make payments under its guarantees of certain of the Company's indebtedness, the
Company will indemnify it in respect of such payments. To the extent the Company's actions cause a default under the Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of WHX or Unimast, the Company will indemnify WHX and Unimast in respect of any incremental costs and expenses suffered by WHX or Unimast on account thereof. The Company's obligations under the Indemnification Agreement will be subordinate to the Company's obligations under the 9 1/4% Senior Notes and the Term Loan Agreement. To the extent WHX's or Unimast's actions cause a default under the Revolving Credit Facility or the termination of the Receivables Facility or a default under any other debt instrument of the Company, WHX and Unimast will indemnify the Company in respect of any incremental costs and expenses and damages suffered by the Company on account thereof.

NOTE K-Commitments and Contingencies

  Environmental Matters

         The Company has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act ("Superfund") or similar state statues at several waste sites. The Company is subject to joint and several liability imposed by Superfund on potentially responsible parties. Due to the technical and regulatory complexity of remedial activities and the difficulties attendant to identifying potentially responsible parties and allocating or determining liability among them, the Company is unable to reasonably estimate the ultimate cost of compliance with Superfund laws. The Company believes, based upon information currently available, that the Company's liability for clean up and remediation costs in connection with the Buckeye reclamation will be between $3.0 and $4.0 million. At six other sites (MIDC Glassport, United Scrap Lead, Tex- Tin, Breslube Penn, Four County Landfill and Beazor) the Company estimates costs to aggregate up to $700,000. The Company is currently funding its share of remediation costs.

         The Company, as are other industrial manufacturers, is subject to increasingly stringent standards relating to the protection of the environment. In order to facilitate compliance with these environmental standards, the Company has incurred capital expenditures for environmental control projects aggregating $5.9 million, $6.8 million and $12.4 million for 1995, 1996 and 1997, respectively. The Company anticipates spending approximately $41.3 million in the aggregate on major environmental compliance projects through the year 2000, estimated to be spent as follows: $13.4 million in 1998, $15.9 million in 1999 and $12.0 million in 2000. Due to the possibility of unanticipated factual or regulatory developments, the amount of future expenditures may vary substantially from such estimates.

         Non-current accrued environmental liabilities totaled $7.8 million at December 31, 1996 and $10.6 million at December 31, 1997. These accruals were initially determined by the Company in January 1991, based on all then available information. As new information becomes available, including information provided by third parties, and changing laws and regulations, the liabilities are reviewed and the accruals adjusted quarterly. Management believes, based on its best estimate, that the Company has adequately provided for remediation costs that might be incurred or penalties that might be imposed under present environmental laws and regulations. Based upon information currently available, including the Company's prior capital expenditures, anticipated capital expenditures, consent agreements negotiated with Federal and state agencies and information available to the Company on pending judicial and administrative proceedings, the Company does not expect its environmental compliance costs and liability costs, including the incurrence of additional fines and penalties, if any, relating to the operation of its facilities, to have a material adverse effect on the financial condition or results of operations of the Company. However, as further information comes into the Company's possession, it will continue to reassess such evaluations.

NOTE L--Other Income


                                                                    December 31,
                                            ---------------------------------------------------------

                                                   1995                1996                  1997
                                            -----------------   -------------------  -----------------
                                                               (Dollars in thousands)
Interest and investment income.............     $ 3,106              $ 3,948               $ 4,189
Equity income (loss).......................       4,845                9,495               (1,206)
Receivables securitization fees............     (4,283)              (4,934)               (3,826)
 Other, net................................       (434)                  967                   622
                                            -----------    -----------------    -------------------
                                                $ 3,234              $ 9,476               $  (221)
                                            ===========    =================    ==================

NOTE M--Sale of Receivables

         In 1994, a special purpose wholly-owned subsidiary of WPSC, entered into an agreement to sell (up to $75 million on a revolving basis) an undivided percentage ownership in a designated pool of accounts receivable generated by WPSC, WCPI and PCC. The agreement expires in August 1999. In July 1995 WPSC amended such agreement to sell an additional $20 million on similar terms and conditions. In October 1995 WPSC entered into an agreement to include the receivable generated by Unimast, in the pool of accounts receivable sold. Accounts receivable at December 31, 1996 and 1997 exclude $45 million and $69 million, respectively, representing uncollected accounts receivable sold with recourse limited to the extent of uncollectible balances. Fees paid by WPSC under this agreement range from 5.76% to 8.50% of the outstanding amount of receivables sold. Based on the Company's collection history, the Company believes that credit risk associated with the above arrangement is immaterial.

         The Company adopted Statement of Financial Accounting Standards No. 125 Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities (SFAS 125), effective January 1, 1997. The adoption of SFAS 125 did not have a material effect on the Company's financial position or results of operations for the year ended December 31, 1997.

NOTE N - SUMMARIZED COMBINED FINANCIAL INFORMATION OF THE SUBSIDIARY GUARANTORS OF THE 9 1/4% SENIOR NOTES

                                                                                    Year ended December 31,
                                                                             ------------------------------------

                                                                       1995                   1996                  1997
                                                                       ----                   ----                  ----

                                                                                     (Dollars in thousands)

INCOME DATA
    Net sales                                                       $1,267,869             $1,110,684              $489,662
    Cost of products sold, excluding depreciation                    1,061,452                987,528               585,609
    Depreciation                                                        65,760                 66,125                46,203
    Selling, general and administrative expense                         61,653                 54,740                52,294
    Special charge                                                          --                     --                92,701
                                                                   -----------             ----------           -----------
    Operating income (loss)                                             79,004                  2,291             (287,145)
    Interest expense                                                    21,643                 22,983                26,071
    Other income (loss)                                                (3,179)                  (973)               (1,280)
                                                                   -----------             ----------           -----------
    Income (loss) before tax                                            54,182               (21,665)             (314,496)
    Tax provision (benefit)                                              1,418               (10,615)             (110,034)
                                                                   -----------             ----------           -----------
    Net income (loss)                                                  $52,764              ($11,050)            ($204,462)
                                                                   ===========            ===========           ===========

                                                                                      Year ended December 31,
                                                                             ------------------------------------

                                                                       1995                   1996                  1997
                                                                       ----                   ----                  ----
                                                                                     (Dollars in thousands)

BALANCE SHEET DATA
Assets
    Current assets                                                    $379,677               $267,055              $324,813
    Non-current assets                                                 910,512                926,386               990,435
                                                                     ---------             ----------            ----------
Total assets                                                        $1,290,189             $1,193,441            $1,315,248
                                                                    ==========             ==========            ==========
Liabilities and stockholder's equity
    Current liabilities                                               $222,930               $152,385              $311,723
    Non-current liabilities                                            754,914                739,762               935,834
    Stockholder's equity                                               312,345                301,294                67,691
                                                                    ----------             ----------            ----------
Total liabilities and stockholder's equity                          $1,290,189             $1,193,441            $1,315,248
                                                                    ==========             ==========            ==========

NOTE O--SEPARATE FINANCIAL STATEMENTS OF SUBSIDIARIES NOT CONSOLIDATED AND 50 PERCENT OR LESS OWNED PERSONS.

         The Company owns 35.7% of Wheeling-Nisshin, Inc. (Wheeling-Nisshin"). Wheeling-Nisshin had total debt outstanding at December 31, 1996 and 1997 of approximately $25.3 million and $18.5 million, respectively. The Company derived approximately 15.2% and 12.7%of its revenues from sale of steel to Wheeling-Nisshin in 1995 and 1996, respectively. The decrease in revenue reflects the effect of the Strike on Company shipments to Wheeling-Nisshin. The Company received dividends of $2.5 million annually from Wheeling-Nisshin from 1995 through 1997. Audited financial statements of Wheeling-Nisshin are presented at page F-25 because it is considered a significant subsidiary of the Company under SEC regulations.

NOTE P -- EXTRAORDINARY CHARGES

                                        1995                1996           1997
                                        ----                ----           ----
                                              (DOLLARS IN THOUSANDS)
Premium on early debt retirement        $   --               --          $32,600
Unamortized debt issuance cost              --               --            4,770
Coal retiree medical benefits             4,681              --            2,615
Income tax effect                       (1,638)              --         (13,995)
                                        -------             ---         --------
                                        $3,043               --         $25,990
                                        =======             ===         ========

         In November 1997 the Company paid a premium of $32.6 million to defease the remaining $266.2 million of the 93/8 Senior Notes at a total cost of $298.8 million.

         In 1997, a 7% discount rate was used to calculate the actuarially determined coal retiree medical benefits liability. In 1996 and 1995 the discount rate was 7.5%. In 1997 the Company also incurred higher premiums for additional retirees and orphans assigned in 1995. See Note D.

NOTE Q-QUARTERLY INFORMATION (UNAUDITED)

         Financial results by quarter for the two fiscal years ended December 31, 1996 and 1997 are as follows:

                                 EARNINGS (LOSS)
                                                                                           PER SHARE BEFORE     EARNINGS
                                            GROSS PROFIT   EXTRAORDINARY     NET INCOME      EXTRAORDINARY     (LOSS) PER
                                NET SALES      (LOSS)      CHARGE (LOSS)       (LOSS)           CHARGE           SHARE
                               -----------  -----------  -----------------  ------------   -----------------  -----------
                                                                 (DOLLARS IN THOUSANDS)
1996:
    1st Quarter...............     $287,846     $ 38,720                 --       $ 1,389          *               *
    2nd Quarter...............      328,457       55,342                 --        11,020
    3rd Quarter...............      359,906       57,986                 --        13,223
    4th Quarter(1)............      134,475     (29,525)                 --      (30,915)

1997(1):
    1st Quarter...............       79,014     (34,139)                 --      (40,251)          *               *
    2nd Quarter...............       87,878     (20,825)                 --      (34,584)
    3rd Quarter...............      103,217     (31,621)                 --      (96,785)
    4th Quarter...............      219,553      (9,362)           (25,990)     (58,833 )

* Earnings per share are not meaningful because the Company is a wholly-owned subsidiary of WHX Corporation.

(1) The financial results of the Company for the fourth quarter of 1996 and all four quarters of 1997 were adversely affected by the Strike.
         Negative impacts of the Strike included the volume effect of lower production on fixed cost absorption, higher levels of external steel purchases, start-up costs and a higher- cost mix of products shipped.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Wheeling-Nisshin, Inc.:

         We have audited the accompanying balance sheets of Wheeling-Nisshin, Inc. (the Company) as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wheeling-Nisshin, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                  COOPERS  & LYBRAND L.L.P.


Pittsburgh, Pennsylvania
February 12, 1998

                             WHEELING-NISSHIN, INC.

                                 BALANCE SHEETS
                           December 31, 1997 and 1996
                             (Dollars in thousands)

                                                         1997        1996
                                                         ----        ----
                             ASSETS

Current assets:
  Cash and cash equivalents ........................   $ 22,313   $ 19,017
  Investments ......................................     28,500     19,900
  Trade accounts receivable, net of allowance for
    bad debts of $250 in 1997 and 1996 .............     16,364     19,765
  Inventories (Note 3) .............................     16,793     22,233
  Prepaid income taxes .............................        139       --
  Deferred income taxes (Note 6) ...................      2,342      2,337
  Other current assets .............................        622        819
                                                       --------   --------
        Total current assets .......................     87,073     84,071
Property, plant and equipment, net (Note 4) ........    124,787    134,174
Debt issuance costs, net of accumulated amortization
  of $1,704 in 1997 and $1,617 in 1996 .............        197        284
Other assets .......................................        719        851
                                                       --------   --------
        Total assets ...............................   $212,776   $219,380
                                                       ========   ========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable.....................................$ 10,684   $ 21,226
  Due to affiliates (Note 8)...........................   3,356         --
  Accrued interest.....................................     367        497
  Accrued income taxes.................................      --      3,183
  Other accrued liabilities............................   3,260      3,388
  Accrued profit sharing...............................   4,644      6,505
  Current portion of long-term debt (Note 5)...........   6,835      6,828
                                                       --------   --------
        Total current liabilities......................  29,146     41,627
 Long-term debt, less current portion (Note 5).........  11,645     18,487
Deferred income taxes (Note 6).........................  25,262     24,116
Other long-term liabilities (Note 9)...................   2,500         --
                                                       --------   --------
        Total liabilities..............................  68,553     84,230
                                                       --------   --------
Contingencies (Note 9).................................
Shareholders' equity:
  Common stock, no par value; authorized, issued
    and outstanding, 7,000 shares......................  71,588     71,588
  Retained earnings....................................  72,635     63,562
                                                       --------   --------
    Total shareholders' equity......................... 144,223    135,150
                                                       --------   --------
        Total liabilities and shareholders' equity.....$212,776   $219,380
                                                       ========   ========

    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                              STATEMENTS OF INCOME
              For the years ended December 31, 1997, 1996 and 1995
                             (Dollars in thousands)

                                                   1997         1996         1995
                                                ---------    ----------   ----------

Net Sales ...................................   $ 396,278    $ 375,658    $ 389,704
Cost of goods sold (Note 8) .................     365,967      335,071      349,429
                                                ---------    ---------    ---------

    Gross profit ............................      30,311       40,587       40,275
 Selling, general and administrative expenses       5,608        6,546        8,676
                                                ---------    ---------    ---------

    Operating profit ........................      24,703       34,041       31,599
                                                ---------    ---------    ---------


Other income (expense):
  Interest and other income .................       2,203        2,539        1,717
  Interest expense ..........................      (1,398)      (1,909       (3,729)
                                                ---------    ---------    ---------
                                                      805          630       (2,012)
                                                ---------    ---------    ---------

    Income before income taxes ..............      25,508       34,671       29,587
Provision for income taxes (Note 6) .........       9,435       13,110       11,538
                                                ---------    ---------    ---------
    Net income ..............................   $  16,073    $  21,561    $  18,049
                                                =========    =========    =========

Earnings per share (Note 2) .................   $    2.30    $    3.08    $    2.58
                                                =========    =========    =========

    The accompanying notes are a integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
              For the years ended December 31, 1997, 1996 and 1995
                             (Dollars in thousands)


                                  Common      Retained
                                  Stock       Earnings      Total
                                --------     ----------   ----------

Balance at December 31, 1994    $  71,588    $  37,952    $ 109,540
 Net income .................        --         18,049       18,049
Cash dividends ($1 per share)        --         (7,000)      (7,000)
                                ---------    ---------    ---------

Balance at December 31, 1995       71,588       49,001      120,589
Net income ..................        --         21,561       21,561
Cash dividends ($1 per share)        --         (7,000)      (7,000)
                                ---------    ---------    ---------

Balance at December 31, 1996       71,588       63,562      135,150
Net income ..................        --         16,073       16,073
Cash dividends ($1 per share)       --         (7,000)      (7,000)
                                ---------    ---------    ---------

Balance at December 31, 1997    $  71,588    $  72,635    $ 144,223
                                =========    =========    =========



    The accompanying notes are a integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                             (DOLLARS IN THOUSANDS)


                                                                      1997               1996               1995
                                                               -----------------  -----------------  -----------------

Cash flows from operating activities:
  Net income.................................................. $        16,073    $        21,561    $        18,049
  Adjustments to reconcile net income to
    net cash provided by operating activities:
    Depreciation and amortization.............................          13,065             12,952             16,210
    Deferred income taxes.....................................           1,141              5,330              5,449
    Net change in operating assets and liabilities:
      Decrease (increase) in trade accounts receivable........           3,401               (730)              (602)
      Decrease (increase) in inventories......................           5,440             (3,467)             5,161
      (Increase) decrease in prepaid and accrued
        income taxes .........................................          (3,322)               (51)             1,368
      Decrease (increase) in other assets.....................             197               (636)                42
      (Decrease) Increase in accounts payable.................         (10,542)            12,846                179
      Increase (decrease) in due to affiliates................           3,356             (6,036)           (25,233)
      Decrease in accrued interest............................            (130)              (173)              (312)

      (Decrease) increase in other accrued liabilities........          (1,989)               945              4,843
                                                                ----------------  -----------------  -----------------
        Net cash provided by operating activities.............          26,690             42,541             25,154
                                                                -----------------  -----------------  -----------------
Cash flows from investing activities:
  Capital expenditures, net...................................            (959)            (1,173)            (1,029)
  Purchase of investments.....................................         (43,700)           (19,900)                --

  Sale of investments.........................................          35,100                 --                 --
                                                               -----------------  -----------------  -----------------
        Net cash used in investing activities.................          (9,559)           (21,073)            (1,029)
                                                               -----------------  -----------------  -----------------
Cash flows from financing activities:
  Payments on long-term debt..................................          (6,835)           (11,361)           (32,145)

                                                                        (7,000)            (7,000)           (7,000 )
  Payment of dividends........................................ -----------------  -----------------  -----------------

        Net cash used in financing activities.................         (13,835)           (18,361)           (39,145)
                                                               -----------------  -----------------  -----------------
Net increase (decrease) in cash and
  cash equivalents............................................           3,296              3,107            (15,020)
Cash and cash equivalents:
  Beginning of the year.......................................          19,017             15,910             30,930
                                                               -----------------  -----------------  -----------------

  End of the year............................................. $        22,313    $        19,017    $        15,910
                                                               =================  =================  =================
Supplemental cash flow disclosures:
  Cash paid during the year for:

    Interest.................................................. $         1,528    $         2,082    $         4,041
                                                               =================  =================  =================

    Income taxes.............................................. $        11,616    $         7,831    $         4,968
                                                               =================  =================  =================
Supplemental schedule of noncash investing
  and financing activities:
  Acquisition of property, plant and equipment
    included in other long-term liabilities (Note 9).......... $         2,500    $            --    $           290
                                                               =================  =================  =================



    The accompanying notes are an integral part of the financial statements.

                             WHEELING-NISSHIN, INC.

                          NOTES TO FINANCIAL STATEMENTS
                             (Dollars in thousands)

1.  Description of Business

         Wheeling-Nisshin, Inc. (the Company) is engaged in the production and marketing of galvanized and aluminized steel products at a manufacturing facility in Follansbee, West Virginia. Principally all of the Company's sales are to ten trading companies located primarily in the United States. At December 31, 1997, Nisshin Holding Incorporated, a wholly-owned subsidiary of Nisshin Steel Co., Ltd.,(Nisshin) and Wheeling-Pittsburgh Corporation (Wheeling-Pittsburgh) owned 64.3% and 35.7% of the outstanding common stock of the Company, respectively.

2.  Summary of Significant Accounting Policies

  Use of Estimates:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents:

         Cash and cash equivalents consist of general cash accounts and highly liquid debt instruments with maturities of three months or less when purchased. Substantially all of the Company's cash and cash equivalents are maintained at one financial institution. No collateral or other security is provided on these deposits, other than $100 of deposits insured by the Federal Deposit Insurance Corporation.

  Investments:

         Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that securities be classified as trading, held-to-maturity, or available-for-sale. The Company's investments, which consist of certificates of deposit and commercial paper, are classified as held-to-maturity and are recorded at cost. The certificates of deposit amounted to $28,500 and $15,000 at December 31, 1997 and 1996, respectively, and are maintained at one financial institution. Commercial paper amounted to $4,900 at December 31, 1996.

  Inventories:

         Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (LIFO) method.

  Property, Plant and Equipment:

         Property, plant and equipment is stated at cost less accumulated depreciation and amortization.

         Major renewals and improvements are charged to the property accounts, while replacements, maintenance and repairs which do not improve or extend the useful lives of the respective assets are expensed. Upon disposition or retirement of property, plant and equipment, the cost and the related accumulated depreciation or amortization are removed from the accounts. Gains or losses on sales are reflected in other income.

         Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets.

  Deferred Pre-Operating Costs:

         Certain costs directly related and incremental to the Company's second production line were deferred until commencement of commercial operations in March 1993. These costs, which were an integral part of the process of bringing the new line into commercial production and, therefore, benefited future periods, were being amortized using the straight-line method over a three-year period. In 1995, management determined that they had fully recovered the deferred pre-operating costs related to the new production line. Accordingly, the remaining unamortized cost at December 31, 1995 of $390 was charged to operations in 1995.

  Debt Issuance Costs:

         Debt issuance costs associated with long-term debt secured to finance the construction of the Company's original manufacturing facility and the second production line were capitalized and are being amortized using the effective interest method over the term of the related debt.

  Income Taxes:

         The Company uses SFAS 109, "Accounting for Income Taxes" to recognize deferred tax liabilities and assets for the difference between the financial statement carrying amounts and the tax basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  Earnings Per Share:

         The Company has adopted SFAS No. 128, "Earnings Per Share" issued in February 1997. This statement requires the disclosure of basic and diluted earnings per share and revises the method required to calculate these amounts. The adoption of this standard did not impact previously reported earnings per share amounts.

         Earnings per share is calculated by dividing net income by the weighted average number of shares of common stock outstanding during each period.

Reclassification:

         In 1997, the Company reclassified cash discounts previously reported within selling, general and administrative expense to net sales. Previous years financial statements have been restated to conform to 1997 presentation. Cash discounts were approximately, $1,917, $1,842, and $1,873 in 1997, 1996 and 1995,
respectively.

3.  Inventories

         Inventories consist of the following at December 31:

                                              1997               1996
                                         ------------       ------------


Raw materials........................    $      6,089       $     10,645
Finished goods.......................          10,704             11,588
                                         ------------    ---------------

                                         $     16,793       $     22,233
                                         ============       ============

         Had the Company used the first-in, first-out (FIFO) method to value inventories, the cost of inventories would have been $1,343 lower than the LIFO value at December 31, 1997 and $12 lower than the LIFO value at

December 31, 1996. During 1997, certain inventory quantities were reduced, resulting in liquidation of LIFO inventories, the effect of which increased net income by approximately $839.

4.  Property, Plant and Equipment

         Property, plant and equipment consists of the following at December 31:

                                                          1997          1996
                                                     ----------    -----------


Buildings.......................................      $  34,665      $  34,665
Land improvements...............................          3,097          3,097
 Machinery and equipment........................        164,893        161,723
Office equipment................................          3,725          3,436
                                                    -----------      ---------

                                                        206,380        202,921
Less accumulated depreciation and amortization..        (82,625)       (69,779)
                                                    -----------      ----------

                                                        123,755        133,142
Land............................................          1,032          1,032
                                                     ----------      ---------

                                                      $ 124,787      $ 134,174
                                                     ==========      =========

         Depreciation  expense was $12,846,  $12,715 and $13,651 in 1997,  1996, and 1995, respectively.

5.  Long-Term Debt

         Long-term debt consists of the following at December 31:


                                                                                       1997              1996
                                                                                 ----------------  -----------------

Industrial  revenue bonds for the second  production  line accruing  interest at
  .625% over the LIBOR rate,  as adjusted for periods  ranging from three months to one year,  as elected by the  Company.  The  interest  rate on the bonds at
  December  31, 1997 was 6.53%.  The bonds are  payable in 17 equal  semi-annual installments of $3,353 plus interest
  through March 2000............................................................$        18,235    $        24,941

West Virginia Economic  Development  Authority
  (WVEDA) loan accruing interest at 4%, payable in
  monthly installments of $2 including interest through January 2001............             67                 90

Capital lease obligations accruing interest at rates
  ranging from 10% to 13.8%, payable in monthly
  installments through January 2000.............................................            178                284
                                                                                -----------------  -----------------
                                                                                         18,480             25,315
Less current portion............................................................          6,835              6,828
                                                                                -----------------  -----------------
                                                                                         11,645    $        18,487
                                                                                =================  =================


         The industrial revenue bonds are collateralized by substantially all property, plant and equipment and are guaranteed by Nisshin. In addition, the industrial revenue bonds provide that dividends may not be declared or paid without the prior written consent of the lender. Such approval was obtained for the dividends paid in years 1997, 1996 and 1995.

         The annual maturities on all long-term debt for each of the five years ending December 31 are: $6,835 in 1998; $6,784 in 1999; $4,848 in 2000; $13 in
2001 and $0 in 2002.

6.  INCOME TAXES

         The provision for income taxes for the years ended December 31 consist of:


                                       1997               1996               1995
                                -----------------  -----------------  -----------------

Current:
  U.S. Federal................. $         7,771    $         7,366    $         5,838
  State........................             523                414                251
Deferred.......................           1,141              5,330              5,449
                                -----------------  -----------------  -----------------
                                $         9,435    $        13,110    $        11,538
                                =================  =================  =================


         Reconciliation of the federal statutory and effective tax rates for 1997, 1996 and 1995 are as follows:


                                                                      1997               1996               1995
                                                               -----------------  -----------------  -----------------


Federal statutory rate........................................          35.0%              35.0%              35.0%
State income taxes............................................           1.5                1.2                0.8
Other, net....................................................           0.5                1.6                3.2
                                                               -----------------  -----------------  -----------------
                                                                        37.0%              37.8%              39.0%
                                                               =================  =================  =================


         The deferred tax assets and liabilities recorded on the balance sheets as of December 31 are as follows:


                                                                                       1997               1996
                                                                                 -----------------  -----------------

Deferred tax assets:
  Accrued expenses.............................................................. $         1,120    $         1,376
  Other.........................................................................           1,222                961
                                                                                 -----------------  -----------------
                                                                                           2,342              2,337
                                                                                 -----------------  -----------------
Deferred tax liabilities:
  Depreciation and amortization.................................................          23,781             22,491
  Other.........................................................................           1,481              1,625
                                                                                 -----------------  -----------------
                                                                                          25,262             24,116
                                                                                 -----------------  -----------------
                                                                                 $        22,920    $        21,779
                                                                                 =================  =================

         The Company has available tax credit carryforwards of approximately $60,000 which may be used to offset up to 80% of future West Virginia state income tax liabilities through 2003. A valuation allowance for the entire amount of the credit has been recognized in the accompanying financial statements. Accordingly, as the credit is utilized, a benefit is recognized through a reduction of the current state income tax provision. Such benefit amounted to approximately $864 in 1997, $998 in 1996 and $640 in 1995.

7.  Employee Benefit Plans

  Retirement Plan:

         The Company has a noncontributory, defined contribution plan which covers eligible employees. The plan provides for Company contributions ranging from 2% to 6% of the participant's annual compensation based on their years of service. The Company's contribution to the plan was $415 in 1997, $336 in 1996 and $266 in 1995.

  Profit-Sharing Plan:

         The Company has a nonqualified profit-sharing plan for eligible employees, providing for cash distributions to the participants in years when income before income taxes is in excess of $500. These contributions are based on an escalating scale from 5% to 15% of income before income taxes. Profit-sharing expense was $4,644 in 1997, $6,505 in 1996 and $5,546 in 1995.

  Postretirement Benefits:

         In December 1996, the Company adopted a defined benefit postretirement plan which covers eligible employees. Generally, the plan calls for a stated percentage of medical expenses reduced by deductibles and other coverages. The plan is currently unfunded. The postretirement benefit expense was $68 for 1997 and 1996. Accrued postretirement benefits was approximately $144 and $68 at December 31, 1997 and 1996, respectively.

8.  Related Party Transactions

         The Company has an agreement with Wheeling-Pittsburgh under which the Company has agreed to purchase a specified portion of its required raw materials through the year 2013. The Company purchased $24,533, $161,380 and $187,548 of raw materials and processing services from Wheeling-Pittsburgh in 1997, 1996 and 1995, respectively. The amounts due Wheeling-Pittsburgh for such purchases are included in due to affiliates in the accompanying balance sheets.

         The Company sells products to Wheeling-Pittsburgh. Such sales totaled $6,408, $6,511, and $5,693 in 1997, 1996, and 1995, respectively, of which $880 and $901 remained unpaid at December 31, 1997 and 1996, respectively, and are included in trade accounts receivable in the accompanying balance sheets. The Company also sells product to Unimast, Inc., an affiliate of Wheeling-Pittsburgh. Such sales totaled $435, $1,537 and $1,389 in 1997, 1996 and 1995, respectively, of which $10 and $358 remained unpaid at December 31, 1997 and 1996, respectively, and were included in trade accounts receivable in the accompanying balance sheets.

9.  Legal Matters

         The Company is a party to a dispute for final settlement of charges related to the construction of its second production line. The Company had claims asserted against it in the amount of approximately $6,900 emerging from civil actions alleging delays on the project. In connection with the dispute, the Company filed a separate claim for alleged damages that it had sustained in the amount of approximately $400.

         The claims were litigated in the Court of Common Pleas of Allegheny County, Pennsylvania in a jury trial, which commenced on January 5, 1996. A verdict in the amount of $6,700 plus interest of $1,900 was entered against the Company on October 2, 1996. After the verdict, the plaintiffs requested the trial court to award counsel fees in the amount of $2,422 against the Company. The motions for counsel fees plus interest were granted by the court to the plaintiffs in June 1997.

         The Company filed appeals from the judgments to the Superior Court of Pennsylvania in 1997. Post- judgment interest will accrue during the appeal period. Additionally, the Company has posted a bond in the amount approximating $12,000 that will be held by the court pending the appeals. Although the Company has been advised by its Special Counsel that it has various legal bases for relief, litigation is subject to many uncertainties and, as such, the Company is presently unable to predict the outcome of its appeals. The Company has recorded a liability in the amount of $2,500 at December 31, 1997 related to these matters, which has been capitalized in property, plant and equipment as cost overruns in the accompanying 1997 balance sheet. If the Company is unsuccessful in these appeals, it is at least reasonably possible that the ultimate resolution of these matters may have a material effect on the Company's results of operations or cash flows in the year of final determination. Any portion of the ultimate resolution for interest, penalties and counsel fees will be charged to results of operations.

10.  Fair Value of Financial Investments

         The estimated fair values and the methods used to estimate those values are disclosed below:

  Investments:

         The fair values of commercial paper and certificates of deposit were $28,890 and $20,145 at December 31, 1997 and 1996, respectively. These amounts were determined based on the investment cost plus interest receivable at December 31, 1997 and 1996.

  Long-Term Debt:

         Based on borrowing rates currently available to the Company for bank loans with similar terms and maturities, fair value approximates the carrying value.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         The General Corporation Law of the State of Delaware (the "Delaware Law") permits indemnification of directors, employees and agents of corporations under certain conditions and subject to certain limitations. Pursuant to the Delaware Law, the Company has included in its Certificate of Incorporation and bylaws a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care to the fullest extent permitted by the Delaware Law and to provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law.

Item 21. Exhibits and Financial Statement Schedules.

  (a) The following is a complete list of Exhibits filed as a part of this Registration Statement, which are incorporated herein:

         **1 Purchase Agreement dated November 20, 1997, by and among the Company, and the Initial Purchasers.

         **3.1        Certificate of Incorporation of the Company.

         **3.2        By-laws of the Company.

         **3.3 Certificate of Incorporation of Wheeling-Pittsburgh Steel Corporation.

         **3.4        By-laws of Wheeling-Pittsburgh Steel Corporation.

         **3.5        Certificate   of   Incorporation   of   Consumers   Mining
                      Corporation.

         **3.6        By-laws of Consumers Mining Corporation.

         **3.7        Certificate of Incorporation of Wheeling-Empire Company.

         **3.8        By-laws of Wheeling-Empire Company.

         **3.9        Certificate of Incorporation of Mingo Oxygen Company.

         **3.10       By-laws of Mingo Oxygen Company.

         **3.11       Certificate  of   Incorporation   of   Pittsburgh-Canfield
                      Company.

         **3.12       By-laws of Pittsburgh-Canfield Company.

         **3.13 Certificate of Incorporation of Wheeling Construction Products, Inc.

         **3.14       By-laws of Wheeling Construction Products, Inc.

         **3.15       Certificate   of   Incorporation   of  WP  Steel   Venture
                      Corporation.

         **3.16       By-laws of WP Steel Venture Corporation.

         **3.17       Certificate of  Incorporation  of Champion Metal Products,
                      Inc.

         **3.18       By-laws of Champion Metal Products, Inc.

          **4.1 Indenture dated as of November 26, 1997, by and among the Company and Bank One, N.A.

          **4.2 Term Loan Agreement dated as of November 26, 1997, by and among the Company, various financial Institutions as Lenders, DLJ Capital Funding, Inc. as Syndication Agent and Citicorp USA, Inc. as Documentation Agent.

          **4.3 Amendment No. 1 to Term Loan Agreement dated as of December 31, 1997, between the Company, various financial Institutions as Lenders, DLJ Capital Funding, Inc. as Syndication

                      Agent and Citicorp USA, Inc. as Documentation Agent.

          **4.4       Keepwell  Agreement  dated  December 28, 1995, by WPSC and
                      WHX.

          **4.5 Amendment to Keepwell Agreement dated November 28, 1997 by WPSC, the Company, the Lenders, WHX and Citibank N.A.

          **4.6       Second  Amended  and  Restated   Credit   Agreement  dated
                      December 28, 1995 among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

          **4.7 Amendment No. 1 to the Second Amended and Restated Credit Agreement dated as of December 30, 1996, among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

          **4.8 Amendment No. 2 to the Second Amended and Restated Credit Agreement dated as of June 30, 1997, among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

          **4.9 Amendment No. 3 to the Second Amended and Restated Credit Agreement dated as of September 30, 1997, among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

          **4.10 Amendment No. 4 to the Second Amended and Restated Credit Agreement dated as of November 19, 1997, among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

          **4.11 Amendment No. 5 to the Second Amended and Restated Credit Agreement dated as of November 28, 1997, among WPSC, the Lenders party thereto and Citibank N.A., as Agent.

           **5        Opinion of Olshan Grundman Frome & Rosenzweig LLP.

           **8        Opinion  of  Olshan   Grundman   Frome  &  Rosenzweig  LLP
                      (included in Exhibit 5 to this Registration Statement).

          **10.1      Employment  Agreement  by and between the Company and John
                      R. Scheessele, dated February 7, 1997.

          **10.2      Employment  Agreement  by and between the Company and Paul
                      J. Mooney, dated October 17, 1997.

          **10.3      1991 Incentive and Nonqualified Stock Option Plan.

          **10.4 Pooling and Servicing Agreement dated as of August 1, 1994, among Wheeling-Pittsburgh Funding, Inc., WPSC and Bank One, Columbus, N.A.

         **10.5 Amended and Restated Shareholders Agreement dated as of November 12, 1995, between Nisshin Steel Co., Ltd. and Wheeling-Pittsburgh Steel Corporation.

         **10.6 Close Corporation and Shareholder's Agreement effective as of March 24, 1994, by and among Dong Yang Tinplate America Corp., the Company, Nittetsu Shoji America, Inc. and Ohio Coatings Company.

          **21.1      Subsidiaries of Registrant.

          *23.1       Consent by Price Waterhouse LLP.

          *23.2       Consent by Coopers & Lybrand L.L.P.

          **23.4      Consent  of  Olshan   Grundman   Frome  &  Rosenzweig  LLP
                      (included in Exhibit 5 to this Registration Statement).

          **25        Statement of eligibility of trustee.

          **99.1 Registration Rights Agreement dated November 26, 1997, by and among the Company and the Initial Purchasers.

         **99.3       Form  of  Letter  of   Transmittal   for   Tender  of  all
                      outstanding 9 1/4% Senior Notes Due 2007 in exchange for 9 1/4% Senior Exchange Notes Due 2007 of the Company.

         **99.4 Form of Tender for all outstanding 9 1/4% Senior Notes Due 2007 in exchange for 9 1/4% Senior Exchange Notes Due 2007 of the Company.

         **99.5 Form of Instruction to Registered Holder from Beneficial Owner of 9 1/4% Senior Notes due 2007 of the Company.

         **99.6 Form of Notice of Guaranteed Delivery for outstanding 9 1/4% Senior Notes Due 2007 in exchange for 9 1/4% Senior Exchange Notes Due 2007 of the Company.

-----------------------
*        Filed herewith.
**       Previously filed.

Item 22. Undertakings.

(a)      The undersigned registrants hereby undertake:

         (1) That prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) That every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 under the Securities Act, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, enforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceedings) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(e) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrants' annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Wheeling-Pittsburgh Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                   WHEELING-PITTSBURGH CORPORATION


                                   By:  /s/ John R. Scheessele
                                        -------------------------------------
                                        John R. Scheessele
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                                  Title                  Date
----------                                  -----                  ----

/s/ John R. Scheessele       President and Chief Executive         April 3, 1998
-------------------------    Officer (Principal Executive
John R. Scheessele           Officer)


/s/ Paul J. Mooney           Executive Vice President and Chief    April 3, 1998
-------------------------    Financial Officer (Principal
Paul J. Mooney               Financial Officer and Principal
                             Accounting Officer)

/s/ Ronald LaBow*            Director                              April 3, 1998
------------------------
Ronald LaBow

/s/ Robert A. Davidow*       Director                              April 3, 1998
------------------------
Robert A. Davidow

/s/ Marvin L. Olshan*        Director                              April 3, 1998
------------------------
Marvin L. Olshan






----------------------
*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Wheeling-Pittsburgh Steel Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                    WHEELING-PITTSBURGH STEEL CORPORATION


                                    By: /s/ John R. Scheessele
                                        -------------------------------------
                                        John R. Scheessele
                                        President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                                  Title                  Date

/s/ John R. Scheessele      President and Chief Executive          April 3, 1998
------------------------    Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney          Executive Vice President and Chief     April 3, 1998
------------------------    Financial Officer (Principal Financial
Paul J. Mooney              Officer and Principal Accounting
                            Officer)

------------------------    Director
Robert L. Dobson

/s/ Ronald LaBow*           Director                               April 3, 1998
------------------------
Ronald LaBow

------------------------   Director
Keith K. Kappmeyer


/s/ Stewart E. Tabin*     Director                                 April 3, 1998
------------------------
Stewart E. Tabin


/s/ Akimune Takewaka*     Director                                April 3, 1998
-----------------------
Akimune Takewaka


/s/ Neale X. Trangucci*  Director                                April 3, 1998
-----------------------
Neale X. Trangucci



----------------------
*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Consumers Mining Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                      CONSUMERS MINING CORPORATION


                                      By: /s/ John R. Scheessele
                                          -------------------------------------
                                          John R. Scheessele
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                  Title                                 Date
----------                  -----                                 ----


/s/ John R. Scheessele      President and Chief Executive         April 3, 1998
------------------------    Officer (Principal Executive
John R. Scheessele          Officer)

/s/ Paul J. Mooney          Executive Vice President and Chief    April 3, 1998
------------------------    Financial Officer (Principal
Paul J. Mooney              Financial Officer and Principal
                            Accounting Officer)


/s/ James E. Muldoon*       Director                             April 3, 1998
------------------------
James E. Muldoon



----------------------

*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Wheeling Empire Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                     WHEELING EMPIRE COMPANY


                                     By: /s/ John R. Scheessele
                                         -------------------------------------
                                         John R. Scheessele
                                         President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures                Title                                   Date
----------                -----                                   ----


/s/ John R. Scheessele    President and Chief Executive           April 3, 1998
----------------------    Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney       Executive Vice President and Chief       April 3, 1998
----------------------   Financial Officer (Principal Financial
Paul J. Mooney           Officer and Principal Accounting
                         Officer)


/s/ James E. Muldoon*    Director                                 April 3, 1998
----------------------
James E. Muldoon




----------------------

*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Mingo Oxygen Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                      MINGO OXYGEN COMPANY


                                      By: /s/ John R. Scheessele
                                          -------------------------------------
                                          John R. Scheessele
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures               Title                                     Date
----------               -----                                     ----


/s/ John R. Scheessele   President and Chief Executive             April 3, 1998
-----------------------  Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney       Executive Vice President and Chief        April 3, 1998
-----------------------  Financial Officer (Principal Financial
Paul J. Mooney           Officer and Principal Accounting
                         Officer)


/s/ James E. Muldoon*    Director                                  April 3, 1998
-----------------------
James E. Muldoon



/s/ Thomas A. Helinski*  Director                                  April 3, 1998
-----------------------
Thomas A. Helinski


/s/ John W. Testa*       Director                                  April 3, 1998
-----------------------
John W. Testa



----------------------
*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Pittsburgh-Canfield Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                       PITTSBURGH-CANFIELD COMPANY


                                       By: /s/ John R. Scheessele
                                           -----------------------------------
                                           John R. Scheessele
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures               Title                                     Date
----------               -----                                     ----


/s/ John R. Scheessele   President and Chief Executive             April 3, 1998
----------------------   Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney       Executive Vice President and Chief        April 3, 1998
---------------------    Financial Officer (Principal Financial
Paul J. Mooney           Officer and Principal Accounting
                         Officer)


/s/ James E. Muldoon*    Director                                  April 3, 1998
----------------------
James E. Muldoon


/s/ John W. Testa*       Director                                  April 3, 1998
----------------------
John W. Testa



----------------------

*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, Wheeling-Construction Products, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                      WHEELING-CONSTRUCTION PRODUCTS, INC.


                                      By: /s/ John R. Scheessele
                                          --------------------------
                                          John R. Scheessele
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                                  Title                  Date
----------                                  -----                  ----


/s/ John R. Scheessele    President and Chief Executive            April 3, 1998
-----------------------   Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney        Executive Vice President and Chief       April 3, 1998
-----------------------   Financial Officer (Principal Financial
Paul J. Mooney            Officer and Principal Accounting
                          Officer)


/s/ Tom Patrick*          Director                                 April 3, 1998
-----------------------
Tom Patrick




----------------------
*        By Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, WP Steel Venture Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.



                                      WP STEEL VENTURE CORPORATION


                                      By: /s/ John R. Scheessele
                                          -------------------------------------
                                          John R. Scheessele
                                          President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signatures               Title                                    Date
----------               -----                                    ----


/s/ John R. Scheessele   President and Chief Executive            April 3, 1998
-----------------------  Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney       Executive Vice President and Chief       April 3, 1998
-----------------------  Financial Officer (Principal Financial
Paul J. Mooney           Officer and Principal Accounting
                         Officer)

/s/ James E. Muldoon*    Director                                 April 3, 1998
----------------------
James E. Muldoon




----------------------
*        By Power of Attorney

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, Champion Metal Products, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia on April 3, 1998.


                                       CHAMPION METAL PRODUCTS, INC.


                                       By: /s/ John R. Scheessele
                                           -------------------------------------
                                           John R. Scheessele
                                           President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


Signatures                Title                                   Date
----------                -----                                   ----


/s/ John R. Scheessele    President and Chief Executive           April 3, 1998
-----------------------   Officer (Principal Executive Officer)
John R. Scheessele

/s/ Paul J. Mooney        Executive Vice President and Chief      April 3, 1998
----------------------    Financial Officer (Principal Financial
Paul J. Mooney            Officer and Principal Accounting
                          Officer)


/s/ Tom Patrick*          Director                                April 3, 1998
----------------------
Tom Patrick